Filed pursuant to Rule 424(b)(4)
Registration No. 333-251491

Prospectus

11,600,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 2,400,000 Shares of Common Stock

Common Warrants to Purchase 14,000,000 Shares of Common Stock

Placement Agent Warrants to Purchase 700,000 Shares of Common Stock

We are offering in a best-efforts offering 11,600,000 shares of our common stock, par value $0.0001 per share, and accompanying common warrants to purchase 14,000,000 shares of our common stock, at a combined purchase price of $1.00 per share of common stock and accompanying common warrant. The accompanying common warrants will be immediately exercisable and will expire five years from the date of issuance. Each common warrant has an exercise price of $1.00 per share of common stock.

We are also offering 2,400,000 pre-funded warrants to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of common stock and will be accompanied by a common warrant to purchase one share of common stock. The purchase price of each pre-funded warrant will be equal to the price at which a share of common stock is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

The shares of common stock, or pre-funded warrants, if applicable, and the common warrants can only be purchased together in this offering but will be issued separately and each security will be immediately separable upon issuance.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. The offering of the securities will terminate on the first date that we enter into securities purchase agreements to sell the securities offered hereby.

Our common stock is listed on The Nasdaq Capital Market under the symbol “HSTO”. On December 30, 2020, the closing price as reported on The Nasdaq Capital Market was $1.04 per share. There is no established public trading market for the pre-funded warrants, the common warrants or the placement agent’s warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to list the pre-funded warrants, the common warrants or the placement agent’s warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

Investing in our securities involves a high degree of risk.

See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total

Public offering price	$1.0000	$0.9999	$13,999,760

Placement agent fees (1)	$0.0700	$0.0700	$980,000

Proceeds to us, before expenses (2)	$0.9300	$0.9298	$13,019,760

1.

We have agreed to reimburse H.C. Wainwright & Co., LLC (the “Placement Agent”) for certain of its offering-related expenses. In addition, we have agreed to issue to the Placement Agent warrants to purchase up to a number of shares of our common stock equal to 5.0% of the aggregate number of shares of common stock and pre-funded warrants sold in this offering at an exercise price equal to 125% of the public offering price of the shares common stock. See “Plan of Distribution” for additional information and a description of the compensation payable to the Placement Agent.

2.	We estimate the total expenses of this offering payable by us, excluding the placement agent fee, will be approximately $300,000.

Delivery of the shares of common stock, the pre-funded warrants, if any, and the common warrants is expected to be made on or about January 5, 2021, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is December 30, 2020.

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained these statistical, market, and other industry data and forecasts from publicly available information.

This prospectus contains references to our trademarks and to trademarks and trade names belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless the context requires otherwise, references in this prospectus to “Histogen,” “we,” “us”, “our”, the “Registrant” and the “Company” refer Histogen Inc., together with its wholly-owned subsidiaries.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” beginning on page 9 and our historical and pro forma financial statements and notes thereto that appear elsewhere in this prospectus.

Overview

Histogen is a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function.

Histogen’s technology is based on the discovery that growing fibroblast cells under simulated embryonic conditions induces them to become multipotent with stem cell like properties. The environment created by Histogen’s proprietary process mimics the conditions within the womb—very low oxygen and suspension. When cultured under these conditions, the fibroblast cells generate biological materials, growth factors and proteins, that have the potential to stimulate a person’s own stem cells to activate and replace/regenerate damaged cells and tissue. Histogen’s proprietary, reproducible manufacturing process provides targeted solutions that harness the body’s inherent regenerative power across a broad range of therapeutic indications including hair growth, joint cartilage regeneration, spinal disc repair and dermal rejuvenation.

Histogen’s reproducible manufacturing process yields multiple biologic products from a single bioreactor, including cell conditioned medium (CCM), human extracellular matrix (hECM) and hair stimulating complex (HSC), creating a spectrum of products for a variety of markets from one core technology.

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Human Multipotent Cell Conditioned Media, or CCM: A soluble multipotent CCM that is the starting material for products for skin care and other applications. The liquid complex produced through Histogen’s manufacturing process contains soluble biologicals with a diverse range of embryonic-like proteins. Because the cells produce and secrete these factors while developing the extracellular matrix, or ECM, these proteins are naturally infused into the liquid media in a stabilized form. The CCM contains a diverse mixture of cell-signaling materials, including human growth factors such as Keratinocyte Growth Factor, soluble human ECM proteins such as collagen, and vital proteins which support the epidermal stem cells that renew skin throughout life.

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Human Extracellular Matrix, or hECM: An insoluble hECM for applications such as orthopedics and soft tissue augmentation, which can be fabricated into a variety of structural or functional forms for tissue engineering and clinical applications. The hECM produced through Histogen’s proprietary process is a novel, all-human, naturally secreted material. It is most similar to early embryonic structural tissue which provides the framework and signals necessary for cell in-growth and tissue development. By producing similar ECM materials to those that aided in the original formation of these tissues in the embryo, regenerative cells are supported in vitro and have shown potential as therapeutics in vivo.

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Hair Stimulating Complex, or HSC: A soluble biologic comprised of growth factors involved in the signaling of cells in the body, particularly those factors known to be important in hair formation and the stimulation of resting hair follicles.

Histogen currently has two product candidates in development intended to address what it believes to be underserved, multibillion-dollar global markets, and Histogen has an asset previously developed by Conatus Pharmaceuticals Inc. (“Conatus”) that it retained development and commercialization rights to, emricasan, which it is jointly developing with its partner, Amerimmune LLC (“Amerimmune”):

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HST-001 is a hair stimulating complex, or HSC, intended to be a physician-administered therapeutic for alopecia (hair loss). HST-001 is minimally-invasive and has been shown in early studies to stimulate resting hair follicles to produce new cosmetically-relevant hair. In May of 2020, Histogen initiated its Phase 1b/2a clinical trial of HST-001, designed to assess the safety, tolerability and indicators of efficacy of HST-001 for the treatment of androgenic alopecia in men. In December of 2020, Histogen announced preliminary week 18 results for the primary efficacy endpoint which supported that patients treated with HST-001 demonstrated separation from placebo patients for absolute change from baseline in total hairs (terminal and vellus) in the target area (TAHC) in the vertex as measured by Canfield’s Hairmetrix macrophotography system, though these preliminary data have not indicated statistical significance. HST-001 was also shown to be safe and well tolerated at week 18 as compared to placebo with no reports of serious adverse events. Histogen anticipates completing the study and reporting the final results from the week 26 assessments, along with its plans for further clinical development of HST-001, in early first quarter of 2021.

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HST-003 is a human extracellular matrix, or hECM, intended for regenerating hyaline cartilage for the treatment of articular cartilage defects in the knee, with a novel malleable scaffold that stimulates the body’s own stem cells. In September 2020, we were awarded a $2.0 million grant by the Peer Reviewed Orthopedic Research Program (PRORP) of the U.S. Department of Defense (“DoD”) to partially fund a Phase 1/2 clinical trial of HST-003 for regeneration of cartilage in the knee. In December of 2020, Histogen filed an investigational new drug application (“IND”) for the initiation of a Phase 1/2 clinical trial to evaluate the safety and efficacy of for HST-003 and expects to initiate a Phase 1 trial in the first quarter of 2021. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702, is the awarding and administering acquisition office. The views expressed in this filing are those of Histogen and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

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Emricasan is an orally active, pan-caspase inhibitor being jointly developed with Histogen’s partner Amerimmune for the potential treatment of COVID-19. On October 26, 2020, Histogen entered into a Collaborative Development and Commercialization Agreement with Amerimmune, pursuant to which Amerimmune, at its expense and in collaboration with us, shall use commercially reasonable efforts to lead the development activities for emricasan. Histogen has filed and received permission for an IND from the FDA to initiate a Phase 1 study of emricasan in mild COVID-19 patients to assess safety and tolerability. Histogen, along with its partner Amerimmune, anticipate initiating a Phase 1 study in the first quarter of 2021.

Additionally, Histogen has two pre-clinical programs, HST-004, which is a CCM scaffold intended to be administered through an interdiscal injection for spinal disc repair and HST-002, which is a human-derived collagen and extracellular matrix dermal filler intended to be injected into the dermis for the treatment of facial folds and wrinkles. Early preclinical research has shown that HST-004 stimulates stem cells from spinal disc to proliferate and secrete aggrecan and collagen II. HST-004 was shown to reduce inflammation and protease activity and upregulate aggrecan production in an ex vivo spinal disc model. HST 002, our hECM filler, provides the natural proteins found in young, healthy skin all-human and naturally produced collagen with dermal matrix proteins.

Based upon the FDA’s recent communications that HST-002 will be regulated as a drug-biologicdevice combination product, we are evaluating the impact to our clinical timeline and expect to provide an update in the first quarter of 2021.

Histogen has also developed a non-prescription topical skin care ingredient utilizing CCM that harnesses the power of growth factors and other cell signaling molecules to support our epidermal stem cells, which renew skin throughout life. The CCM ingredient for skin care currently generates product revenue from Allergan Sales LLC (“Allergan”), who formulates the ingredient into their skin care product lines in spas and professional offices.

Merger

On January 28, 2020, the Company, then operating as Conatus, entered into an Agreement and Plan of Merger and Reorganization, as amended (the “Merger Agreement”), with privately-held Histogen Inc. (“Private Histogen”) and Chinook Merger Sub, Inc., a wholly-owned subsidiary of Conatus (“Merger Sub”). Under the Merger Agreement, Merger Sub merged with and into Private Histogen, with Private Histogen surviving as a wholly-owned subsidiary of the Company (the “Merger”). On May 26, 2020, the Merger was completed. Conatus changed its name to Histogen Inc., and Private Histogen, which remains as a wholly-owned subsidiary of the Company, changed its name to Histogen Therapeutics Inc. On May 27, 2020, the combined Company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “HSTO”.

Pursuant to the terms of the Merger Agreement, each outstanding share of Private Histogen common stock outstanding immediately prior to the closing of the Merger was converted into approximately 0.14342 shares of Company common stock (the “Exchange Ratio”), after taking into account the Reverse Stock Split, as defined below. Immediately prior to the closing of the Merger, all shares of Private Histogen preferred stock then outstanding were exchanged into shares of common stock of Private Histogen. In addition, all outstanding options exercisable for common stock of Private Histogen and warrants exercisable for common stock of Private Histogen became options and warrants exercisable for the same number of shares of common stock of the Company multiplied by the Exchange Ratio. Immediately following the Merger, stockholders of Private Histogen owned approximately 71.3% of the outstanding common stock of the combined company.

On May 26, 2020, in connection with, and prior to the completion of, the Merger, the Company effected a one-for-ten reverse stock split of its then outstanding common stock (the “Reverse Stock Split”). The par value and the authorized shares of the common stock were not adjusted as a result of the Reverse Stock Split. All of the Company’s issued and outstanding common stock have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. All issued and outstanding Private Histogen common stock, convertible preferred stock, options and warrants prior to the effective date of the Merger have been retroactively adjusted to reflect the Exchange Ratio for all periods presented.

Risks Associated with Our Business and this Offering

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section of this prospectus entitled “Risk Factors”. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

•	We are a clinical-stage company, have a very limited operating history, are not currently profitable, do not expect to become profitable in the near future and may never become profitable;

•	We are dependent on the success of one or more of our current product candidates and we cannot be certain that any of them will receive regulatory approval or be commercialized;

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Our financial statements include an explanatory paragraph that expresses substantial doubt on our ability to continue as a going concern, and we must raise additional funds to finance our operations to remain a going concern; and

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Given our lack of current cash flow, we will need to raise additional capital; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business.

Risks associated with this offering include:

•	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

•	You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering and may experience additional dilution in the future.

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Even if this offering is successful, we will need additional funding to continue our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce, or eliminate our preclinical studies and clinical trials, engage in one or more potential transactions, or cease our operations entirely.

•	There is no public market for the warrants or pre-funded warrants being offered by us in this offering.

•	The warrants and pre-funded warrants are speculative in nature.

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Holders of the warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the warrants.

•	This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

License Agreement

Allergan License and Supply Agreements

In July 2017, the Company and Allergan entered into a letter agreement to transfer Suneva Medical, Inc.’s Amended and Restated License and Supply Agreements (collectively the “Allergan Agreements”) to Allergan, which grants exclusive rights to commercialize our CCM skin care ingredient worldwide, excluding South Korea, China and India, in exchange for royalty payments to us based on Allergan’s sales of product including the licensed ingredient. Through September 30, 2020, we entered into several amendments to the Allergan Agreements to, among other things, expand Allergan’s license rights, identify exclusive and non-exclusive fields of use and clarify responsibilities with response to regulatory filings. For these amendments to the License Agreements, we have received cash payments of $19.5 million through September 30, 2020. The Allergan Agreements also include a potential future milestone payment of $5.5 million if Allergan’s net sales of products containing our CCM skin care ingredient exceeds $60 million in any calendar year through December 31, 2027.

From time to time, we may improve our CCM skin care ingredient, and to the extent that these are within the field of use in the Allergan Agreements, we will provide the improvements to Allergan. The remaining performance obligations related to the Allergan Agreements from 2017 were our obligations to supply CCM and provide potential future improvements to Allergan, for which our obligation to supply CCM was satisfied during the fourth quarter of 2019.

On January 17, 2020, we and Allergan amended the Allergan Agreements, further clarifying the fields of use, the product definition and rights to certain improvements, as well as us agreeing to supply additional CCM and provide further technical assistance to Allergan (the cost of which shall be reimbursed to us), for a one-time payment of $1.0 million to us.

Allergan may terminate the agreement for convenience upon one business days’ notice to us. Under the Amended and Restated License Agreement, as amended, Allergan will indemnify us for third party claims arising from Allergan’s breach of the agreement, negligence or willful misconduct, or the exploitation of products by Allergan or its sublicensees. We will indemnify Allergan for third party claims arising from our breach of the agreement, negligence or willful misconduct, or the exploitation of products by us prior to the effective date.

Corporate History and Reorganization

We were incorporated under the laws of Delaware under the name Conatus Pharmaceuticals, Inc. as a private company in July 2005. We completed our initial public offering in July 2013. In May 2020, we acquired Histogen Therapeutics, Inc. (formerly known as Histogen, Inc.) through its merger with a wholly owned subsidiary of ours, with Histogen Therapeutics surviving as our wholly-owned subsidiary. As part of that transaction, Conatus Pharmaceuticals, Inc. changed its name to Histogen Inc. Our principal executive offices are located at 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121 and our telephone number is (858) 526-3100. Our website is www.histogen.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

The Offering

Common stock offered by us	11,600,000 shares.

Pre-funded warrants offered by us	We are also offering 2,400,000 pre-funded warrants to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is being sold with one common warrant to purchase one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrant (as described below) will be equal to the price at which a share of common stock and accompanying common warrant is being sold to the public in this offering, minus $0.0001.

The pre-funded warrants and common warrants will be issued separately. The exercise price of each pre-funded warrant will equal $0.0001 per share. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise.

This prospectus also relates to the offering of the shares of our common stock issuable upon exercise of the pre-funded warrants.

Common warrants offered by us

Common warrants to purchase up to 14,000,000 shares of common stock, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price per share of common stock equal to $1.00, or 100% of the combined public offering price per share of common stock and accompanying common warrant, or pre-funded warrant and accompanying common warrant, in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Common stock outstanding after this offering	29,030,757 shares(1) (assuming the October 2020 issuance of 20,000 shares and the November 2020 offering of 2,522,784 shares of our common stock and we sell only shares of common stock and pre-funded warrants and assuming no exercise of the common warrants from this offering).

Use of proceeds	The net proceeds from our sale of shares of our common stock and accompanying common warrants and pre-funded warrants and accompanying common warrants in this offering will be approximately $12.4 million. This is based on a public offering price of $1.00 per share and accompanying warrant, after deducting the estimated Placement Agent fees and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including, but are not limited to, the funding of clinical development of and pursuing regulatory approval for our product candidates, and general and administrative expenses. Our management will retain broad discretion over the allocation of the net proceeds from the sale of the securities.

Dividend policy	We have never paid cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

Nasdaq listing and symbol	Our common stock is quoted on The Nasdaq Capital Market under the symbol “HSTO”. There is no established trading market for the common warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the common warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants or pre-funded warrants will be extremely limited.

(1)	The above discussion and table are based on 12,487,973 shares outstanding as of September 30, 2020. The discussion and table do not include, as of that date:

•	4,929 shares of common stock issuable upon the exercise of a warrants outstanding as of September 30, 2020 at a weighted average exercise price of $37.07 per share;

•	1,499,123 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020 at a weighted average exercise price of $5.92 per share;

•	725,881 shares of common stock reserved for future issuance Histogen Inc. 2020 Incentive Award Plan, and any future automatic increase in shares reserved for issuance under such plan; and

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2,018,227 shares of our common stock issuable upon exercise of warrants issued subsequent to September 30, 2020 in a concurrent private placement offering, with H.C. Wainwright & Co., LLC acting as placement agent at a weighted average exercise price of $1.73.

Except as otherwise indicated herein, all information in this prospectus assumes no additional sale of pre-funded warrants, no exercise of options issued under our equity incentive plan, warrants described above, or warrants being issued in this offering, including the Placement Agent Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds”. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering and may experience additional dilution in the future.

The combined public offering price per share of common stock and related warrant, and the combined public offering price of each pre-funded warrant and related warrant, will be substantially higher than the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming no exercise of the warrants being offered in this offering and after deducting the Placement Agent fees and expenses and estimated offering expenses payable by us, you will incur immediate dilution of approximately $0.22 per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

Even if this offering is successful, we will need additional funding to continue our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce, or eliminate our preclinical studies and clinical trials, engage in one or more potential transactions, or cease our operations entirely.

Even if this offering is successful, we will need to secure additional resources to support our continued operations, including resources needed to complete our preclinical studies and clinical trials of our product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale, plus resources for engaging in potential business development activities. If we are unable to raise additional capital, we may seek to engage in one or more potential transactions, such as the sale of our company, a strategic partnership with one or more parties or the licensing, sale or divestiture of some of our assets or proprietary technologies, or we may be forced to cease our operation entirely. There can be no assurance that we will be able to enter into such a transaction or transactions on a timely basis or on terms that are favorable to us. If we are unable to raise capital when needed or on attractive terms, or should we engage in one or more potential strategic transactions, we could be forced to delay, reduce, or eliminate our preclinical studies and clinical trials or any future commercialization efforts. If we determine to change our business strategy or to seek to engage in a strategic transaction, our future business, prospects, financial position and operating results could be significantly different than those in historical periods or projected by our management. Because of the significant uncertainty regarding these events, we are not able to accurately predict the impact of any potential changes in our existing business strategy.

There is no public market for the warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the warrants and pre-funded warrants will be limited.

The warrants and pre-funded warrants are speculative in nature.

The warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $1.00 per share of common stock, and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of warrants to exercise the warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.

Holders of the warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the warrants.

Until holders of the warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the warrants. Upon exercise of the warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities.

There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum number of securities or amount of proceeds required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Risks Related to Our Business

We are a clinical-stage company, have a very limited operating history, are not currently profitable, do not expect to become profitable in the near future and may never become profitable.

We are a clinical-stage biopharmaceutical company. In May 2020, we completed the business combination between Conatus Pharmaceuticals Inc., a Delaware corporation (“Conatus”) and Histogen, Inc., a Delaware corporation (“Histogen Subsidiary”), in accordance with the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, pursuant to which a subsidiary of Conatus merged with and into the Histogen Subsidiary, with the Histogen Subsidiary continuing as a wholly-owned subsidiary of Conatus and the surviving corporation of the merger (the “Merger”). On May 26, 2020, the Merger was completed, and we changed our name from Conatus Pharmaceuticals Inc. to Histogen Inc., and Histogen, Inc. changed its name to Histogen Therapeutics Inc. Following the Merger, we are focused primarily on the development of patented, innovative technologies that replace and regenerate tissues in the body for aesthetic and therapeutic markets.

We have two product candidates currently in development, HST-001 and HST-003. In December 2020, we announced that while patients treated with HST-001 demonstrated separation from placebo patients for absolute change from baseline in total hairs (terminal and vellus) in the target area (TAHC) in the vertex as measured by Canfield’s Hairmetrix macrophotography system, preliminary week 18 results showed that HST-001 did not achieve statistical significance at the week 18 primary endpoint assessment. In addition to HST-001 and HST-003, we have an asset previously developed by Conatus that we retained development and commercialization rights to, emricasan, which we are jointly developing with our partner, Amerimmune and we have two pre-clinical programs, HST-004 and HST-002. None of these product candidates have been approved for marketing or are being marketed or commercialized. In addition, we have developed a non-prescription topical skin care ingredient utilizing human multipotent cell conditioned media (CCM) that harnesses the power of growth factors and other cell signaling molecules to support our epidermal stem cells, which is utilized by Allergan Sales LLC (“Allergan”) in formulating certain of their skin care product lines in spa and professional offices.

As a result, while the CCM ingredient for skin care currently generates some product revenue, we have limited historical operations upon which to evaluate our business and prospects and have not yet demonstrated an ability to obtain marketing approval for any of our product candidates or successfully overcome the risks and uncertainties frequently encountered by companies in the biopharmaceutical industry. We also have generated limited revenues from licensing agreements or product sales to date, and continue to incur significant research and development and other expenses. As a result, we have not been profitable and have incurred significant operating losses in every reporting period since our inception, except for the year ended December 31, 2017. For the nine months ended September 30, 2020 and for the years ended December 31, 2019 and 2018, we reported net losses of $15.3 million, $3.0 million and $6.2 million, respectively, and had an accumulated deficit of $59.2 million as of September 30, 2020.

For the foreseeable future, we expect to continue to incur losses, which will increase significantly from historical levels as we expand our drug development activities, seek regulatory approvals for our product candidates and begin to commercialize them if they are approved by the U.S. Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”) or comparable foreign authorities. Even if we succeed in developing and commercializing one or more product candidates, we may never become profitable.

We are dependent on the success of one or more of our current product candidates and we cannot be certain that any of them will receive regulatory approval or be commercialized.

We have spent significant time, money and effort on the development of our core assets, HST-001 and HST-003, and our pre-clinical assets, HST-004 and HST-002. In addition, Conatus previously spent significant time, money and effort on the licensing and development of emricasan. To date, no pivotal clinical trials designed to provide clinically and statistically significant proof of efficacy, or to provide sufficient evidence of safety to justify approval, have been completed with any of our product candidates. All of our product candidates will require additional development, including clinical trials as well as further preclinical studies to evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation, and regulatory clearances before they can be commercialized. Positive results obtained during early development do not necessarily mean later development will succeed or that regulatory clearances will be obtained. Our drug development efforts may not lead to commercial drugs, either because our product candidates fail to be safe and effective or because we have inadequate financial or other resources to advance our product candidates through the clinical development and approval processes. If any of our product candidates fail to demonstrate safety or efficacy at any time or during any phase of development, we would experience potentially significant delays in, or be required to abandon, development of the product candidate.

We do not anticipate that any of our current product candidates will be eligible to receive regulatory approval from the FDA, the EMA or comparable foreign authorities and begin commercialization for a number of years, if ever. Even if we ultimately receive regulatory approval for any of these product candidates, we or our current or potential future partners, if any, may be unable to commercialize them successfully for a variety of reasons. These include, for example, the availability of alternative treatments, lack of cost-effectiveness, the cost of manufacturing the product on a commercial scale and competition with other drugs. The success of our product candidates may also be limited by the prevalence and severity of any adverse side effects. If we fail to commercialize one or more of our current product candidates, we may be unable to generate sufficient revenues to attain or maintain profitability, and our financial condition and stock price may decline.

Clinical drug development involves uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials relating to our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials. We cannot be certain that any of our current or future clinical trials will be successful. Failure in one indication may have negative consequences for the development of our product candidates for other indications. Any such failure may harm our business, prospects and financial condition.

For instance, we recently announced that we entered into a Collaborative Development and Commercialization Agreement with Amerimmune under which Amerimmune and Histogen intend to collaborate to undertake a clinical development program using emricasan to determine if emricasan is safe and efficacious in treating COVID-19. Emricasan will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we or Amerimmune can generate any revenues from product sales.

If further clinical development of emricasan is resumed, there is no guarantee that future clinical trials will be completed on time or at all or that any future clinical trials will commence on time or at all, and the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of its clinical trials. Even if such regulatory authorities agree with the design and implementation of clinical trials conducted by us or our partner, we cannot guarantee you that such regulatory authorities will not change their requirements in the future. In addition, even if future clinical trials are successfully completed, we cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as we do, and more trials would likely be required before we or our partner submit emricasan for approval. To the extent that the results of the clinical trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of emricasan may be significantly delayed, or we or our partner may be required to expend significant additional resources, which may not be available to us or our partner, to conduct additional trials in support of potential approval of emricasan.

If development of our product candidates does not produce favorable results, we and our licensees, may be unable to commercialize these products.

To receive regulatory approval for the commercialization of our core assets, HST-001 and HST-003, our emricasan asset being developed in collaboration with Amerimmune, and our pre-clinical assets, HST-004 and HST-002, or any other product candidates that we may develop, adequate and well-controlled clinical trials must be conducted to demonstrate safety and efficacy in humans to the satisfaction of the FDA, the EMA and comparable foreign authorities. In order to support marketing approval, these agencies typically require successful results in one or more Phase 3 clinical trials, which our current product candidates have not yet reached and may never reach. The development process is expensive, can take many years and has an uncertain outcome. Failure can occur at any stage of the process. We may experience numerous unforeseen events during, or as a result of, the development process that could delay or prevent commercialization of our current or future product candidates, including the following:

•	clinical trials may produce negative or inconclusive results;

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preclinical studies conducted with product candidates during clinical development to, among other things, evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation may produce unfavorable results;

•	patient recruitment and enrollment in clinical trials may be slower than we anticipate;

•	costs of development may be greater than we anticipate;

•	our product candidates may cause undesirable side effects that delay or preclude regulatory approval or limit their commercial use or market acceptance, if approved;

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licensees who may be responsible for the development of our product candidates may not devote sufficient resources to these clinical trials or other preclinical studies of these candidates or conduct them in a timely manner; or

•	we may face delays in obtaining regulatory approvals to commence one or more clinical trials.

Success in early development does not mean that later development will be successful because, for example, product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy despite having progressed through initial clinical trials.

In the future, we or our licensees will be responsible for establishing the targeted endpoints and goals for development of our product candidates. These targeted endpoints and goals may be inadequate to demonstrate the safety and efficacy levels required for regulatory approvals. Even if we believe data collected during the development of our product candidates are promising, such data may not be sufficient to support marketing approval by the FDA, the EMA or comparable foreign authorities. Further, data generated during development can be interpreted in different ways, and the FDA, the EMA or comparable foreign authorities may interpret such data in different ways than us or our licensees. Our failure to adequately demonstrate the safety and efficacy of our product candidates would prevent our receipt of regulatory approval, and ultimately the potential commercialization of these product candidates.

Since we do not currently possess the resources necessary to independently develop and commercialize our product candidates or any other product candidates that we may develop, we may seek to enter into license agreements to assist in the development and potential future commercialization of some or all of these assets as a component of our strategic plan. However, our discussions with potential licensees may not lead to the establishment of a license agreement on acceptable terms, if at all, or it may take longer than expected to establish new licensing agreements, leading to development and potential commercialization delays, which would adversely affect our business, financial condition and results of operations.

We expect to continue to incur significant research and development expenses, which may make it difficult for us to attain profitability.

We expect to expend substantial funds in research and development, including preclinical studies and clinical trials of our product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale. We also may need additional funding to develop or acquire complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, our planned increases in staffing will dramatically increase our costs in the near and long-term.

However, our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Due to our limited financial and managerial resources, we must focus on a limited number of research programs and product candidates and on specific indications. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Because the successful development of our product candidates is uncertain, we are unable to precisely estimate the actual funds we will require to develop and potentially commercialize them. In addition, we may not be able to generate sufficient revenue, even if we are able to commercialize any of our product candidates, to become profitable.

Our financial statements include an explanatory paragraph that expresses substantial doubt on our ability to continue as a going concern, and we must raise additional funds to finance our operations to remain a going concern.

Based on our cash balances, recurring losses since inception, except for year ended December 31, 2017, and inadequacy of existing capital resources to fund planned operations for a twelve-month period, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2019 and 2018 expressing substantial doubt about our ability to continue as a going concern. We will, during 2020 and into the future, require significant additional funding to continue operations. If we are unable to raise additional funds when needed, we will not be able to continue development of our product candidates, or we will be required to delay, scale back or eliminate some or all of our development programs or cease operations. We have a purchase agreement in place with Lincoln Park to sell up to $10.0 million worth of shares of our common stock, from time to time, to Lincoln Park, and as of September 30, 2020, have sold approximately $1.5 million worth of shares of our common stock to Lincoln Park. In November 2020, we sold 2,522,784 shares of our common stock and issued warrants to purchase 1,892,088 shares of our common stock in a registered direct offering. Any sales under the Lincoln Park arrangement, and any additional equity or debt financing that we are able to obtain may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants or unfavorable terms. If we raise funds through licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Moreover, if we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Given our lack of current cash flow, we will need to raise additional capital; however, it may be unavailable to us or, even if capital is obtained, may cause dilution or place significant restrictions on our ability to operate our business.

Since we will be unable to generate sufficient, if any, cash flow to fund our operations for the foreseeable future, we will need to seek additional equity or debt financing to provide the capital required to maintain or expand our operations.

There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, we may be required to delay, limit or eliminate the development of business opportunities and our ability to achieve our business objectives, our competitiveness, and our business, financial condition and results of operations may be materially adversely affected. In addition, we may be required to grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Our inability to fund our business could lead to the loss of your investment.

Our future capital requirements will depend on many factors, including, but not limited to:

•	the scope, rate of progress, results and cost of our clinical trials, preclinical studies and other related activities;

•	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such arrangements;

•	the timing of, and the costs involved in, obtaining regulatory approvals for any of our current or future product candidates;

•	the number and characteristics of the product candidates we seek to develop or commercialize;

•	the cost of manufacturing clinical supplies, and establishing commercial supplies, of our product candidates;

•	the cost of commercialization activities if any of our current or future product candidates are approved for sale, including marketing, sales and distribution costs;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing possible patent claims, including litigation costs and the outcome of any such litigation; and

•	the impact of any natural disasters or public health crises, such as the COVID-19 pandemic.

If we raise additional capital by issuing common stock under the Lincoln Park arrangement, or any other equity securities or securities convertible into equity, the percentage ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. Given our need for cash and that equity issuances are the most common type of fundraising for similarly situated companies, the risk of dilution is particularly significant for our stockholders.

Further, SEC regulations limit the amount of funds we can raise during any 12-month period pursuant to our shelf registration statement on Form S-3. We are currently subject to General Instruction I.B.6 to Form S-3, or the Baby Shelf Rule, and the amount of funds we can raise through primary public offerings of securities in any 12-month period using our registration statement on Form S-3 is limited to one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates. We are currently limited by the Baby Shelf Rule as of the filing of this Quarterly Report on Form 10-Q, until such time as our public float exceeds $75 million. If we are required to file a new registration statement on another form, we may incur additional costs and be subject to delays due to review by SEC staff.

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval or commercialization or have other significant adverse implications on our business, financial condition and results of operations.

Undesirable side effects observed in clinical trials or in supportive preclinical studies with our product candidates could interrupt, delay or halt their development and could result in the denial of regulatory approval by the FDA, the EMA or comparable foreign authorities for any or all targeted indications or adversely affect the marketability of any such product candidates that receive regulatory approval. In turn, this could eliminate or limit our ability to commercialize our product candidates.

Our product candidates may exhibit adverse effects in preclinical toxicology studies and adverse interactions with other drugs. There are also risks associated with additional requirements the FDA, the EMA or comparable foreign authorities may impose for marketing approval with regard to a particular disease.

Our product candidates may require a risk management program that could include patient and healthcare provider education, usage guidelines, appropriate promotional activities, a post-marketing observational study, and ongoing safety and reporting mechanisms, among other requirements. Prescribing could be limited to physician specialists or physicians trained in the use of the drug, or could be limited to a more restricted patient population. Any risk management program required for approval of our product candidates could potentially have an adverse effect on our business, financial condition and results of operations.

Undesirable side effects involving our product candidates may have other significant adverse implications on our business, financial condition and results of operations. For example:

•	we may be unable to obtain additional financing on acceptable terms, if at all;

•	our licensees may terminate any license agreements covering these product candidates;

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if any license agreements are terminated, we may determine not to further develop the affected product candidates due to resource constraints and may not be able to establish additional license agreements for their further development on acceptable terms, if at all;

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if we were to later continue the development of these product candidates and receive regulatory approval, earlier findings may significantly limit their marketability and thus significantly lower our potential future revenues from their commercialization;

•	we may be subject to product liability or stockholder litigation; and

•	we may be unable to attract and retain key employees.

In addition, if any of our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product:

•	regulatory authorities may withdraw their approval of the product, or us or our partners may decide to cease marketing and sale of the product voluntarily;

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we may be required to change the way the product is administered, conduct additional clinical trials or preclinical studies regarding the product, change the labeling of the product, or change the product’s manufacturing facilities; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product and could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant revenues from the sale of the product.

Our efforts to discover product candidates beyond our current product candidates may not succeed, and any product candidates we recommend for clinical development may not actually begin clinical trials.

We intend to expand our existing pipeline of core assets by advancing drug compounds from current ongoing discovery programs into clinical development. However, the process of researching and discovering drug compounds is expensive, time-consuming and unpredictable. Data from our current preclinical programs may not support the clinical development of our lead compounds or other compounds from these programs, and we may not identify any additional drug compounds suitable for recommendation for clinical development. Moreover, any drug compounds we recommend for clinical development may not demonstrate, through preclinical studies, indications of safety and potential efficacy that would support advancement into clinical trials. Such findings would potentially impede our ability to maintain or expand our clinical development pipeline. Our ability to identify new drug compounds and advance them into clinical development also depends upon our ability to fund our research and development operations, and we cannot be certain that additional funding will be available on acceptable terms, or at all.

Delays in the commencement or completion of clinical trials could result in increased costs to us and delay our ability to establish strategic license agreements.

Delays in the commencement or completion of clinical trials could significantly impact our drug development costs. We do not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including, but not limited to, delays related to:

•	obtaining regulatory approval to commence one or more clinical trials;

•	reaching agreement on acceptable terms with prospective third-party contract research organizations (“CROs”) and clinical trial sites;

•	manufacturing sufficient quantities of a product candidate or other materials necessary to conduct clinical trials;

•	obtaining institutional review board approval to conduct one or more clinical trials at a prospective site;

•	recruiting and enrolling patients to participate in one or more clinical trials; and

•	the failure of our licensees to adequately resource our product candidates due to their focus on other programs or as a result of general market conditions.

In addition, once a clinical trial has begun, it may be suspended or terminated by us, our licensees, the institutional review boards or data safety monitoring boards charged with overseeing our clinical trials, the FDA, the EMA or comparable foreign authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;

•	inspection of the clinical trial operations or clinical trial site by the FDA, the EMA or comparable foreign authorities resulting in the imposition of a clinical hold;

•	unforeseen safety issues; or

•	lack of adequate funding to continue the clinical trial.

The progress of clinical trials and clinical studies also may be affected by significant global public health matters such as the current novel coronavirus outbreak. Factors related to the novel coronavirus outbreak that may impact the timing and conduct of our clinical trials and clinical studies include:

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the diversion of healthcare resources away from the conduct of clinical trial and clinical study matters to focus on pandemic-related concerns, including the attention of physicians serving as clinical trial investigators, hospitals and clinics serving as clinical trial sites, and medical staff supporting the conduct of clinical trials;

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limitations on travel and distancing requirements that interrupt key trial or study activities, such as site initiations and monitoring, or that limit the ability of a patient to participate in a clinical trial or study or delay access to drug dosing or assessments;

•	interruption in global shipping affecting the transport of clinical trial materials, such as investigational drug product; and

•	employee furlough days that delay necessary interactions with local regulators, ethics committees and other important agencies and contractors.

In addition, if patients or subjects participating in our clinical trials or studies were to contract COVID-19, there could be an adverse impact on the trials or studies. For example, such patients may be unable to participate further or may need to limit participation in a clinical trial or study; the results and data recorded for such patients may differ from those that would have been recorded if the patients had not been affected by COVID-19; or such patients could experience adverse events that could be attributed to the drug product under investigation.

If we experience delays in the completion or termination of any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to commence product sales and generate product revenues from any of our product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs and slow down our product candidate development and approval process. Delays in completing our clinical trials could also allow our competitors to obtain marketing approval before we do or shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

The results of preclinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles or lack of efficacy, notwithstanding promising results in earlier studies. Similarly, our future clinical trial results may not be successful for these or other reasons.

This product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early to late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve these intended objectives.

Any of these changes could make the results of our planned clinical trials or other future clinical trials we may initiate less predictable and could cause our product candidates to perform differently, including causing toxicities, which could delay completion of our clinical trials, delay approval of our product candidates, and/or jeopardize our ability to commence product sales and generate revenues.

If we experience delays in the enrollment of patients in our clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating.

If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Additionally, enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause our value to decline and limit our ability to obtain additional financing. Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, or the perception of their effects, may materially and adversely affect our business, operations and financial condition

Outbreaks of epidemic, pandemic or contagious diseases, such as COVID-19, have and may continue to significantly disrupt our business. Such outbreaks pose the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time due to spread of the disease, or due to shutdowns that may be requested or mandated by federal, state and local governmental authorities both within and outside the United States. Business disruptions could include disruptions or restrictions on our ability to travel, as well as temporary closures of our facilities and the facilities of clinical trial sites, service providers, suppliers or contract manufacturers. While it is not possible at this time to estimate the overall impact that the COVID-19 pandemic could have on our business, the continued rapid spread of COVID-19, both across the United States and through much of the world, and the measures taken by the governments of countries and local authorities has disrupted and could delay advancing our product pipeline, could delay our clinical trials, and could delay our overall preclinical activities. Any of these effects could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have a material adverse effect on our business, prospects and financial condition.

The state of California, where our corporate office is located, has issued orders for all residents to remain at home, except as needed for essential activities as a result of the COVID-19 pandemic and we have had to implement work from home policies that may continue for an indefinite period. We have taken steps to protect the health and safety of our employees and community, while working to ensure the sustainability of our business operations as this unprecedented situation continues to evolve.

We continue to evaluate the impact COVID-19 may have on our ability to effectively conduct our business operations as planned while taking into account regulatory, institutional, and government guidance and policies, but there can be no assurance that we will be able to avoid part or all of any impact from the spread of COVID-19 or its consequences. Any shutdowns or other business interruptions could result in material and negative effects to our ability to conduct our business in the manner and on the timelines presently planned, which could have a material adverse effect on our business, prospects and financial condition.

In addition, as set forth in greater detail in Note 8 of the unaudited condensed consolidated financial statements included in this Quarterly report, in April 2020, we received a loan in the aggregate amount of $466,600 under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Under the PPP, we may apply for and be granted forgiveness for all or part of the PPP loan. Subject to the other requirements and limitations on loan forgiveness, only loan proceeds spent on payroll and other eligible costs during the covered period will qualify for forgiveness. We will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, as set forth in the note evidencing the PPP loan, and we cannot provide any assurance that we will be eligible for loan forgiveness, that we will ultimately apply for forgiveness, or that any amount of the PPP loan will ultimately be forgiven by the SBA.

We intend to rely on third parties to conduct our preclinical studies and clinical trials and perform other tasks. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business, financial condition and results of operations could be substantially harmed.

We intend to rely upon third-party CROs, medical institutions, clinical investigators and contract laboratories to monitor and manage data for our ongoing preclinical and clinical programs. Nevertheless, we maintain responsibility for ensuring that each of our clinical trials and preclinical studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with current requirements on good manufacturing practices (“cGMP”), good clinical practices (“GCP”) and good laboratory practice (“GLP”) which are a collection of laws and regulations enforced by the FDA, the EMA and comparable foreign authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of preclinical study and clinical trial sponsors, principal investigators, preclinical study and clinical trial sites, and other contractors. If we or any of our CROs or vendors fails to comply with applicable regulations, the data generated in our preclinical studies and clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign authorities may require us to perform additional preclinical studies and clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with products produced consistent with cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the development and regulatory approval processes.

We may not be able to enter into arrangements with CROs on commercially reasonable terms, or at all. In addition, our CROs will not be our employees, and except for remedies available to us under our agreements with such CROs, we will not be able to control whether or not they devote sufficient time and resources to our ongoing preclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements, or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. CROs may also generate higher costs than anticipated. As a result, our business, financial condition and results of operations and the commercial prospects for our product candidates could be materially and adversely affected, our costs could increase, and our ability to generate revenue could be delayed.

Switching or adding additional CROs, medical institutions, clinical investigators or contract laboratories involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work replacing a previous CRO. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. There can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on our business, financial condition or results of operations.

Our product candidates are subject to extensive regulation under the FDA, the EMA or comparable foreign authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA and other U.S. regulatory agencies, the EMA or comparable authorities in foreign markets. In the U.S., neither us nor our licensees are permitted to market our product candidates until we or our licensees receive approval of a Biologics License Application (“BLA”), new drug application (“NDA”), or Premarket Application (“PMA”) from the FDA or receive similar approvals abroad. The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Approval policies or regulations may change and may be influenced by the results of other similar or competitive products, making it more difficult for us to achieve such approval in a timely manner or at all. Any guidance that may result from recent FDA advisory panel discussions may make it more expensive to develop and commercialize such product candidates. In addition, as a company, we have not previously filed BLAs, NDAs, or PMAs with the FDA or filed similar applications with other foreign regulatory agencies. This lack of experience may impede our ability to obtain FDA or other foreign regulatory agency approval in a timely manner, if at all, for our product candidates for which development and commercialization is our responsibility.

Despite the time and expense invested, regulatory approval is never guaranteed. The FDA, the EMA or comparable foreign authorities can delay, limit or deny approval of a product candidate for many reasons, including:

•	a product candidate may not be deemed safe or effective;

•	agency officials of the FDA, the EMA or comparable foreign authorities may not find the data from non-clinical or preclinical studies and clinical trials generated during development to be sufficient;

•	the FDA, the EMA or comparable foreign authorities may not approve our third-party manufacturers’ processes or facilities; or

•	the FDA, the EMA or a comparable foreign authority may change its approval policies or adopt new regulations.

Our inability to obtain these approvals would prevent us from commercializing our product candidates.

The FDA regulatory approval process is lengthy and time-consuming and we could experience significant delays in the clinical development and regulatory approval of our product candidates.

We may experience delays in commencing and completing clinical trials of our product candidates. We do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Any of our future clinical trials may be delayed for a variety of reasons, including delays related to:

•	the availability of financial resources for us to commence and complete our planned clinical trials;

•

reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining IRB approval at each clinical trial site;

•	obtaining regulatory approval for clinical trials in each country;

•	recruiting suitable patients to participate in clinical trials;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	adding new clinical trial sites;

•	developing one or more new formulations or routes of administration; or

•	manufacturing sufficient quantities of our product candidate for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. In addition, significant numbers of patients who enroll in our clinical trials may drop out during the clinical trials for various reasons. We believe it appropriately accounts for such increased risk of dropout rates in our trials when determining expected clinical trial timelines, but we cannot assure you that our assumptions are correct, or that it will not experience higher numbers of dropouts than anticipated, which would result in the delay of completion of such trials beyond our expected timelines.

We could encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, the IRBs in the institutions in which such trials are being conducted, the data monitoring committee for such trial, or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for such product candidate will be harmed, and our ability to generate product revenues will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly. Furthermore, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

In connection with clinical trials, we face risks that:

•	IRBs may delay approval of, or fail to approve, a clinical trial at a prospective site;

•	there may be a limited number of, and significant competition for, suitable patients for enrollment in the clinical trials;

•	there may be slower than expected rates of patient recruitment and enrollment;

•	patients may fail to complete the clinical trials;

•	there may be an inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	there may be an inability to monitor patients adequately during or after treatment;

•	there may be termination of the clinical trials by one or more clinical trial sites;

•	unforeseen ethical or safety issues may arise;

•

conditions of patients may deteriorate rapidly or unexpectedly, which may cause the patients to become ineligible for a clinical trial or may prevent our product candidates from demonstrating efficacy or safety;

•	patients may die or suffer other adverse effects for reasons that may or may not be related to our product candidate being tested;

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we may not be able to sufficiently standardize certain of the tests and procedures that are part of our clinical trials because such tests and procedures are highly specialized and involve a high degree of expertise;

•	a product candidate may not prove to be efficacious in all or some patient populations;

•	the results of the clinical trials may not confirm the results of earlier trials;

•	the results of the clinical trials may not meet the level of statistical significance required by the FDA or other regulatory agencies; and

•	a product candidate may not have a favorable risk/benefit assessment in the disease areas studied.

We cannot assure you that any future clinical trial for our product candidates will be started or completed on schedule, or at all. Any failure or significant delay in completing clinical trials for our product candidates would harm the commercial prospects for such product candidate and adversely affect our financial results. Difficulties and failures can occur at any stage of clinical development, and we cannot assure you that it will be able to successfully complete the development and commercialization of any product candidate in any indication.

Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including (i) government budget and funding levels, (ii) the ability to hire and retain key personnel and accept the payment of user fees and (iii) statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect its business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Even if we obtain and maintain regulatory approval for a product candidate in one jurisdiction, we may never obtain regulatory approval for such product candidate in any other jurisdiction, which would limit our market opportunities and adversely affect our business.

Obtaining and maintaining regulatory approval for a product candidate in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities in foreign countries must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our products is also subject to approval.

We are expected to submit a marketing authorization application (“MAA”) to the EMA for approval of a product candidate in the European Union. As with the FDA, obtaining approval of an MAA from the EMA is a similarly lengthy and expensive process, and the EMA has its own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling, require a REMS or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and the EU also have requirements for approval of product candidates with which we must comply prior to marketing in those countries. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries.

Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others. Also, regulatory approval for any product candidate may be withdrawn. A failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of a product candidate will be harmed, which would adversely affect our business, prospects, financial condition and results of operations.

Even if any of our product candidates receive regulatory approval, our product candidates may still face future development and regulatory difficulties.

If any of our product candidates receive regulatory approval, the FDA, the EMA or comparable foreign authorities may still impose significant restrictions on the indicated uses or marketing of the product candidates or impose ongoing requirements for potentially costly post-approval studies and trials. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, our licensees or us, including requiring withdrawal of the product from the market. Our product candidates will also be subject to ongoing FDA, the EMA or comparable foreign authorities’ requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the drug. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or other notices of possible violations;

•	impose civil or criminal penalties or fines or seek disgorgement of revenue or profits;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us or our licensees;

•	withdraw any regulatory approvals;

•	impose restrictions on operations, including costly new manufacturing requirements, or shut down our manufacturing operations; or

•	seize or detain products or require a product recall.

The FDA, the EMA and comparable foreign authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA, the EMA and comparable foreign authorities strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA, the EMA or comparable foreign authorities as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates for our proposed indications, physicians may nevertheless use our products for their patients in a manner that is inconsistent with the approved label, if the physicians personally believe in their professional medical judgment that our products could be used in such manner. However, if we are found to have promoted our products for any off-label uses, the federal government could levy civil, criminal or administrative penalties, and seek fines against us. Such enforcement has become more common in the industry. The FDA, the EMA or comparable foreign authorities could also request that we enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against us under which specified promotional conduct is monitored, changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approval for a product candidate, the product may not gain market acceptance among physicians, patients and others in the medical community.

If a product candidate is approved for commercialization, its acceptance will depend on a number of factors, including:

•	the clinical indications for which the product is approved;

•	physicians and patients considering a product candidate as a safe and effective treatment;

•	the potential and perceived advantages of the product over alternative treatments;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	the timing of market introduction of the product as well as competitive products;

•	the cost of treatment in relation to alternative treatments;

•	the availability of adequate reimbursement and pricing by third-party payors and government authorities;

•	relative convenience and ease of administration; and

•	the effectiveness of our sales and marketing efforts.

If a product candidate is approved but fails to achieve market acceptance among physicians, patients or others in the medical community, we will not be able to generate significant revenues, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

If our competitors have product candidates that are approved faster, marketed more effectively, are better tolerated, have a more favorable safety profile or are demonstrated to be more effective than ours, our commercial opportunity may be reduced or eliminated.

The biopharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many different sources, including commercial biopharmaceutical enterprises, academic institutions, government agencies and private and public research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies, clinical trials, regulatory approvals and marketing approved products than we do. Some of our competitors include companies such as Allergan Aesthetics, Merz, Galderma, RepliCel Life Sciences Inc., Kerastem, Cassiopea, Inc., Johnson & Johnson, and Merck & Co, Inc. Smaller or early-stage companies may also prove to be significant competitors, particularly through license arrangements with large and established companies. Our competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any which we are developing, or that would render our product candidates obsolete and noncompetitive. Even if we obtain regulatory approval for any of our product candidates, our competitors may succeed in obtaining regulatory approvals for their products earlier than we do. We will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to our programs or advantageous to our business.

The key competitive factors affecting the success of each of our product candidates, if approved, are likely to be its efficacy, safety, tolerability, frequency and route of administration, convenience and price, the level of branded and generic competition and the availability of coverage and reimbursement from government and other third-party payors.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.

The process of manufacturing our product candidates is complex, highly regulated, and subject to several risks. For example, the process of manufacturing our product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of our product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. In addition, the manufacturing facilities in which our product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, public health crises, pandemics and epidemics, such as the recent coronavirus disease 2019 (COVID-19), power failures and numerous other factors.

In addition, any adverse developments affecting manufacturing operations for our product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our product candidates. We also may need to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek costlier manufacturing alternatives.

We intend to rely primarily on third parties to manufacture our preclinical and clinical drug supplies, and our business, financial condition and results of operations could be harmed if those third parties fail to provide us with sufficient quantities of drug product, or fail to do so at acceptable quality levels or prices.

We currently have the infrastructure or capability internally to manufacture certain of our preclinical and clinical drug supplies for use in our clinical trials, but we have engaged a contract manufacturing organization and once the technology transfer process is complete, we will rely completely on third parties for such manufacturing. We lack the resources and the capability to manufacture any of our product candidates on a late-stage clinical or commercial scale. We will rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical trials. There are a limited number of suppliers for raw materials that we use to manufacture our product candidates, and there may be a need to identify alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials, and, if approved, ultimately for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete such clinical trial, any significant delay or discontinuity in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates, which could harm our business, financial condition and results of operations.

We and our contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates. The manufacturing facilities on which we rely may not continue to meet regulatory requirements.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including our contract manufacturers for our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of a BLA, NDA, or PMA or MAA on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA, the EMA or comparable foreign authorities through their facilities inspection program. Some of our contract manufacturers may not have produced a commercially approved pharmaceutical product and therefore may not have obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or any of our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although we plan to oversee the contract manufacturers, we cannot control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business, financial condition and results of operations.

If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA, the EMA or comparable foreign authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a product candidate, withdrawal of an approval, or suspension of production. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Additionally, if supply from one manufacturer is interrupted, an alternative manufacturer would need to be qualified through a BLA, NDA, or PMA supplement or MAA variation, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies or trials if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals, or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Any license agreement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and potential future product candidates.

We may seek license agreements with biopharmaceutical companies for the development or commercialization of our current and potential future product candidates. To the extent that we decide to enter into license agreements, we will face significant competition in seeking appropriate licensees. Moreover, license agreements are complex and time consuming to negotiate, execute and implement. We may not be successful in our efforts to establish and implement license agreements or other alternative arrangements should we choose to enter into such arrangements, and the terms of the arrangements may not be favorable to us. If and when we enter into additional license agreements with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of our license agreements will depend heavily on the efforts and activities of our licensees. Licensees generally have significant discretion in determining the efforts and resources that they will apply to the product candidate.

Disagreements between parties to a license arrangement can lead to delays in developing or commercializing the applicable product candidate and can be difficult to resolve in a mutually beneficial manner. In some cases, licenses with biopharmaceutical companies and other third parties are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect our business, financial condition and results of operations.

If we are unable to develop our own commercial organization or enter into agreements with third parties to sell and market our product candidates, we may be unable to generate significant revenues.

We do not have a sales and marketing organization, and we have no experience as a company in the sales, marketing and distribution of pharmaceutical products. If any of our product candidates are approved for commercialization, we may be required to develop our sales, marketing and distribution capabilities, or make arrangements with a third party to perform sales and marketing services. Developing a sales force for any resulting product or any product resulting from any of our other product candidates is expensive and time consuming and could delay any product launch. We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating sufficient demand for our product candidates. To the extent that we enter into arrangements with licensees or other third parties to perform sales and marketing services, our product revenues are likely to be lower than if we marketed and sold our product candidates independently. If we are unable to establish adequate sales and marketing capabilities, independently or with others, we may not be able to generate significant revenues and may not become profitable.

If we fail to obtain and sustain an adequate level of reimbursement for our potential products by third-party payors, potential future sales would be materially adversely affected.

There will be no viable commercial market for our product candidates, if approved, without reimbursement from third-party payors. Reimbursement policies may be affected by future healthcare reform measures. We cannot be certain that reimbursement will be available for our current product candidates or any other product candidate we may develop. Additionally, even if there is a viable commercial market, if the level of reimbursement is below our expectations, our anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. There is a current trend in the U.S. healthcare industry toward cost containment.

Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for products, which could result in product revenues being lower than anticipated. We believe our drugs will be priced significantly higher than existing generic drugs and consistent with current branded drugs. If we are unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid and private payors may not be willing to provide reimbursement for our drugs, which would significantly reduce the likelihood of our products gaining market acceptance.

We expect that private insurers will consider the efficacy, cost-effectiveness, safety and tolerability of our potential products in determining whether to approve reimbursement for such products and at what level. Obtaining these approvals can be a time consuming and expensive process. Our business, financial condition and results of operations would be materially adversely affected if we do not receive approval for reimbursement of our potential products from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare carrier level or by fiscal intermediaries. Medicare Part D, which provides a pharmacy benefit to Medicare patients as discussed below, does not require participating prescription drug plans to cover all drugs within a class of products. Our business, financial condition and results of operations could be materially adversely affected if Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, our product candidates or other potential products.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In many countries, the product cannot be commercially launched until reimbursement is approved. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.

If the prices for our potential products are reduced or if governmental and other third-party payors do not provide adequate coverage and reimbursement of our drugs, our future revenue, cash flows and prospects for profitability will suffer.

Current and future legislation may increase the difficulty and cost of commercializing our product candidates and may affect the prices we may obtain if our product candidates are approved for commercialization.

In the U.S. and some foreign jurisdictions, there have been a number of adopted and proposed legislative and regulatory changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, restrict or regulate post-marketing activities and affect our ability to profitably sell any of our product candidates for which we obtain regulatory approval.

In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”) changed the way Medicare covers and pays for pharmaceutical products. Cost reduction initiatives and other provisions of this legislation could limit the coverage and reimbursement rate that we receive for any of our approved products. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively the “PPACA”), was enacted. The PPACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The PPACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of “average manufacturer price,” (“AMP”), which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. The Centers for Medicare & Medicaid Services, which administers the Medicaid Drug Rebate Program, also has proposed to expand Medicaid rebates to the utilization that occurs in the territories of the U.S., such as Puerto Rico and the Virgin Islands. Further, beginning in 2011, the PPACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and required manufacturers to provide a 50% discount off the negotiated price of prescriptions filled by beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.

There have been recent public announcements by members of the U.S. Congress, President Trump and his administration regarding their plans to repeal and replace the PPACA and Medicare. For example, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act of 2017, which, among other things, eliminated the individual mandate requiring most Americans (other than those who qualify for a hardship exemption) to carry a minimum level of health coverage, effective January 1, 2019. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing approval testing and other requirements.

In Europe, the United Kingdom has withdrawn from the European Union. A significant portion of the regulatory framework in the United Kingdom is derived from the regulations of the European Union, and the EMA is currently located in the United Kingdom. We cannot predict what consequences the withdrawal of the United Kingdom from the European Union, if it occurs, might have on the regulatory frameworks of the United Kingdom or the European Union, or on our future operations, if any, in these jurisdictions.

We are subject to “fraud and abuse” and similar laws and regulations, and a failure to comply with such regulations or prevail in any litigation related to noncompliance could harm our business, financial condition and results of operations.

In the U.S., we are subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug, or other good or service for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Although we seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the federal Anti-Kickback Statute.

The federal False Claims Act prohibits anyone from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Under the Health Insurance Portability and Accountability Act of 1996, we are prohibited from knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program. Violations of fraud and abuse laws may be punishable by criminal or civil sanctions, including penalties, fines or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement, it could be subject to penalties.

Neither the government nor the courts have provided definitive guidance on the application of fraud and abuse laws to our business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If we are found in violation of one of these laws, we could be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from governmental funded federal or state healthcare programs and the curtailment or restructuring of our operations. If this occurs, our business, financial condition and results of operations may be materially adversely affected.

If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues and liquidity may suffer, and any of our product candidates that are ultimately approved for commercialization could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to generate revenues from any of our product candidates that are ultimately approved for commercialization. If regulatory sanctions are applied or if regulatory approval is withdrawn, our business, financial condition and results of operations will be adversely affected. Additionally, if we are unable to generate revenues from product sales, our potential for achieving profitability will be diminished and our need to raise capital to fund our operations will increase.

If we fail to retain current members of our senior management and scientific personnel, or to attract and keep additional key personnel, we may be unable to successfully develop or commercialize our product candidates.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. Competition for qualified personnel is intense. We may not be successful in attracting qualified personnel to fulfill our current or future needs and there is no guarantee that any of these individuals will join the combined organization on a full-time employment basis, or at all. In the event the combined organization is unable to fill critical open employment positions, we may need to delay our operational activities and goals, including the development of the company’s product candidates, and may have difficulty in meeting our obligations as a public company. We do not maintain “key person” insurance on any of our employees.

In addition, competitors and others are likely in the future to attempt to recruit our employees. The loss of the services of any of our key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management and other technical personnel, could materially and adversely affect our business, financial condition and results of operations. In addition, the replacement of key personnel likely would involve significant time and costs, and may significantly delay or prevent the achievement of our business objectives.

From time to time, our management seeks the advice and guidance of certain scientific advisors and consultants regarding clinical and regulatory development programs and other customary matters. These scientific advisors and consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, our scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

We will need to increase the size of our organization and may not successfully manage our growth.

We are a clinical-stage biopharmaceutical company with a small number of employees, and our management systems currently in place are not likely to be adequate to support our future growth plans. Our ability to grow and to manage our growth effectively will require us to hire, train, retain, manage and motivate additional employees and to implement and improve our operational, financial and management systems. These demands also may require the hiring of additional senior management personnel or the development of additional expertise by our senior management personnel. Hiring a significant number of additional employees, particularly those at the management level, would increase our expenses significantly. Moreover, if we fail to expand and enhance our operational, financial and management systems in conjunction with our potential future growth, it could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to product liability, non-clinical and clinical liability risks, which could place a substantial financial burden upon us, should lawsuits be filed against us.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products. In addition, the use in our clinical trials of pharmaceutical products and the subsequent sale of these products by us or our potential licensees may cause us to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Our research and development activities involve the use of hazardous materials, which subject us to regulation, related costs and delays and potential liabilities.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate any of these laws or regulations.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Despite the implementation of security measures, our internal computer systems and those of third parties with which we contract are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in our operations, and could result in a material disruption of our drug development and clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of drug development or clinical trial data could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and our development programs and the development of our product candidates could be delayed.

Our employees and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee or consultant fraud or other misconduct. Misconduct by our employees or consultants could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commissions, customer incentive programs and other business arrangements. Employee and consultant misconduct also could involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending itself or asserting our rights, those actions could have a material adverse effect on our business, financial condition and results of operations, and result in the imposition of significant fines or other sanctions against us.

Business disruptions such as natural disasters could seriously harm our future revenues and financial condition and increase our costs and expenses.

We and our suppliers may experience a disruption in their business as a result of natural disasters. A significant natural disaster, such as an earthquake, hurricane, flood or fire, could severely damage or destroy our headquarters or facilities or the facilities of our manufacturers or suppliers, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, terrorist acts or acts of war targeted at the U.S., could cause damage or disruption to us, our employees, facilities, partners and suppliers, which could have a material adverse effect on our business, financial condition and results of operations.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our business, financial condition and results of operations. For example, these transactions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention in order to develop acquired products, product candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay for any of these transactions;

•	higher-than-expected transaction and integration costs;

•	write-downs of assets or goodwill or impairment charges;

•	increased amortization expenses;

•	difficulty and cost in combining the operations and personnel of any acquired businesses or product lines with our operations and personnel;

•	impairment of relationships with key suppliers or customers of any acquired businesses or product lines due to changes in management and ownership; and

•	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, and could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Intellectual Property

We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

One of our programs may require the use of proprietary rights held by third parties. We may need to acquire or in-license additional intellectual property in the future with respect to other product candidates. Moreover, we may be unable to acquire or in-license any compositions, methods of use, processes or other intellectual property rights from third parties that we identify as necessary for our product candidates. We face competition with regard to acquiring and in-licensing third-party intellectual property rights, including from a number of more established companies. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property rights to us. We also may be unable to acquire or in-license third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment.

We may enter into license agreements with U.S. and foreign academic institutions to accelerate development of our current or future preclinical product candidates. Typically, these agreements include an option for the company to negotiate a license to the institution’s resulting intellectual property rights. Even with such an option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to license rights from the institution, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our desired program.

If we are unable to successfully obtain required third-party intellectual property rights or maintain our existing intellectual property rights, we may need to abandon development of the related program and our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to protect our proprietary or licensed technology in the marketplace.

We depend on our ability to protect our proprietary or licensed technology. We rely on trade secret, patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Our success depends in large part on our ability and any licensor’s or licensee’s ability to obtain and maintain patent protection in the U.S. and other countries with respect to our proprietary or licensed technology and products. We currently in-license some of our intellectual property rights to develop our product candidates and may in-license additional intellectual property rights in the future. We cannot be certain that patent enforcement activities by our current or future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. We also cannot be certain that our current or future licensors will allocate sufficient resources or prioritize their or our enforcement of such patents. Even if we are not a party to these legal actions, an adverse outcome could prevent us from continuing to license intellectual property that we may need to operate our business, which would have a material adverse effect on our business, financial condition and results of operations.

We believe we will be able to obtain, through prosecution of patent applications covering our owned technology and technology licensed from others, adequate patent protection for our proprietary drug technology, including those related to our in-licensed intellectual property. If we are compelled to spend significant time and money protecting or enforcing our licensed patents and future patents we may own, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, our business, financial condition and results of operations may be materially and adversely affected. If we are unable to effectively protect the intellectual property that we own or in-license, other companies may be able to offer the same or similar products for sale, which could materially adversely affect our business, financial condition and results of operations. The patents of others from whom we may license technology, and any future patents we may own, may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that we may have for our products.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection for licensed patents, pending patent applications and potential future patent applications and patents could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or patent applications will be due to be paid to the U.S. Patent and Trademark Office (“USPTO”) and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the applicable patent and/or patent application. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs with respect to our in-licensed patents or patent applications we may file in the future, our competitors might be able to use our technologies, which would have a material adverse effect on our business, financial condition and results of operations.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the U.S. and many jurisdictions outside of the U.S. is not consistent. For example, in many jurisdictions, the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of our licensed or owned intellectual property or create uncertainty. In addition, publication of information related to our current product candidates and potential products may prevent us from obtaining or enforcing patents relating to these product candidates and potential products, including without limitation composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Patents that we currently license and patents that we may own or license in the future do not necessarily ensure the protection of our licensed or owned intellectual property for a number of reasons, including, without limitation, the following:

•	the patents may not be broad or strong enough to prevent competition from other products that are identical or similar to our product candidates;

•	there can be no assurance that the term of a patent can be extended under the provisions of patent term extensions afforded by U.S. law or similar provisions in foreign countries, where available;

•	the issued patents and patents that we may obtain or license in the future may not prevent generic entry into the market for our product candidates;

•	we, or third parties from whom we in-license or may license patents, may be required to disclaim part of the term of one or more patents;

•

there may be prior art of which we are aware, which we do not believe affects the validity or enforceability of a patent claim, but which, nonetheless, ultimately may be found to affect the validity or enforceability of a patent claim;

•	there may be other patents issued to others that will affect our freedom to operate;

•	if the patents are challenged, a court could determine that they are invalid or unenforceable;

•

there might be a significant change in the law that governs patentability, validity and infringement of our licensed patents or any future patents we may own that adversely affects the scope of our patent rights;

•	a court could determine that a competitor’s technology or product does not infringe our licensed patents or any future patents we may own; and

•

the patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing. If we encounter delays in our development or clinical trials, the period of time during which we could market our potential products under patent protection would be reduced.

Our competitors may be able to circumvent our licensed patents or future patents we may own by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may seek to market generic versions of any approved products by submitting abbreviated new drug applications to the FDA in which our competitors claim that our licensed patents or any future patents we may own are invalid, unenforceable or not infringed. Alternatively, our competitors may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend or assert our licensed patents or any future patents we may own, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our licensed patents or any future patents we may own invalid or unenforceable. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we own or in-license valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The issuance of a patent is not conclusive as to our inventorship, scope, ownership, priority, validity or enforceability. In this regard, third parties may challenge our licensed patents or any future patents we may own in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and potential products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized.

We may infringe the intellectual property rights of others, which may prevent or delay our drug development efforts and prevent us from commercializing or increase the costs of commercializing our products, if approved.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our current or potential future product candidates infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that our product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover our product candidates.

Third parties may assert that we are employing their proprietary technology without authorization and may sue us for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect our business, financial condition and results of operations and divert the attention of managerial and scientific personnel. If we are sued for patent infringement, we would need to demonstrate that our product candidates, potential products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we acquire or obtains a license under the applicable patents or until the patents expire.

We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially and adversely affect our business, financial condition and results of operations. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar material and adverse effect on our business, financial condition and results of operations. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Any claims or lawsuits relating to infringement of intellectual property rights brought by or against us will be costly and time consuming and may adversely affect our business, financial condition and results of operations.

We may be required to initiate litigation to enforce or defend our licensed and owned intellectual property. Lawsuits to protect our intellectual property rights can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the biopharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to develop our product candidates.

In addition, our licensed patents and patent applications, and patents and patent applications that we may apply for, own or license in the future, could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of our licensed patents and patent applications and patents and patent applications that we may apply for, own or license in the future subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel’s time and attention.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is costly, time-consuming and inherently uncertain. For example, the U.S. previously enacted and is currently implementing wide-ranging patent reform legislation. Specifically, on September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law and included a number of significant changes to U.S. patent law, and many of the provisions became effective in March 2013. However, it may take the courts years to interpret the provisions of the Leahy-Smith Act, and the implementation of the statute could increase the uncertainties and costs surrounding the prosecution of our licensed and future patent applications and the enforcement or defense of our licensed and future patents, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates throughout the world would be prohibitively expensive. Competitors may use our licensed and owned technologies in jurisdictions where we has not licensed or obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain or license patent protection, but where patent enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our licensed patents and future patents we may own, or marketing of competing products in violation of our proprietary rights generally. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. As a result, we may encounter significant problems in protecting and defending our licensed and owned intellectual property both in the U.S. and abroad. For example, China currently affords less protection to a company’s intellectual property than some other jurisdictions. As such, the lack of strong patent and other intellectual property protection in China may significantly increase our vulnerability regarding unauthorized disclosure or use of our intellectual property and undermine our competitive position. Proceedings to enforce our future patent rights, if any, in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary and licensed technology and processes, we rely in part on confidentiality agreements with our corporate partners, employees, consultants, manufacturers, outside scientific advisors and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of our confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biopharmaceutical companies. Although we have no knowledge of any such claims against us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees. To date, none of our employees have been subject to such claims.

We may be subject to claims challenging the inventorship of our licensed patents, any future patents we may own and other intellectual property.

Although we are not currently experiencing any claims challenging the inventorship of our licensed patents or our licensed or owned intellectual property, we may in the future be subject to claims that former employees, licensees or other third parties have an interest in our licensed patents or other licensed or owned intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business, financial condition and results of operations. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

If we do not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of our licensed patents and any future patents we may own, our business, financial condition and results of operations may be materially and adversely affected.

Depending upon the timing, duration and specifics of FDA regulatory approval for our product candidates, one or more of our licensed U.S. patents or future U.S. patents that we may license or own may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during drug development and the FDA regulatory review process. This period is generally one-half the time between the effective date of an investigational new drug application (“IND”) (falling after issuance of the patent), and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than our requests. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than our requests, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain earlier approval of competing products, and our ability to generate revenues could be materially adversely affected.

Risks Related Owning Our Common Stock

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock has been and may continue to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•

results from, and any delays in, planned clinical trials for our product candidates, or any other future product candidates, and the results of trials of competitors or those of other companies in the combined organization’s market sector;

•

any delay in filing an Investigational New Drug Application, Investigational Device Exemption or BLA, NDA or PMA, for any of our product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND, IDE or BLA, NDA or PMA;

•	significant lawsuits, including patent or stockholder litigation;

•	inability to obtain additional funding;

•	failure to successfully develop and commercialize our product candidates;

•	changes in laws or regulations applicable to our product candidates;

•	inability to obtain adequate product supply for our product candidates, or the inability to do so at acceptable prices;

•	unanticipated serious safety concerns related to any of our product candidates;

•	adverse regulatory decisions;

•	introduction of new products or technologies by our competitors;

•	failure to meet or exceed drug development or financial projections we provide to the public;

•	failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the biopharmaceutical industry by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our licensed and owned technologies;

•	additions or departures of key scientific or management personnel;

•	changes in the market valuations of similar companies;

•	general economic and market conditions and overall fluctuations in the U.S. equity market;

•	public health crises, pandemics and epidemics, such as the recent coronavirus disease 2019 (COVID-19);

•	sales of our common stock by us or our stockholders in the future; and

•	trading volume of our common stock.

In addition, the stock market, in general, and small biopharmaceutical companies, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, a decline in the financial markets and related factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidate.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. We have a purchase agreement in place with Lincoln Park to sell up to $10.0 million worth of shares of our common stock, from time to time, to Lincoln Park, under which $8.5 million remains available for future sale as of September 30, 2020. Any sales under the Lincoln Park arrangement, and to the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidate, or grant licenses on terms unfavorable to us.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined organization’s stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Our pre-Merger net operating loss carryforwards and certain other tax attributes may be subject to limitations. The pre-Merger net operating loss carryforwards and certain other tax attributes of us may also be subject to limitations as a result of ownership changes resulting from the Merger.

In general, a corporation that undergoes an “ownership change” as defined in Section 382 of the Code, is subject to limitations on our ability to utilize our pre-change net operating loss carryforwards to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders, generally stockholders beneficially owning five percent or more of a corporation’s common stock, applying certain look-through and aggregation rules, increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period, generally three years. We may have experienced ownership changes in the past and we may experience ownership changes in the future. In addition, the closing of the merger may result in an ownership change for us, which could result in limitations on the use of our federal and state net operating loss carryforwards of $145.5 million and $76.4 million, respectively, in addition to our federal, including orphan drug, and state research credit carryforwards of $8.3 million and $2.4 million, respectively. It is possible that our net operating loss carryforwards and certain other tax attributes may also be subject to limitation as a result of ownership changes in the past and/or the closing of the Merger. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our net operating loss carryforwards and certain other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Our failure to meet the continued listing requirements of the Nasdaq could result in a delisting of our common stock.

We must continue to satisfy the Nasdaq Capital Market’s continued listing requirements, including, among other things, the corporate governance requirements and the minimum closing bid price requirement. If we fail to satisfy the continued listing requirements of the Nasdaq, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so.

On May 29, 2019, Conatus received a letter from the Nasdaq staff indicating that, for the prior thirty consecutive business days, the bid price for its common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1).

Conatus filed an application to transfer the listing of our common stock from the Nasdaq Global Market to the Nasdaq Capital Market. On November 27, 2019, the application was approved by Nasdaq and a result, Conatus was granted an additional 180-day grace period, until May 25, 2020, to regain compliance with the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5810(c)(3)(A). Subsequently, based on an immediately effective rule change with the SEC on April 16, 2020, the deadline to regain compliance was extended to August 10, 2020.

On May 26, 2020, in connection with, and prior to the completion of, the Merger, we effected a reverse stock split of our common stock, which enabled us to regain compliance with the minimum closing bid price requirement. Even though we have regained compliance with the Nasdaq Capital Market’s minimum closing bid price requirement, there is no guarantee that we will remain in compliance with such listing requirements in the future.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Delisting from the Nasdaq Capital Market or any Nasdaq market could make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without a Nasdaq market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from Nasdaq could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market.

Sales of a substantial number of shares of our common stock by our stockholders in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock. As of September 30, 2020, we have outstanding warrants to purchase an aggregate of approximately 4,929 shares of our common stock, and options to purchase an aggregate of approximately 1.5 million shares of our common stock, which, if exercised, may further increase the number of shares of our common stock outstanding and the number of shares eligible for resale in the public market, unless such shares are subject to a lock-up agreement.

Our internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on our business and share price.

Our management is required to report on the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begins our Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our executive officers, directors and principal stockholders own a significant percentage of our stock and, if they choose to act together, will be able to exert control or significantly influence over matters subject to stockholder approval.

As of September 30, 2020, our executive officers, directors and greater than 5% stockholders, in the aggregate, own approximately 50.0% of our outstanding common stock. As a result, such persons or their appointees to our board of directors, acting together, will be able to exert control or significantly influence over all matters submitted to our board of directors or stockholders for approval, including the appointment of our management, the election and removal of directors and approval of any significant transaction, as well as our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about:

•	any impact of the COVID-19 pandemic, or responses to the pandemic, on our business, collaborations, clinical trials or personnel;

•	our expectations regarding the potential benefits of our strategy and technology;

•	our expectations regarding the operation of our product candidates, collaborations and related benefits;

•	our beliefs regarding our industry;

•	our beliefs regarding the success, cost and timing of our product candidate development and collaboration activities and current and future clinical trials and studies;

•	our beliefs regarding the potential markets for our product candidates, collaborations and our and our collaborators’ ability to serve those markets;

•	our ability to attract and retain key personnel;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and any commercialization of our product candidates;

•	regulatory developments in the United States, or U.S., and foreign countries, with respect to our product candidates;

•	our expected use of the net proceeds to us from this offering.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are only predictions. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described herein under “Risk Factors”. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this prospectus. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $12.4 million, at a combined public offering price per share of common stock and accompanying common warrant of $1.00, after deducting the Placement Agent fees and estimated offering expenses payable by us, and assuming no additional sale of any fixed combinations of pre-funded warrants and warrants offered hereunder. If the common warrants are exercised in full for cash, the estimated net proceeds will increase to $27.3 million.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include continued development of products for our CCM, hECM and HSC programs, further research and development, capital expenditures and general and administrative expenses. We also intend to use $350,000 of the net proceeds of the offering to pay Canaccord Genuity LLC, or Canaccord, to fulfill the final payment obligation required pursuant to a prior engagement letter entered into between us and Canaccord which such payment is triggered based on the completion of this offering.

Our management will retain broad discretion over the allocation of the net proceeds from the sale of shares of common stock in this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including: the timing and extent of spending on our research and development efforts; our ability to enter into and maintain collaboration, licensing, commercialization and other arrangements and the terms and timing of such arrangements; the scope, rate of progress, results and cost of our clinical trials, preclinical testing and other related activities; the emergence of competing technologies or other adverse market developments; the time and costs involved in seeking and obtaining regulatory and marketing approvals in multiple jurisdictions for our product candidates that successfully complete clinical trials; the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the introduction of new product candidates and the number and characteristics of product candidates that we pursue. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering and could spend the proceeds in ways with which you may not agree, and the proceeds may not be invested in a manner that yields a favorable or any return.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Price for our Common Stock

Our common stock is quoted on the Nasdaq Capital Market under the symbol “HSTO”. As of December 28, 2020, there were approximately 100 stockholders of record holding 15,030,757 shares of our common stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Dividend Policy

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis to reflect: the issuance and sale by us of 11,600,000 shares of common stock and 2,400,000 pre-funded common stock warrants and warrants to purchase up to 14,000,000 shares of common stock, respectively, at a combined public offering price of $1.00 per share and related warrant, the closing sale price per share of our common stock on the Nasdaq Capital Market on December 30, 2020, and the October 2020 issuance of 20,000 shares and the November 2020 offering of 2,522,784 shares of our common stock, assuming no exercise of the common or Placement Agent warrants being offered in this offering and after deducting the Placement Agent fees and expenses and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements for year ended December 31, 2019 included elsewhere in this prospectus.

	Actual	As Adjusted(1)
Cash and Cash Equivalents	$6,649,000	$22,899,120

Stockholder’s Equity:
Common stock, $0.01 per share; 200,000,000 shares authorized; 12,487,973 shares issued and outstanding	$1,000	$2,903
Additional paid-in capital	66,638,000	82,886,217
Accumulated deficit	(59,194,000)	(59,194,000)

Total stockholder’s equity	7,445,000	23,695,120

Total capitalization	7,445,000	23,695,120

The above discussion and table are based on 12,487,973 shares outstanding as of September 30, 2020. The discussion and table do not include, as of that date:

•	4,929 shares of common stock issuable upon the exercise of a warrants outstanding as of September 30, 2020 at a weighted average exercise price of $37.07 per share;

•	1,499,123 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020 at a weighted average exercise price of $5.92 per share;

•	725,881 shares of common stock reserved for future issuance Histogen Inc. 2020 Incentive Award Plan, and any future automatic increase in shares reserved for issuance under such plan; and

•

2,018,227 shares of our common stock issuable upon exercise of warrants issued subsequent to September 30, 2020 in a concurrent private placement offering, with H.C. Wainwright & Co., LLC acting as placement agent at a weighted average exercise price of $1.73.

Except as otherwise indicated herein, all information in this prospectus assumes no additional sale of pre-funded warrants and no exercise of options issued under our equity incentive plan, warrants described above, or warrants being issued in this offering, including the Placement Agent Warrants.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the combined public offering price per share of common stock and related warrant and the as adjusted, net tangible book value per share of common stock immediately after this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Our net tangible book value as of September 30, 2020 was $6.5 million, or approximately $0.52 per share. After giving effect to: (x) the October 2020 issuance of 20,000 shares and the November 2020 offering of 2,522,784 shares of our common stock and warrants to purchase 2,018,227 shares of our common stock for net proceeds of $3.8 million; and (y) the assumed sale of 11,600,000 shares of our common stock and 2,400,000 pre-funded common stock warrants and warrants to purchase up to 14,000,000 shares of our common stock respectively, at the combined public offering price of $1.00 per share and related warrant, the closing sale price per share of our common stock on the Nasdaq Capital Market on December 30, 2020, assuming no exercise of the warrants being offered in this offering or the November 2020 offering, and after deducting the Placement Agent fees and expenses and estimated offering expenses payable by us, our pro forma, as adjusted, net tangible book value per share as of September 30, 2020, would have been approximately $22.8 million, or approximately $0.78 per share. This represents an immediate increase in net tangible book value per share of $0.26 to existing stockholders and an immediate dilution of approximately $0.22 per share to new investors purchasing shares of our common stock in this offering.

Dilution per share to new investors is determined by subtracting the pro forma, as adjusted, net tangible book value per share after this offering from the combined public offering price per share and related warrant paid by new investors.

The following table illustrates this per share dilution:

Combined public offering price per share and related warrant	$1.00
Net tangible book value per share as of September 30, 2020	$0.52
Increase in as adjusted net tangible book value per share after this offering	$0.26
Pro forma, as adjusted, net tangible book value per share after giving effect to this offering and the November 2020 offering	$0.78
Dilution per share to new investors	$0.22

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The above discussion and table are based on 12,487,973 shares outstanding as of September 30, 2020. The discussion and table do not include, as of that date:

•	4,929 shares of common stock issuable upon the exercise of a warrants outstanding as of September 30, 2020 at a weighted average exercise price of $37.07 per share;

•	1,499,123 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020 at a weighted average exercise price of $5.92 per share;

•	725,881 shares of common stock reserved for future issuance Histogen Inc. 2020 Incentive Award Plan, and any future automatic increase in shares reserved for issuance under such plan; and

•

2,018,227 shares of our common stock issuable upon exercise of warrants issued subsequent to September 30, 2020 in a concurrent private placement offering, with H.C. Wainwright & Co., LLC acting as placement agent at a weighted average exercise price of $1.73.

Except as otherwise indicated herein, all information in this prospectus assumes no additional sale of pre-funded warrants, and no exercise of options issued under our equity incentive plan, warrants described above, or warrants being issued in this offering, including the Placement Agent Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with (i) our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus for the period ended September 30, 2020. As further described in Note 1 – Description of Business and Note 6 – Merger in our condensed consolidated financial statements included elsewhere in this prospectus, Private Histogen was determined to be the accounting acquirer in the Merger. Accordingly, the pre-Merger historical financial information presented in this prospectus reflects the standalone financial statements of Private Histogen and, therefore, period-over-period comparisons may not be meaningful. In addition, references to the Company’s operating results prior to the Merger will refer to the operating results of Private Histogen. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Histogen” “the Company,” “we,” “us” and “our” refer to Histogen Inc., a Delaware corporation, on a post-Merger basis, and the term “Private Histogen” refers to the business of privately-held Histogen Inc. prior to completion of the Merger.

Overview

Histogen is a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function.

Histogen’s technology is based on the discovery that growing fibroblast cells under simulated embryonic conditions induces them to become multipotent with stem cell like properties. The environment created by Histogen’s proprietary process mimics the conditions within the womb — very low oxygen and suspension. When cultured under these conditions, the fibroblast cells generate biological materials, growth factors and proteins, that have the potential to stimulate a person’s own stem cells to activate and replace/regenerate damaged cells and tissue. Histogen’s proprietary, reproducible manufacturing process provides targeted solutions that harness the body’s inherent regenerative power across a broad range of therapeutic indications including hair growth, joint cartilage regeneration, spinal disc repair and dermal rejuvenation.

Components of Results of Operations

Revenue

Our revenues to date have been generated primarily from the sale of cosmetic ingredient products (“CCM”), license fees, professional services revenue, and a National Science Foundation grant award.

License, Product and Professional Services Revenue

Our license, product and professional services revenue to date has been generated primarily from payments received under the Allergan Agreements.

Grant Revenue

In March 2017, the National Science Foundation (“NSF”), a government agency, awarded us a research and development grant to develop a novel wound dressing for infection control and tissue regeneration.

Operating Expenses

Cost of Revenues

Cost of product revenue represents direct and indirect costs incurred to bring the product to saleable condition, including write-offs of inventory.

Cost of professional services revenue represents costs for full-time employee equivalents and actual out-of-pocket costs.

In-Process Research and Development

In-process research and development expenses represent costs incurred for acquisitions of technologies for which regulatory approval had not yet been obtained.

Research and Development

Research and development expenses consist primarily of costs incurred for the preclinical and clinical development of our product candidates, which include:

•	expenses under agreements with third-party contract organizations, investigative clinical trial sites that conduct research and development activities on our behalf, and consultants;

•	costs related to develop and manufacture preclinical study and clinical trial material;

•	salaries and employee-related costs, including stock-based compensation;

•	costs incurred under our collaboration and third-party licensing agreements; and

•	laboratory and vendor expenses related to the execution of preclinical and clinical trials.

We accrue all research and development costs in the period for which they are incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, collaborators and third-party service providers. Advance payments for goods or services to be received in future periods for use in research and development activities are deferred and then expensed as the related goods are delivered and as services are performed.

We expect our research and development expenses to increase substantially for the foreseeable future as we: (i) invest in additional operational personnel to support our planned product development efforts, and (ii) continue to invest in developing our product candidates as our product candidates advance into later stages of development, and as we begin to conduct larger clinical trials. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials.

Our direct research and development expenses are tracked by product candidate and consist primarily of external costs, such as fees paid under third-party license agreements and to outside consultants, contract research organizations (“CROs”), contract manufacturing organizations and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. We do not allocate employee costs and costs associated with our discovery efforts, laboratory supplies and facilities, including other indirect costs, to specific product candidates because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research as well as for managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track our costs by product candidate unless such costs are includable as subaward costs. The following table shows our research and development expenses by type of activity (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Pre-clinical and clinical	$373	$3	$1,121	$173
Salaries and benefits	641	467	1,655	1,461
Facilities and other costs	520	203	1,586	1,082

Total research and development expenses	$1,534	$673	$4,362	$2,716

We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidates due to the inherently unpredictable nature of preclinical and clinical development, including any potential expanded dosing beyond the original protocols based in part on ongoing clinical success. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and our ongoing assessments of each product candidate’s commercial potential. We will need to raise substantial additional capital in the future. In addition, we cannot forecast which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, insurance costs, facility costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services. Personnel-related costs consist of salaries, benefits and stock-based compensation. We expect our general and administrative expenses to increase substantially as we: (i) incur additional costs associated with being a public company, including audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs, (ii) hire additional personnel, and (iii) protect our intellectual property.

Other Income (Expense)

Interest Income

Interest income consists of interest earned on our cash equivalents, which consist of money market funds. Our interest income has not been significant due to low interest earned on invested balances.

Other Income

Other income consists of proceeds received from the sublease of office space previously occupied by Conatus, both the lease and sublease terminated in September 2020.

Results of Operations

Comparison of Three Months Ended September 30, 2020 and 2019

The following table summarizes our results of operations for the three months ended September 30, 2020 and 2019 (in thousands):

	Three Months Ended September 30,
	2020	2019	Change
Revenues
License	$5	$5	—
Product	419	190	229
Professional services	71	119	(48)

Total revenues	495	314	181
Operating expenses
Cost of product revenue	263	81	182
Cost of professional services revenue	62	104	(42)
Research and development	1,534	673	861
General and administrative	1,982	1,202	780

Total operating expenses	3,841	2,060	1,781

Loss from operations	(3,346)	(1,746)	(1,600)
Total other income (expense)	83	48	35

Net loss	$(3,263)	$(1,698)	$(1,565)

Revenues

For the three months ended September 30, 2020 and 2019, we recognized license revenues of $5,000.

For the three months ended September 30, 2020 and 2019, we recognized product and service revenues of $0.5 million and $0.3 million, respectively. The year-over-year increase of $0.2 million was primarily due to the fulfillment of supply orders of CCM to Allergan.

Total Operating Expenses

Cost of Revenues

For the three months ended September 30, 2020 and 2019, we recognized cost of product revenue of $0.3 million and $0.1 million, respectively. The increase of $0.2 million for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 was commensurate with the increase in product sales to Allergan.

For both the three months ended September 30, 2020 and 2019, we recognized costs of professional services of $0.1 million.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2020 and 2019 were $1.5 million and $0.7 million, respectively. The increase of $0.8 million for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 was primarily due to increases related to expanded development costs of our product candidates and increases in personnel related expenses due to changes in duties and responsibilities of existing personnel.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2020 and 2019 were $2.0 million and $1.2 million, respectively. The $0.8 million increase for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 was primarily due to increases in insurance, rent and legal and accounting fees, offset slightly by decreases in personnel related expenses due to changes in duties and responsibilities of existing personnel, in the three months ended September 30, 2020.

Comparison of Nine Months Ended September 30, 2020 and 2019

The following table sets forth our selected statements of operations data for the nine months ended September 30, 2020 and 2019 (in thousands):

	Nine Months Ended September 30,
	2020	2019	Change
Revenues
License	$877	$7,515	(6,638)
Product	419	1,956	(1,537)
Grants	—	150	(150)
Professional service	285	272	13

Total revenues	1,581	9,893	(8,312)
Operating expenses
Cost of product revenue	424	873	(449)
Cost of professional services revenue	248	237	11
In-process research and development	7,144	2,250	4,894
Research and development	4,362	2,716	1,646
General and administrative	4,753	4,607	146

Total operating expenses	16,931	10,683	6,248

Loss from operations	(15,350)	(790)	(14,560)
Total other income (expense)	55	113	(58)

Net loss	$(15,295)	$(677)	$(14,618)

Revenues

For the nine months ended September 30, 2020 and 2019, we recognized license revenues of $0.9 million and $7.5 million, respectively. The $7.5 million recognized in the nine months ended September 30, 2019 related to an upfront payment received in the same period in connection with the execution of the 2019 Allergan Agreement. We received a $1.0 million upfront payment in connection with an amendment to the 2019 Allergan Agreement executed in the nine months ended September 30, 2020, of which approximately $0.1 million was deferred at September 30, 2020.

For the nine months ended September 30, 2020 and 2019, we recognized product and service revenues of $0.7 million and $2.2 million, respectively. The decrease of $1.5 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 was primarily due to a decrease in fulfillment of supply orders of CCM to Allergan and one additional customer in 2019 as compared to 2020.

Grant revenue for the nine months ended September 30, 2020 and 2019 was $0 and $0.2 million, respectively, all of which was related to an NSF research grant awarded to us in 2017 and resulted from the acceptance of milestone reports in 2019.

Total Operating Expenses

Cost of Revenues

For the nine months ended September 30, 2020 and 2019, we recognized cost of product revenue of $0.4 million and $0.8 million, respectively. The decrease of $0.4 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 was commensurate with the decrease in product sales, coupled with a $0.2 million write-off of inventory.

For the nine months ended September 30, 2020 and 2019, we recognized costs of professional services of $0.2 million.

In-process Research and Development Expenses

In-process research and development expenses increased $4.9 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019. In nine months ended September 30, 2020, we incurred $7.1 million for in-process research and development acquired in connection with the Merger and in the nine months ended September 30, 2019, we incurred $2.3 million for in-process research and development related to the acquisition of HST-003 and HST-004 from PUR.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2020 and 2019 were $4.4 million and $2.7 million, respectively. The increase of $1.7 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 was primarily due to expanded development costs of our product candidates.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2020 and 2019 were $4.8 million and $4.6 million, respectively. This increase of $0.2 million was primarily due to increases in insurance, legal, accounting and other professional fees in the nine months ended September 30, 2020, offset by a decrease in success based fees related to license revenue received in the nine months ended September 30, 2020 of approximately $0.7 million as compared to the nine months ended September 30, 2019.

Comparison of Years Ended December 31, 2019 and 2018

The following table sets forth our selected statements of operations data for the periods shown below (in thousands):

	Years Ended December 31,
	2019	2018	Change
Revenues
Product and services	$3,785	$1,458	$2,327
License	7,519	19	7,500
Grants	150	300	(150)

Total revenues	11,454	1,777	9,677
Cost of revenues	2,215	744	1,471
Research and development	6,345	3,490	2,855
General and administrative	6,212	3,184	3,028

Total operating expenses	14,772	7,418	7,354

Loss from operations	(3,318)	(5,641)	2,323

Total other income (expense)	318	(521)	839
Income tax expense	(1)	(1)	—

Net loss	(3,001)	(6,163)	3,162
Loss attributable to noncontrolling interest	(35)	(38)	3

Net loss available to common stockholders	$(2,966)	$(6,125)	$3,159

Revenues

For the years ended December 31, 2019 and 2018, we recognized product and service revenues of $3.8 million and $1.5 million respectively. The year-over-year increase of $2.3 million was primarily due to a $2.2 million increase in fulfillment of supply orders of CCM, which includes deferred revenue recognition of $1.5 million. As of December 31, 2019 and 2018, deferred revenue related to the supply of CCM to Allergan was $0 million and $1.5 million, respectively.

For the years ended December 31, 2019 and 2018, we recognized $7.5 million and $0.02 million, respectively, in license revenue related to the Allergan Agreements. The increase is fully attributable to recognition of license revenue received during the year ended December 31, 2019 as part of the 2019 amendment to the Allergan Agreement.

In March 2017, the National Science Foundation, a government agency, awarded Histogen a research and development grant to develop a novel wound dressing for infection control and tissue regeneration. Grant revenue for the years ended December 31, 2019 and 2018 was $0.15 million and $0.3 million, respectively. The decrease of $0.15 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 is due to timing of milestone reports accepted by the NSF.

Total Operating Expenses

Cost of Revenues

Cost of product revenue represents direct and indirect costs incurred to bring the product to saleable condition, including write-offs of inventory. For the years ended December 31, 2019 and 2018, we recognized cost of product revenue of $1.9 million and $0.6 million, respectively. The increase of $1.3 million for the year ended December 31, 2019 as compared to the year ended December 31,

2018 was commensurate with the increase in product sales under the Allergan Agreements and supply agreement with Edge Systems LLC, coupled with a $0.2 million write-off of inventory in connection with the termination of the supply agreement with Edge Systems LLC.

Cost of professional services revenue represents costs for full-time employee equivalents and actual out-of-pocket costs. For the years ended December 31, 2019 and 2018, we recognized costs of professional services of $0.3 million and $0.2 million, respectively. The increase of $0.1 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was a result of an increase in professional services sales.

Research and Development Expenses

The following table shows our research and development expenses by type of activity (in thousands):

	Years Ended December 31,
	2019	2018
Pre-clinical and clinical	$1,829	$1,666
Acquisition of in-process research and development assets	2,295	—
Salaries and benefits	1,805	1,255
Facilities and other costs	416	569

Total research and development expenses	$6,345	$3,490

Research and development expenses for the years ended December 31, 2019 and 2018 were $6.3 million and $3.5 million, respectively. The increase of $2.8 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily due to an increase of $2.3 million for in-process research and development expense related to the acquisition of HST-003 and HST-004 from the acquisition from PUR, and an increase of $0.5 million primarily related to expanded development costs of numerous of its product candidates

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2019 and 2018 were $6.2 million and $3.2 million, respectively. The increase of $3.0 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily attributable to enhancing our operating infrastructure, hiring our Chairman and CEO, developing our strategic, regulatory and commercialization pathway, and legal and administrative costs related to the proposed merger with Conatus.

Other Income (Expense)

We recognized other income of $0.3 million for the year ended December 31, 2019, as compared to other expense of $0.5 million for the year ended December 31, 2018. The $0.8 million increase in other income for the year ended December 31, 2019 was primarily due to $0.3 million of other income in 2019 due to the expiration of warrant liabilities at December 31, 2019, in contrast to $0.1 million and $0.4 million of other expense in 2018 due to changes in the fair value of the warrant liabilities and an inducement expense related to the February 1, 2018 amendment to the Conversion, Termination and Release Agreement with Lordship Ventures Histogen Holdings LLC, respectively.

Liquidity and Capital Resources

From inception through September 30, 2020, we have accumulated losses of $59.2 million and expect to incur operating losses and generate negative cash flows from operations for the foreseeable future. As of September 30, 2020, we had $6.6 million in cash and cash equivalents.

We have not yet established ongoing sources of revenues sufficient to cover our operating costs and will need to continue to raise additional capital to support our future operating activities, including progression of our development programs, preparation for commercialization, and other operating costs. Our plans with regard to these matters include entering into a combination of additional debt or equity financing arrangements, government funding, strategic partnerships, collaboration and licensing arrangements, or other similar arrangements. There can be no assurance that we will be able to obtain additional financing on terms acceptable to us, on a timely basis or at all.

The interim condensed and year end consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Based on the above, there is substantial doubt about our ability to continue as a going concern within one year from the date these consolidated financial statements were available to be issued. The interim condensed and year end consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

On May 29, 2019, Conatus received a letter from the Nasdaq staff indicating that, for the prior thirty consecutive business days, the bid price for its common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1).

Conatus filed an application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. On November 27, 2019, the application was approved by Nasdaq and a result, Conatus was granted an additional 180-day grace period, until May 25, 2020, to regain compliance with the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5810(c)(3)(A). Subsequently, based on an immediately effective rule change with the SEC on April 16, 2020, Conatus’ deadline to regain compliance was extended to August 10, 2020.

On May 26, 2020, in connection with, and prior to the completion of, the Merger, we effected a reverse stock split of our common stock, which enabled us to regain compliance with the minimum closing bid price requirement. Even though we have regained compliance with the Nasdaq Capital Market’s minimum closing bid price requirement, there is no guarantee that we will remain in compliance with such listing requirements in the future.

Common Stock Purchase Agreement with Lincoln Park

In July 2020, we entered into a common stock purchase agreement (the 2020 Purchase Agreement) with Lincoln Park which provides that, upon the terms and subject to the conditions and limitations in the 2020 Purchase Agreement, Lincoln Park, is committed to purchase up to an aggregate of $10.0 million of shares of our common stock at our request from time to time during a 24 month period that began in July 2020 and at prices based on the market price of our common stock at the time of each sale. Upon execution of the 2020 Purchase Agreement, we sold 328,516 shares of common stock at $3.04399 per share to Lincoln Park for proceeds of $1.0 million. During September 2020, pursuant to the 2020 Purchase Agreement, we sold an additional 280,000 shares of our common stock to Lincoln Park for net proceeds of approximately $0.3 million and as of September 30, 2020, $8.5 million of common stock remained available to be sold, subject to certain limitations on the amount of securities the Company may sell under its effective registration statement on Form S-3 within any 12 month period and NASDAQ rules. In consideration for entering into the 2020 Purchase Agreement and concurrently with the execution of the 2020 Purchase Agreement, we issued 66,964 shares of our common stock to Lincoln Park.

November 2020 Registered Direct Offering

In November 2020, we entered into a securities purchase agreement with several institutional and accredited investors for the sale by us of 2,522,784 shares of our common stock at a purchase price of $1.78375 per share, in a registered direct offering, with H.C. Wainwright & Co., LLC acting as placement agent. Concurrently with the sale of the shares, we also sold unregistered warrants to purchase up to an aggregate of 1,892,088 shares of common stock. The gross proceeds from this offering were $4.5 million.

At Market Issuance Agreement with Stifel, Nicolaus & Company, Incorporated

Effective July 20, 2020, in connection with the execution of the 2020 Purchase Agreement, we elected to terminate the At Market Issuance Sales Agreement, dated August 2, 2018, between us and Stifel, Nicolaus & Company, Incorporated, which provided for the sale of up to $35.0 million of our common stock, before deducting the placement agent’s fees and other offering expenses, and excluding the proceeds, if any from the exercise of the warrants.

Cash Flow Summary for the Nine Months Ended September 30, 2020 and 2019

The following table shows a summary of our cash flows for the nine months ended September 30, 2020 and 2019 (in thousands):

	Nine Months Ended
	2020	2019
Net cash provided by (used in)
Operating activities	$(7,980)	$395
Investing activities	10,975	(152)
Financing activities	1,839	488

Net increase in cash, cash equivalents and restricted cash	$4,834	$731

Operating activities

Net cash used in operating activities was $8.0 million for the nine months ended September 30, 2020, resulting from our net loss of $15.3 million, which included non-cash charges of $7.9 million primarily related to acquired in-process research and development in connection with the Merger and stock-based compensation, and a $0.5 million change in our operating assets and liabilities.

Net cash provided by operating activities was $0.4 million for the nine months ended September 30, 2019, resulting from our net loss of $0.7 million, which included non-cash charges of $2.1 million primarily related to the issuance of shares of our convertible preferred stock for the settlement with PUR and stock-based compensation, and a $1.0 million change in our operating assets and liabilities.

Investing activities

Net cash provided by investing activities was $11.0 million for the nine months ended September 30, 2020, consisting of cash of $12.8 million received in connection with the Merger, offset by payments for acquisition related costs and purchases of property and equipment. Net cash used in investing activities was $0.2 million for the nine months ended September 30, 2019, all of which was for purchases of property and equipment.

Financing activities

Net cash provided by financing activities was $1.8 million for the nine months ended September 30, 2020, resulting primarily from sales of our common stock to Lincoln Park and the proceeds of the PPP Loan. Net cash provided by financing activities was $0.5 million for the nine months ended September 30, 2019, resulting primarily from proceeds received from the sale of shares of our convertible preferred stock.

Funding Requirements

We believe our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements into the third quarter of 2021. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect. Additionally, the process of testing product candidates in clinical trials is costly, and the timing of progress, potential dose expansions beyond our planned study protocols based in part on our clinical progress, and expenses in these trials is uncertain.

Our future capital requirements will depend on many factors, including:

•

the type, number, scope, progress, expansions, results, costs and timing of, our preclinical studies and clinical trials of our product candidates which we are pursuing or may choose to pursue in the future;

•	the costs and timing of manufacturing for our product candidates, including commercial manufacturing if any product candidate is approved;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting;

•	the costs associated with hiring additional personnel and consultants as our preclinical and clinical activities increase;

•	the costs and timing of establishing or securing sales and marketing capabilities if any product candidate is approved;

•	our ability to achieve sufficient market acceptance, adequate coverage and reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;

•	the impact of any natural disasters or public health crises, such as the COVID-19 pandemic; and

•	costs associated with any products or technologies that it may in-license or acquire.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, we expect to finance our losses from operations and capital funding needs through a combination of equity offerings, debt financings, government funding and other sources, including potentially collaborations, licenses and other similar arrangements. To the extent we raise additional capital through the sale of convertible debt or equity securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, licenses and other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through debt or equity financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates by ourselves. There can be no assurance that we will be able to obtain any sources of financing on acceptable terms, or at all.

We may be unable to raise additional funds on acceptable terms or at all. As a result of the COVID-19 pandemic and actions taken to slow its spread, the global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise additional funds, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

BUSINESS

Overview

Histogen is a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function.

Histogen’s technology is based on the discovery that growing fibroblast cells under simulated embryonic conditions induces them to become multipotent with stem cell like properties. The environment created by Histogen’s proprietary process mimics the conditions within the womb — very low oxygen and suspension. When cultured under these conditions, the fibroblast cells generate biological materials, growth factors and proteins, that have the potential to stimulate a person’s own stem cells to activate and replace/regenerate damaged cells and tissue. Histogen’s proprietary, reproducible manufacturing process provides targeted solutions that harness the body’s inherent regenerative power across a broad range of therapeutic indications including hair growth, joint cartilage regeneration, spinal disc repair and dermal rejuvenation,.

Histogen’s reproducible manufacturing process yields multiple biologic products from a single bioreactor, including cell conditioned medium (CCM), human extracellular matrix (hECM) and hair stimulating complex (HSC), creating a spectrum of products for a variety of markets from one core technology.

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Human Multipotent Cell Conditioned Media, or CCM: A soluble multipotent CCM that is the starting material for products for skin care and other applications. The liquid complex produced through Histogen’s manufacturing process contains soluble biologicals with a diverse range of embryonic-like proteins. Because the cells produce and secrete these factors while developing the extracellular matrix, or ECM, these proteins are naturally infused into the liquid media in a stabilized form. The CCM contains a diverse mixture of cell-signaling materials, including human growth factors such as Keratinocyte Growth Factor, soluble human ECM proteins such as collagen, and vital proteins which support the epidermal stem cells that renew skin throughout life.

•

Human Extracellular Matrix, or hECM: An insoluble hECM for applications such as orthopedics and soft tissue augmentation, which can be fabricated into a variety of structural or functional forms for tissue engineering and clinical applications. The hECM produced through Histogen’s proprietary process is a novel, all-human, naturally secreted material. It is most similar to early embryonic structural tissue which provides the framework and signals necessary for cell in-growth and tissue development. By producing similar ECM materials to those that aided in the original formation of these tissues in the embryo, regenerative cells are supported in vitro and have shown potential as therapeutics in vivo.

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Hair Stimulating Complex, or HSC: A soluble biologic comprised of growth factors involved in the signaling of cells in the body, particularly those factors known to be important in hair formation and the stimulation of resting hair follicles.

Under the hECM and HSC core technology platforms, we have two product candidates in development intended to address what we believe to be underserved, multibillion-dollar global markets, and we have an asset previously developed by Conatus Pharmaceuticals Inc. (“Conatus”) that we retained development and commercialization rights to, emricasan, which we are jointly developing with our partner, Amerimmune:

•

HST-001 is a hair stimulating complex, or HSC, intended to be a physician-administered therapeutic for alopecia (hair loss). HST-001 is minimally-invasive and has been shown in early studies to stimulate resting hair follicles to produce new cosmetically-relevant hair. In

May of 2020, Histogen initiated its Phase 1b/2a clinical trial of HST-001, designed to assess the safety, tolerability and indicators of efficacy of HST-001 for the treatment of androgenic alopecia in men. In December of 2020, Histogen announced preliminary week 18 results for the primary efficacy endpoint which supported that patients treated with HST-001 demonstrated separation from placebo patients for absolute change from baseline in total hairs (terminal and vellus) in the target area (TAHC) in the vertex as measured by Canfield’s Hairmetrix macrophotography system, though these preliminary data have not indicated statistical significance. HST-001 was also shown to be safe and well tolerated at week 18 as compared to placebo with no reports of serious adverse events. Histogen anticipates completing the study and reporting the final results from the week 26 assessments, along with its plans for further clinical development of HST-001, in the early first quarter of 2021.

•

HST-003 is a human extracellular matrix, or hECM, intended for regenerating hyaline cartilage for the treatment of articular cartilage defects in the knee, with a novel malleable scaffold that stimulates the body’s own stem cells. In September 2020, we were awarded a $2.0 million grant by the Peer Reviewed Orthopedic Research Program (PRORP) of the U.S. Department of Defense (“DoD”) to partially fund a Phase 1/2 clinical trial of HST-003 for regeneration of cartilage in the knee. In December of 2020, Histogen filed an investigational new drug (“IND”) for the initiation of a Phase 1/2 clinical trial to evaluate the safety and efficacy of HST-003 and expects to initiate a Phase 1 trial in the first quarter of 2021. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702, is the awarding and administering acquisition office. The views expressed in this filing are those of Histogen and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

•

Emricasan is an orally active pan-caspase inhibitor being jointly developed with Histogen’s partner Amerimmune for the potential treatment of COVID-19. On October 26, 2020, Histogen entered into a Collaborative Development and Commercialization Agreement with Amerimmune, pursuant to which Amerimmune, at its expense and in collaboration with us, shall use commercially reasonable efforts to lead the development activities for emricasan. Histogen has filed and received permission for an IND from the FDA to initiate a Phase 1 study of emricasan in mild COVID-19 patients to assess safety and tolerability. Histogen, along with its partner Amerimmune, anticipate initiating a Phase 1 study in the first quarter of 2021.

Additionally, HST-004, which is a CCM scaffold intended to be administered through an interdiscal injection for spinal disc repair and HST-002, which is a human-derived collagen and extracellular matrix dermal filler intended to be injected into the dermis for the treatment of facial folds and wrinkles. Early preclinical research has shown that HST-004 stimulates stem cells from spinal disc to proliferate and secrete aggrecan and collagen II. HST-004 was shown to reduce inflammation and protease activity and upregulate aggrecan production in an ex vivo spinal disc model. HST 002, our hECM filler, provides the natural proteins found in young, healthy skin all-human and naturally produced collagen with dermal matrix proteins. Based upon the FDA’s recent communications that HST-002 will be regulated as a drug-biologic-device combination product, we are evaluating the impact to our clinical timeline and expect to provide an update in the first quarter of 2021.

Histogen has also developed a non-prescription topical skin care ingredient utilizing CCM that harnesses the power of growth factors and other cell signaling molecules to support our epidermal stem cells, which renew skin throughout life. The CCM ingredient for skin care currently generates product revenue from Allergan Sales LLC (“Allergan”), who formulates the ingredient into their skin care product lines in spas and professional offices.

Merger

On January 28, 2020, the Company, then operating as Conatus, entered into an Agreement and Plan of Merger and Reorganization, as amended (the “Merger Agreement”), with privately-held Histogen Inc. (“Private Histogen”) and Chinook Merger Sub, Inc., a wholly-owned subsidiary of Conatus (“Merger Sub”). Under the Merger Agreement, Merger Sub merged with and into Private Histogen, with Private Histogen surviving as a wholly-owned subsidiary of the Company (the “Merger”). On May 26, 2020, the Merger was completed. Conatus changed its name to Histogen Inc., and Private Histogen, which remains as a wholly-owned subsidiary of the Company, changed its name to Histogen Therapeutics Inc. On May 27, 2020, the combined Company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “HSTO”.

Pursuant to the terms of the Merger Agreement, each outstanding share of Private Histogen common stock outstanding immediately prior to the closing of the Merger was converted into approximately 0.14342 shares of Company common stock (the “Exchange Ratio”), after taking into account the Reverse Stock Split, as defined below. Immediately prior to the closing of the Merger, all shares of Private Histogen preferred stock then outstanding were exchanged into shares of common stock of Private Histogen. In addition, all outstanding options exercisable for common stock of Private Histogen and warrants exercisable for common stock of Private Histogen became options and warrants exercisable for the same number of shares of common stock of the Company multiplied by the Exchange Ratio. Immediately following the Merger, stockholders of Private Histogen owned approximately 71.3% of the outstanding common stock of the combined company.

On May 26, 2020, in connection with, and prior to the completion of, the Merger, the Company effected a one-for-ten reverse stock split of its then outstanding common stock (the “Reverse Stock Split”). The par value and the authorized shares of the common stock were not adjusted as a result of the Reverse Stock Split. All of the Company’s issued and outstanding common stock have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. All issued and outstanding Private Histogen common stock, convertible preferred stock, options and warrants prior to the effective date of the Merger have been retroactively adjusted to reflect the Exchange Ratio for all periods presented.

Market and Commercial Opportunity

Our proprietary, reproducible manufacturing process provides targeted solutions that harness the body’s inherent regenerative power across a broad range of therapeutic indications including hair growth, joint cartilage regeneration, spinal disc repair and dermal rejuvenation.

We currently have two product candidates in development intended to address what we believe to be underserved, multibillion-dollar global markets, HST-001, a treatment for hair loss and HST-003 a treatment for joint cartilage repair and the emricasan asset, which we are jointly developing with our partner, Amerimmune for the potential treatment for COVID-19:

•

HST-001 is an HSC intended to be a physician-administered therapeutic for alopecia (hair loss). The hair loss market is both large and underserved. We believe this is largely due to the ineffectiveness of currently available options, and the hesitation of many affected to seek invasive surgical treatments. Patients seek a safe, minimally-invasive treatment to achieve cosmetically relevant new hair growth. The development of HST-001 has the potential to expand the hair restoration market by offering an option to those that currently have none, and a potentially more effective option to anyone presently using or considering Rogaine or Propecia.

•	HST-003 is a hECM intended for regenerating hyaline cartilage for the treatment of articular cartilage defects in the knee, with a novel malleable scaffold that stimulates the body’s own stem cells. According to our market research, 0.2 million people in the United States receive joint cartilage repair and 17.5 million are considering joint cartilage repair. Physicians, and their patients, are seeking treatments that reverse cartilage degeneration and we believe that the market is growing.

•

Emricasan is an orally active, pan-caspase inhibitor being jointly developed with our partner Amerimmune for the potential treatment of COVID-19. We believe that by reducing the activity of these enzymes, caspase inhibitors have the potential to interrupt the progression of a variety of diseases. To date, emricasan has been studied in over 950 patients in 19 completed clinical trials across a broad range of liver diseases. In NASH cirrhosis patients in multiple clinical Phase II trials conducted by Conatus, emricasan demonstrated rapid and sustained reductions in elevated levels of key biomarkers of inflammation and cell death. Similarly, elevated biomarkers are also believed to play a role in the severity and progression of COVID-19.

Novel cosmetics ingredients, including stem cells, peptides and growth factors like the CCM skin care ingredient produced by our technology have gained excitement in the mainstream skincare market. We currently generate sales revenue from Allergan, who formulates the ingredient into their skin care product lines.

Strategic Agreements

Amerimmune Collaborative Development and Commercialization Agreement

We retained rights to emricasan, an orally active pan-caspase inhibitor, which was an asset previously developed by Conatus. We have been evaluating alternatives to create opportunities for increasing shareholder value from this asset. On October 26, 2020, we entered into a Collaborative Development and Commercialization Agreement (the “Collaboration Agreement”) with Amerimmune pursuant to which we agreed to jointly develop emricasan for the potential treatment of COVID-19. We filed and received approval for an IND from the United States Food and Drug Administration (“FDA”) to initiate a Phase 1 study of emricasan in mild Covid-19 patients to assess safety and tolerability. Until such time as a strategic partner assumes responsibility, we, in collaboration with Amerimmune, shall be responsible for and shall control all regulatory interactions relating to emricasan. Under the Collaboration Agreement, Amerimmune, at its expense and in collaboration with us, shall use commercially reasonable efforts to lead the development activities for emricasan. Amerimmune shall be responsible for conducting clinical trials and we shall provide reasonable quantities of emricasan for such purpose. We believe our current supply of emricasan is sufficient to support clinical trials through Phase 2. The parties shall establish a joint development committee to oversee the development of emricasan and a joint partnering committee to oversee commercialization activities for emricasan. Each party shall retain ownership of their legacy intellectual property and responsibility for ongoing patent application prosecution and maintenance costs. In addition, we granted Amerimmune an exclusive option, subject to certain terms and conditions, to an exclusive license to develop and commercialize emricasan throughout the world during the term. After exercise of the option, Amerimmune, alone or in conjunction with one or more strategic partners, will use its commercially reasonable efforts to develop, manufacture and commercialize emricasan and we shall equally share the profits with Amerimmune.

Allergan License and Supply Agreements

In July 2017, we entered into a letter agreement to transfer Suneva Medical, Inc.’s Amended and Restated License and Supply Agreements (collectively the “Allergan Agreements”) to Allergan, which grants exclusive rights to commercialize our CCM skin care ingredient worldwide, excluding South Korea, China and India, in exchange for royalty payments to us based on Allergan’s sales of product including the licensed ingredient. Through September 30, 2020, we entered into several amendments to the Allergan Agreements to, among other things, expand Allergan’s license rights, identify exclusive and non-exclusive fields of use and clarify responsibilities with response to regulatory filings. For these amendments to the License Agreements, we have received cash payments of $19.5 million through September 30, 2020. The Allergan Agreements also include a potential future milestone payment of $5.5 million if Allergan’s net sales of products containing our CCM skin care ingredient exceeds $60 million in any calendar year through December 31, 2027. From time to time, we may improve our CCM skin care ingredient, and to the extent that these are within the field of use in the Allergan Agreements, we will provide the improvements to Allergan. The remaining performance obligations related to the Allergan Agreements from 2017 were our obligations to supply CCM and provide potential future improvements to Allergan, for which our obligation to supply CCM was satisfied during the fourth quarter of 2019. On January 17, 2020, we amended the Allergan Agreements, further clarifying the fields of use, the product definition and rights to certain improvements, as well as us agreeing to supply additional CCM and provide further technical assistance to Allergan (the cost of which shall be reimbursed to us), for a one-time payment of $1.0 million to us. Allergan may terminate the agreement for convenience upon one business days’ notice to us. Under the Amended and Restated License Agreement, as amended, Allergan will indemnify us for third party claims arising from Allergan’s breach of the agreement, negligence or willful misconduct, or the exploitation of products by Allergan or its sublicensees. We will indemnify Allergan for third party claims arising from our breach of the agreement, negligence or willful misconduct, or the exploitation of products by us prior to the effective date.

Huapont License and Supply Agreement

On September 30, 2016, concurrent with the purchase of 4,000,000 shares of Series D convertible preferred stock and 190,377 shares of common stock by Pineworld Capital Limited (or “Huapont”) on August 10, 2016, Histogen and Huapont entered into an Exclusive License and Supply Agreement (“LSA”) that had been negotiated simultaneously with and in anticipation of the closing of the Huapont investment transaction. The LSA, among other provisions, grants limited exclusive license and sublicense rights to Huapont for the commercialization and sale of HST-001 in the People’s Republic of China (the “territory”); and a limited non-exclusive non-assignable right to Histogen Trademarks in the territory. The agreement contains provisions for Histogen to supply HST-001 to Huapont upon request for use in clinical trials and following regulatory approval in the defined territory, for which Huapont will reimburse us up to $150,000 in manufacturing costs. To date, no development activities have occurred and no supply of HST-001 has been requested by Huapont pursuant to the LSA.

Histogen has a right to terminate the LSA upon failure by Huapont to achieve certain diligence or sales milestones or its abandonment of commercialization of the product, certain changes of control of Huapont, Huapont’s material breach of the LSA, Huapont’s failure to purchase certain volumes of product under the LSA, or Huapont’s sale of the product outside the territory or sale of a competing product, subject to certain cure rights. Huapont may terminate the agreement if further commercialization of the product is not commercially feasible, upon Histogen’s material breach of the LSA or if Histogen sells a competing product in the territory. Huapont will indemnify Histogen for third-party claims arising from Huapont’s distribution, marketing and promotion of products in or for the territory, Huapont’s breach of the agreement or Huapont’s intentional acts or omissions or negligence. Histogen will indemnify Huapont for the development, manufacture or supply of product by or under the control of Histogen, Histogen’s breach of its obligations or warranties, intellectual property infringement in connection with the using, importing or selling of products by Huapont, infringement of trademark rights in connection with the use of Histogen’s trademarks, or Histogen’s intentional acts or omissions or negligence.

Upon the adoption of ASC 606, we determined that as no up-front consideration was attributable to the LSA, there was no impact to the historical accounting for the arrangement, and therefore, no transition adjustment was required. The LSA includes development milestone payments of up to $5,000,000 in aggregate; $0.8 million upon the approval of the IND by the China Food and Drug Administration (“CFDA”); $1.8 million upon the completion of all clinical trials required for a New Drug Filing (“NDA”) with the CFDA; $1.2 million upon NDA filing with the CFDA; and $1.2 million upon NDA approval by the CFDA. In accordance with ASC 606, Histogen excluded the development milestones from the transaction price as it considered such payments to be fully constrained under ASC 606 due to the inherent uncertainty in the achievement of such milestone payments, which are highly susceptible to factors outside of Histogen’s control. We will recognize revenue for development milestone as it becomes probable that a significant reversal in the amount of cumulative revenue recognized will not occur using the most likely method. For the years ended December 31, 2019 and 2018, we have not recognized any milestone revenue under the LSA. The arrangement also includes tiered royalty payments based on net sales of HST-001, consisting of 4% up to the first $50 million of net sales, 5.5% up to $50 million, 6.5% up to $125 million, and 7.5% above $200 million. Sales-based royalties promised in exchange for the license will be recognized as revenue in the period when subsequent sales occur. For the years ended December 31, 2019 and 2018, we did not recognize any royalty revenue under the LSA.

PUR

PUR was formed to develop and market applications along with products in the surgical/orthopedic and device markets. On April 5, 2019, Histogen entered into a Settlement, Release and Termination Agreement with PUR and its members (“PUR Settlement”), which terminated the License, Supply and Operating Agreements between Histogen and PUR, eliminated Histogen’s membership interest in PUR and returned all in-process research and development assets to Histogen (the “Development Assets”). The agreement also provided indemnification and complete release by all parties. As consideration for the reacquisition of the Development Assets, Histogen compensated PUR with both equity and cash components, including 1,166,667 shares of Series D convertible preferred stock with a fair value of $1.75 million and a potential cash payout of up to $6.25 million (the “Cap Amount”). Histogen paid PUR $0.5 million in upfront cash, forgave approximately $22 thousand of accounts receivable owed by PUR to Histogen, and settled an outstanding payable of PUR of approximately $23 thousand owed to a third-party. Histogen is also obligated to make milestone and royalty payments, including (a) a $0.4 million upon the unconditional acceptance and approval of a New Drug Application or Pre-Market Approval Application by the US FDA related to the Development Assets, (b) a $0.4 million commercialization milestone upon reaching gross sales (by Histogen or licensee) of the $0.5 million of products incorporating the Development Assets, and (c) a five percent (5%) royalty on net revenues collected by Histogen from commercial sales (by Histogen or licensee) of products incorporating the Development Assets. The aforementioned cash payments, along with any future milestone and royalty payments, are all applied against the Cap Amount.

Governmental Regulation

FDA Regulation and Marketing Approval

In the U.S., the FDA regulates drug products, biological products, and medical devices under the Federal Food, Drug, and Cosmetic Act (FDCA), the Public Health Service (PHS) Act, and other federal regulations. These FDA-regulated products are also subject to state and local statutes and regulations, as well as applicable laws or regulations in foreign countries. The FDA, and comparable regulatory agencies in state and local and local jurisdictions and in foreign countries, impose substantial requirements on the research, development, testing, manufacture, quality control, labeling, packaging, storage, distribution, record-keeping, approval, post-approval monitoring, advertising, promotion, marketing, sampling and import and export of FDA-regulated products. Failure to comply with the applicable requirements at any time during the drug development process, approval process or after approval may subject an applicant to administrative or judicial sanctions or non-approval of product candidates. These sanctions could include a clinical hold on clinical trials, FDA’s refusal to approve pending applications or related supplements, withdrawal of an approval, untitled or warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, restitution, disgorgement, civil penalties or criminal prosecution. Such actions by government agencies could also require us to expend a large amount of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on us.

IND and Clinical Trials of Drug and Biological Products

Prior to commencing a human clinical trial of a drug or biological product, an IND application, which contains the results of preclinical studies along with other information, such as information about product chemistry, manufacturing and controls and a proposed protocol, must be submitted to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug or biological product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA within the 30-day time period raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin. A separate submission to the existing IND must be made for each successive clinical trial to be conducted during drug development.

An independent Institutional Review Board (IRB) for each site proposing to conduct the clinical trial must review and approve the investigational plan for the trial before it commences at that site. Informed written consent must be obtained from each trial subject.

Human clinical trials for drug and biological products typically are conducted in sequential phases that may overlap:

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Phase I—the investigational drug/biologic is given initially to healthy human subjects or patients with the target disease or condition in order to determine metabolism and pharmacologic actions of the drug in humans, side effects and, if possible, to gain early evidence on effectiveness. During Phase I clinical trials, sufficient information about the investigational drug/biologic’s pharmacokinetics and pharmacologic effects may be obtained to permit the design of well-controlled and scientifically valid Phase II clinical trials.

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Phase II—clinical trials are conducted to evaluate the effectiveness of the drug/biologic for a particular indication or in a limited number of patients in the target population to identify possible adverse effects and safety risks, to determine the efficacy of the drug/biologic for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials.

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Phase III—when Phase II clinical trials demonstrate that a dosage range of the drug/biologic appears effective and has an acceptable safety profile, and provide sufficient information for the design of Phase III clinical trials, Phase III clinical trials in an expanded patient population at multiple clinical sites may begin. They are intended to further evaluate dosage, effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug/biologic and to provide an adequate basis for product labeling and approval by the FDA. In most cases, the FDA requires two adequate and well-controlled Phase III clinical trials to demonstrate the efficacy of the drug in an expanded patient population at multiple clinical trial sites.

All clinical trials must be conducted in accordance with FDA regulations, including good clinical practice (GCP) requirements, which are intended to protect the rights, safety and well-being of trial participants, define the roles of clinical trial sponsors, administrators and monitors and ensure clinical trial data integrity. Regulatory authorities, including the FDA, an IRB, a data safety monitoring board or the sponsor, may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the clinical trial is not being conducted in accordance with FDA requirements.

During the development of a new drug or biologic, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase II clinical trials, and before an NDA/BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end-of-Phase II clinical trials meetings to discuss their Phase II clinical trials results and present their plans for the pivotal Phase III registration trial that they believe will support approval of the new drug/biologic.

An investigational drug product that is a combination of two different drugs in the same dosage form must comply with an additional rule that requires that each component make a contribution to the claimed effects of the drug product. This typically requires larger studies that test the drug against each of its components.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, biologics, and devices, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial, is made public as part of the registration. Sponsors also are obligated to discuss the results of their clinical trials after completion. Disclosure of the clinical trial results can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

The New Drug Application (NDA) Approval Process

Our drug products must be approved by the FDA through the NDA approval process before they may be legally marketed in the U.S. The process required by the FDA before drugs may be marketed in the U.S. generally involves the following:

•	completion of non-clinical laboratory tests, animal studies and formulation studies conducted according to good laboratory practice or other applicable regulations;

•	submission of an IND application;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses conducted in accordance with GCP;

•	submission to the FDA of an NDA after completion of all pivotal clinical trials;

•	FDA pre-approval inspection of manufacturing facilities and audit of clinical trial sites; and

•	FDA approval of an NDA.

In order to obtain approval to market a drug in the U.S., a marketing application must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. Each NDA submission requires a substantial user fee payment (exceeding $2.5 million in fiscal year 2019) unless a waiver or exemption applies. The application includes all relevant data available from pertinent non-clinical studies, or preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other information. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators that meet GCP requirements.

Companies also must develop additional information about the chemistry and physical characteristics of the drug and finalize a process for the NDA sponsor’s manufacturing the product in compliance with current good manufacturing practice (cGMP) requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and the manufacturer must develop methods for testing the identity, strength, quality and purity of the finished drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf-life.

The results of drug development, non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product.

The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. The FDA has 60 days from its receipt of an NDA to conduct an initial review to determine whether the application will be accepted for filing.

If the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to ensure the product’s identity, strength, quality and purity. The FDA has agreed to specific performance goals on the review of NDAs and seeks to review standard NDAs within 12 months from submission of the NDA. The review process may be extended by the FDA for three additional months to consider certain late submitted information or information intended to clarify information already provided in the submission.

After the FDA evaluates the NDA, it will issue either an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the application is not ready for approval. A Complete Response Letter may require additional clinical data and/or an additional pivotal clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or effectiveness to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, BLA or PMA, the FDA typically will inspect the facilities where the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. We currently have manufacturing facilities at our corporate headquarters, but we intend to facilitate a technology transfer of such functions and obligations to third party contract research organizations, for its clinical materials, and certain of its commercial partners for their commercial supply. Until such time as we no longer manufacture any clinical or commercial supply of product, we must ensure that our facilities satisfy FDA manufacturing requirements. Additionally, before approving an NDA, BLA or PMA, the FDA may inspect one or more clinical sites for compliance with GCP regulations.

If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP regulations, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

As a condition of approval, the FDA may require, additional clinical trials after a product is approved. These so-called Phase IV or post-approval clinical trials may be a condition for continuing drug approval. The results of Phase IV clinical trials can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA now has express statutory authority to require sponsors to conduct post-marketing trials to specifically address safety issues identified by the agency.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure that the benefits of a drug outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA. Elements of a REMS may include “dear doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases elements to assure safe use (“ETASU”), which is the most restrictive REMS. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. These elements are negotiated as part of the NDA approval, and in some cases the approval date may be delayed. Once implemented, REMS are subject to periodic assessment and modification.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, manufacturing processes or facilities, may require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution or post-marketing trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our products, or obtaining approval but for significantly limited use, would harm our business. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products in development. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

The Hatch-Waxman Amendments

Under the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, commonly known as the Hatch-Waxman Amendments, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored. The Hatch-Waxman Amendments also provide a process for listing patents pertaining to approved products in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) and for a competitor seeking approval of an application that references a product with listed patents to make certifications pertaining to such patents. In addition, the Hatch-Waxman Amendments provide for a statutory protection, known as non-patent exclusivity, against the FDA’s acceptance or approval of certain competitor applications.

Patent Term Restoration

Patent term restoration can compensate for time lost during drug development and the regulatory review process by returning up to five years of patent life for a patent that covers a new product or its use. This period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, provided the sponsor acted with diligence. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed by the NDA holder in the drug’s application or otherwise are published in the FDA’s Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (ANDA). An ANDA permits marketing of a drug product that has the same active ingredient(s) in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical studies or clinical trials to prove the safety or effectiveness of their drug product. Drugs approved under and ANDA are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

Section 505(b)(2) of the FDCA provides an alternate regulatory pathway to FDA approval for new or improved formulations or new uses of previously approved drug products. Specifically, Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA that (i) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (ii) such patent has expired; (iii) the date on which such patent expires; or (iv) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant also may elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the paragraph IV certification expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired.

Market Exclusivity

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain drug applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a Paragraph IV certification.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, were conducted or sponsored by the applicant deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active ingredient. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA is required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

The Biologics License Application (BLA) Approval Process

Our biological products must be approved by the FDA through the BLA approval process before they may be legally marketed in the U.S. The process is similar to the NDA process and generally involves the completion of non-clinical laboratory tests, submission of an IDA application, performance of human clinical trials in accordance with GCP to establish and safety and efficacy of the biological product, submission to the FDA of a BLA after completion of all pivotal clinical trials, FDA pre-approval inspection of manufacturing facilities and audit of clinical trial sites; and FDA approval of a BLA.

The cost of preparing and submitting a BLA is substantial. Each BLA submission requires a user fee payment (exceeding $2.5 million in fiscal year 2019), unless a waiver or exemption applies. The manufacturer or sponsor of an approved BLA is also subject to annual establishment fees.

The FDA has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of BLAs. Most applications for standard review biologics products are reviewed within twelve months of submission, and most applications for priority review biologics are reviewed within eight months of submission. The review process may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

The FDA may also refer applications for novel biologics products or biologics products that present difficult questions of safety or efficacy, to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the BLA unless compliance with cGMP is satisfactory, and the BLA contains data that provide substantial evidence that the biologic is safe and effective for the indication studied. Manufacturers of biologics also must comply with the FDA’s general rules on biological products.

After the FDA evaluates the BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing, including additional large-scale clinical testing or information in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing and distribution of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy and may impose other conditions, including labeling restrictions, which can materially affect the product’s potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems or safety issues are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, device components or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.

Biosimilar Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (BPCIA) creates an abbreviated approval pathway for biosimilar products. A biosimilar is a biological product that is highly similar to and has no clinically meaningful differences from an existing FDA-licensed reference product. Biosimilarity must be shown through analytical studies, animal studies, and at least one clinical study, absent a waiver. A biosimilar product may be deemed interchangeable with a prior licensed product if it is biosimilar and meets additional requirements under the BPCIA, including that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. An interchangeable product may be substituted for the reference product without the involvement of the prescriber.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar may be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product may obtain exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar; (ii) eighteen months after the first interchangeable biosimilar is approved if there is no patent challenge; (iii) eighteen months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant; or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

FDA Regulation of Medical Devices

Medical devices are subject to extensive and rigorous regulation by the FDA under the FDCA, as well as other federal and state regulatory bodies in the United States, and laws and regulations of foreign authorities in other countries. FDA requirements specific to medical devices are wide ranging and govern, among other things:

•	design, development and manufacturing;

•	testing, labeling and storage;

•	clinical trials in humans;

•	product safety;

•	marketing, sales and distribution;

•	premarket clearance or approval;

•	record keeping procedures;

•	advertising and promotion;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to serious injury or death; and

•	product export.

Unless an exemption applies, medical devices distributed in the United States must receive either premarket clearance under Section 510(k) of the FDCA or premarket approval of a premarket application (PMA). Medical devices are classified into one of three classes—Class I, Class II, or Class III—depending on the degree or risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Medical devices deemed to pose relatively low risk are placed in either Class I or II, which generally requires the manufacturer to submit a premarket notification under Section 510(k) of the FDCA requesting permission for commercial distribution. Some low risk devices are exempted from this premarket requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device, or to a “preamendment device”—i.e., a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications—are placed in Class III requiring PMA approval.

Clinical Studies of Medical Devices under an Investigational Device Exemption (IDE)

A clinical trial is almost always required to support a PMA. All clinical investigations of investigational devices must be conducted in accordance with the FDA’s investigational device exemption (IDE) regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators.

If the device presents a “significant risk” to human health (as defined in the regulations), the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. A nonsignificant risk device does not require FDA approval of an IDE. Both significant risk and nonsignificant risk investigational devices require approval from institutional review boards (IRBs) at the study centers where the device will be used. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with all reporting and record keeping requirements. The sponsor, the FDA or the IRB at each site at which a clinical trial is being conducted may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device, or may otherwise not be sufficient to obtain approval of the product.

The Premarket Application (PMA) Approval Pathway

A product not eligible for 510(k) clearance must follow the PMA approval pathway, which requires evidence of the safety and effectiveness of the device to the FDA’s satisfaction. FDA aims to review PMAs within 12 months, but approval in practice could take much longer.

A PMA application must provide extensive preclinical and clinical trial data and information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA typically will inspect the manufacturer’s facilities for compliance with Quality System Regulation (QSR) requirements, which impose requirements for design and development, manufacturing, testing, labeling, packaging, distribution, and documentation and other quality assurance procedures.

Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but may last longer. An advisory panel of experts from outside the FDA is typically convened to review and evaluate the PMA applications and provide recommendations to the FDA as to the approval of the device. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

Post-Marketing Requirements for FDA Regulated Products

Following approval of a new product, the company and the approved products are subject to continuing regulation by the FDA, state and foreign regulatory authorities including, among other things, monitoring and record-keeping activities, reporting adverse experiences to the applicable regulatory authorities, providing regulatory authorities with updated safety and efficacy information, manufacturing products in accordance with cGMP requirements, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising and restrictions on promoting products for uses or in patient populations that are not consistent with the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet, including social media. Although physicians may prescribe products for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval, or may include in a lengthy review process.

The FDA, state and foreign regulatory authorities have broad enforcement powers. Failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include the following:

•	untitled letters or warning letters;

•	fines, disgorgement, restitution or civil penalties;

•	injunctions (e.g., total or partial suspension of production) or consent decrees;

•	product recalls, administrative detention, or seizure;

•	customer notifications or repair, replacement or refunds;

•	operating restrictions or partial suspension or total shutdown of production;

•	delays in or refusal to grant requests for future product approvals or foreign regulatory approvals of new products, new intended uses, or modifications to existing products;

•	withdrawals or suspensions of FDA product marketing approvals or foreign regulatory approvals, resulting in prohibitions on product sales;

•	clinical holds on clinical trials;

•	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations. Such actions by government agencies could also require us to expend a large amount of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on us.

In the U.S., after a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in registered facilities and in accordance with cGMP. We expect to rely on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct deviations from cGMP. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Manufacturers and other entities involved in the manufacture and distribution of approved drugs, biologics and medical devices are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

NDA/BLA/PMA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms and, in certain circumstances, suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that can interrupt the operation of any such firm or result in restrictions on product supply, including, among other things, recall or withdrawal of the product from the market.

Newly-discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

Reimbursement, Anti-Kickback and False Claims Laws and Other Regulatory Matters

In the U.S., the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, state Attorneys General and other state and local government agencies. For example, sales, marketing and scientific/educational grant programs must comply with the federal Anti-Kickback Statute, the federal False Claims Act, the privacy regulations promulgated under HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The Medicare Modernization Act (MMA) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive regulatory approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-government payors.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a clinical trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the U.S. and generally tend to be priced significantly lower than in the U.S.

As noted above, in the U.S., we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the federal Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug, or other good or service for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, the absence of guidance in the form of regulations or court decisions and the potential for additional legal or regulatory change in this area, it is possible that our future sales and marketing practices or our future relationships with medical professionals might be challenged under anti-kickback laws, which could harm us.

The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed or claims for medically unnecessary items or services. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been found liable under the federal False Claims Act in connection with their off-label promotion of drugs. Penalties for a federal False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $11,181 and $22,363 for each separate false claim, the potential for exclusion from participation in federal healthcare programs and, although the federal False Claims Act is a civil statute, conduct that results in a federal False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine. In addition, private individuals have the ability to bring actions under the federal False Claims Act and certain states have enacted laws modeled after the federal False Claims Act.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, a similar federal requirement requires manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals in the previous calendar year. These laws may affect our sales, marketing and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

The failure to comply with regulatory requirements subjects companies to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a company to enter into supply contracts, including government contracts.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (1) changes to our manufacturing facility; (2) additions or modifications to product labeling; (3) the recall or discontinuation of our products; or (4) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Patient Protection and Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the PPACA, was enacted, which includes measures that have or will significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical industry are the following:

•

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s covered outpatient drugs furnished to Medicaid patients. Effective in 2010, the PPACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents to 23.1% of the AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The PPACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by expanding the population potentially eligible for Medicaid drug benefits. The CMS have proposed to expand Medicaid rebate liability to the territories of the U.S. as well. In addition, the PPACA provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program. The implementation of this requirement by the CMS may also provide for the public availability of pharmacy acquisition of cost data, which could negatively impact our sales.

•

In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. The PPACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly-eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

•

The PPACA imposes a requirement on manufacturers of branded drugs and biologic agents to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (i.e., “donut hole”).

•

The PPACA imposes an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.

•

The PPACA requires pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” made or distributed to such entities, as well as any investment interests held by physicians and their immediate family members. Manufacturers are required to track this information and were required to make their first reports in March 2014. The information reported is publicly available on a searchable website.

•	As of 2010, a new Patient-Centered Outcomes Research Institute was established pursuant to the PPACA to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.

•

The PPACA created the Independent Payment Advisory Board, which has the authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings.

•

The PPACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation from 2011 to 2019.

Many of the details regarding the implementation of the PPACA are yet to be determined, and, at this time, the full effect of the PPACA on our business remains unclear. Further, there have been recent public announcements by members of the U.S. Congress, President Trump and his administration regarding their plans to repeal and replace the PPACA. For example, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act of 2017, which, among other things, eliminated the individual mandate requiring most Americans (other than those who qualify for a hardship exemption) to carry a minimum level of health coverage, effective January 1, 2019. We cannot predict the ultimate form or timing of any repeal or replacement of the PPACA or the effect such a repeal or replacement would have on our business.

Chemistry, Manufacturing, and Controls

We have successfully developed production processes that are scalable and economically viable. All of the derivatives of the manufacturing process can be used, creating a spectrum of products for a variety of markets from one core technology.

We have established in-house research, development and manufacturing capabilities in our corporate headquarters, however, we do not intend to continue manufacturing commercial or clinical material in-house moving forward. We intend to secure manufacturing agreements with a contract research organization for our own clinical and commercial supply. Currently, we are not a party to any manufacturing agreements.

We currently manufacture commercial quantities of our CCM skin care ingredient for Allergan, who formulates the ingredient into their skin care product lines. However, we are in the process of conducting a technology transfer to Allergan, which will enable our commercial partner to utilize their own or third-party facilities. We anticipate exiting the commercial manufacturing business in 2021. To date, we have successfully transferred our process with two third-party contract manufacturing organizations (CMOs) and intend to engage an existing partner for contract manufacturing of our clinical and commercial product going forward.

Intellectual Property

As of December 28, 2020, we hold or control eleven issued U.S. patents, five pending U.S. patent applications, and forty patents in various jurisdictions outside the United States related to our product candidates and core technology. Additionally, we are pursuing twenty-three corresponding patent applications that are pending in various foreign jurisdictions, including two applications that are pending in accordance with the Patent Cooperation Treaty (“PCT”). Further advancement of our intellectual property portfolio will require the filing of patent applications related to our proprietary manufacturing process and product candidates. We have patents extending into the late 2020s, and 2030 as well as trade secrets protecting our intellectual property. Our patent prosecution strategy includes exploration of opportunities to expand our patent life in order to broaden our existing patent portfolio.

Below is a further description of certain of our key issued patents, including the method of protection, expiration date, number of related patents issued in foreign jurisdictions and the product candidates to which each patent relates. We currently hold or control:

•	three patents issued in the United States (U.S. Patent Nos. 10,538,736, 8,257,947 and 8,524,494) and thirty-one patents issued in foreign jurisdictions directed to the production and use of extracellular matrix compositions and more specifically to proteins obtained by culturing cells under hypoxic conditions on a microcarrier beads or a three-dimensional surface in a suitable growth medium. The culturing method produces both soluble and non-soluble fractions, which may be used separately or in combination to obtain physiologically acceptable compositions useful in a variety of medical and therapeutic applications. These U.S. patents relate to HST-001, HST-002, HST-003, HST-004 and HST-005 and are expected to expire between January 2029 and 2030, while patents issued in foreign jurisdictions are expected to expire in July 2030;

•

one patent issued in the United States (U.S. Patent Nos. 8,535,913), which is also directed to the production and use of extracellular matrix compositions and more specifically to proteins obtained by culturing cells under hypoxic conditions on a surface in a suitable growth medium useful for promoting hair growth. This U.S. patent relates to HST-001 and it is expected to expire in January 30, 2029;

•

two patents issued in the United States (U.S. Patent Nos. 8,530,415 and 9,512,403), which are also directed to the production of a tissue patch for the repair and regeneration of cells and methods of use using of extracellular matrix compositions and more specifically to proteins obtained by culturing cells under hypoxic conditions on microcarrier beads or a three-dimensional a surface in a suitable growth medium. These U.S. patents relate to HST-003, HST-004 and HST-005 and are expected to expire January to March 2029; and

•

four patents issued in the United States (U.S. Patent Nos. 8,852,637, 9,034,312, 9,506,038, 10,143,708) and fourteen patents issued in foreign jurisdictions related to extracellular matrix compositions for the treatment of cancer, which are scheduled to expire between January 2029 and November 2030, while patents issued in foreign jurisdictions are expected to expire in January 2029; and one pending U.S. application related to skin care.

In addition, as of December 28, 2020, we hold or control one United States patent and corresponding foreign patents directed to crystalline forms of emricasan. Foreign patents have been granted in Australia, Canada, China, Denmark, France, Germany, Great Britain, Hong Kong, Israel, Italy, Japan, Mexico, Netherlands, Singapore, South Korea, Spain, Sweden, Switzerland, and Taiwan. We expect that the crystalline forms and methods of use patent, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, will expire in 2028 (United States) and 2027 (international). It is possible that the term of a crystalline forms patent in the United States could be extended up to five additional years under the provisions of the Hatch-Waxman Act. Patent term extension may be available in certain foreign countries upon regulatory approval. This patent portfolio also includes patent applications directed to composition of matter and methods of use for its internally developed caspase inhibitors, including CTS-2090.

Wherever possible, we seek to protect our inventions by filing U.S. patents as well as foreign counterpart applications in select other countries. Because patent applications in the U.S. are maintained in secrecy for at least eighteen months after the applications are filed, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our issued or pending patent applications, or that we were the first to file for protection of inventions set forth in such patent applications. Our planned or potential products may be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of its products would require a license. Required licenses may not be available to us on commercially acceptable terms, if at all. If we do not obtain these licenses, we could encounter delays in product introductions while we attempt to design around the patents, or we could find that the development, manufacture or sale of products requiring such licenses are not possible.

In addition to patent protection, we also rely on know-how, trade secrets and the careful monitoring of proprietary information, all of which can be difficult to protect. We seek to protect some of our proprietary technology and processes by entering into confidentiality agreements with our employees, consultants, and contractors. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees or our consultants or contractors use intellectual property owned by others in their work for us, disputes may also arise as to the rights in related or resulting know-how and inventions.

Competition

Both the biopharmaceutical and cosmeceutical industries are highly competitive, and many of our competitors have substantially greater financial resources and experience in research and development, manufacturing, conducting clinical trials, obtaining regulatory approvals and marketing products.

While we believe our proprietary manufacturing process, focus on addressing underserved, multibillion-dollar global markets, in-house research and development, knowledge, experience, and scientific resources offer competitive advantages, we face competition in the biopharmaceutical and cosmeceutical industries. The key competitive factors affecting the success of HST-001, HST-003 and the emricasan asset are successful completion of clinical trials and timely regulatory approval in markets worldwide.

HST-001

Competition in the pharmaceutical market for the treatment of alopecia (hair loss), specifically androgenetic alopecia, consists of the following:

•

Although hair restoration treatments range in effectiveness and invasiveness, one thing all of the currently available treatments share is that they target the existing hair and hair follicles, and work to save them.

•	Hair regrowth with topical options, such as Rogaine and Propecia, is minimal, and is lost upon discontinued use of the product.

•

Hair loss products currently on the market or in active clinical development include: Allergan’s setipriprant, RepliCel’s RCH-01, Kerastem’s Style, Samumed’s SM-04554, Cassiopea’s Breezula, Johnson & Johnson’s Rogaine, Merck’s Propecia, PhotoMedex’s Tricomin and often as a last resort, a surgical hair transplant.

•	Up until now, no other approved treatment has demonstrated the ability to trigger the growth of new terminal hairs, or the creation of new hair follicles.

•

The development of HST-001 has the potential to expand the hair restoration market by offering a successful option to those that currently have none, and a potentially more effective option to anyone presently using or considering current treatment options, such as Rogaine or Propecia.

•	Certain treatment options may be limited in their effectiveness and only reduce hair loss, as opposed to growing new hair.

HST-003

Competition in the pharmaceutical market for regenerating hyaline cartilage for the treatment of articular cartilage defects, consists of the following:

•	Physicians, and their patients, are seeking treatments that reverse cartilage degeneration.

•	Less invasive procedures are preferred to preserve patient function and reduce surgical complications.

•	Patients seek treatment options with shorter recovery periods and lasting treatment mechanisms that can promote more durable articular cartilage healing.

•	Current treatment options fall into four key therapeutics categories, opioid, analgesic, cell/stem cell or disease modifying.

•

Cartilage repair products currently on the market or in active clinical development include: Collegium’s COL 003, Adhera’s IT-102, Cytori’s adipose derived stem cells, Stempeucetics’ Stempeucel, Samumed’s SM-04690 and Medivir AB’s MIV-711.

Emricasan

Currently there is no competition in the pharmaceutical market for the treatment of COVID-19 using a pan caspase inhibitor:

•

COVID-19 is a multiple system disease that affects the lungs, circulatory system, the brain, kidney and other organs. Patients show a widespread of severity, some which remain asymptomatic, and others that progress all the way to rapid health deterioration, including death due to organ failure.

•

Patients that show greater morbidity and mortality are typically characterized by lymphopenia, a rapid decline in white blood cells. Preliminary studies indicate that lymphopenia is associated with more severe disease and outcomes. Emricasan targets Caspase-1 which is believes to be a key enzyme that when activated leads to lymphopenia.

•	Physicians, and their patients, are seeking treatment options that will shorten recovery periods and prevent progression of the disease or severe

•

Current non-vaccine treatment options fall into several therapeutic categories geared toward interfering with different aspects of the disease, including RNA polymerase to prevent replication of the virus, general anti-inflammatory drugs, and monoclonal antibodies to interfere with cellular receptors to prevent uptake of the virus.

•	Currently, there are no caspase inhibitors that are targeting the same mechanism of action, such as prevention of lymphopenia.

Other treatments that aim to interfere with different aspects of the disease that are currently on the market or in active clinical development include: Remdesivir/Veklury (approved RNApol inhibitor), Dexamethasone (corticosteroid, anti-inflammatory), Bamlanivimab (Lilly, anti-COVID mAbs), and Casirivmab/Imdevimab (Regeneron, anti-COVID mAbs).

Employees

As of December 28, 2020, we had 19 full-time employees and 15 of our employees are engaged in research and development activities. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Properties

We lease one floor of a two-story building containing our research and development, manufacturing and office space located at 10655 Sorrento Valley Road, Ste 200, San Diego, California, which we believe will accommodate our anticipated workforce and near-term growth needs. Our current lease, as amended, expires February 28, 2020. In January 2020, we entered into a new long-term lease agreement with San Diego Sycamore, LLC for office and laboratory space. The new lease commenced on March 1, 2020 and expires on August 31, 2031, with no options to renew or extend. Base rent is equal to $59,775 per month at commencement and increases at a fixed rate over the term of the lease. In addition to monthly base rent, we are obligated to pay certain customary amounts for our share of operating expenses and utilities. The lease agreement includes six months of rent abatement and a tenant improvement allowance for renovations.

Legal Proceedings

We are not currently a party to any material legal proceedings, but we may be a party to certain other litigation that is either judged to be not material or that arises in the ordinary course of business from time to time.

MANAGEMENT

Executive Officers and Directors of Histogen

The following table sets forth information regarding our executive officers and directors as of December 28, 2020:

Name	Age	Position(s)

Executive Officers

Richard W. Pascoe	56	Director, President & Chief Executive Officer

Susan A. Knudson	56	Executive Vice President, Chief Financial Officer

Gail K. Naughton, Ph.D.	65	Founder, Chief Scientific Officer and Chief Business Officer

Martin Latterich, Ph.D.	54	Vice President, Technical Operations

Moya Daniels	52	Executive Vice President, Head of Regulatory, Quality and Clinical Operations

Non-Employee Directors

Steven J. Mento, Ph.D.	68	Director

Daniel L. Kisner, M.D.	73	Director

Stephen Chang, Ph.D.	65	Director

David H. Crean, Ph.D.	56	Chairman & Director

Jonathan Jackson	59	Director

Brian M. Satz	48	Director

Hayden Yizhuo Zhang	32	Director

Executive Officers

Richard Pascoe has served as our Chief Executive Officer, President and a member of the Board of Directors since the Merger in May 2020. Prior to that, Mr. Pascoe served as a director and as Chairman and Chief Executive Officer of Private Histogen from January 2019 to May 2020. He joined Private Histogen following the merger of Apricus Biosciences Inc. and Seelos Therapeutics, Inc. Mr. Pascoe was the Chief Executive Officer of Apricus Biosciences, Inc. from March 2013 until joining Private Histogen. Prior to Apricus, Mr. Pascoe was with Somaxon Pharmaceuticals, Inc. where he served as the Chief Executive Officer. Prior to joining Somaxon in 2008, Mr. Pascoe served as Chief Operating Officer at ARIAD Pharmaceuticals, Inc. Prior to ARIAD, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in King’s international and hospital commercial business units. Prior to King, Mr. Pascoe held commercial roles in the hospital pharmaceutical and medical device groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc.), and B. Braun Interventional. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company’s audit and compensation committees and its lead independent director. He also serves as a member of the board of directors of Seelos Therapeutics, Inc. He is also a member of the board of directors of Biocom, California’s leading advocate for the life sciences industry, and the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe served on active duty as a Commissioned Officer with the U.S. Army’s 24th Infantry Division to include one combat tour in Iraq earning several awards and decorations including the Bronze Star Medal. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership. Mr. Pascoe currently serves as the Civilian Aide to the Secretary of the Army for Southern California, where he serves as a volunteer liaison between the Secretary and the local community.

Susan A. Knudson has served as our Executive Vice President and Chief Financial Officer since May 2020. Previously, Ms. Knudson served as Senior Vice President, Chief Financial Officer at Pfenex Inc., a biopharmaceutical company, from February 2018 until November 2019. From 2009 to 2017, Ms. Knudson held various roles at Neothetics, Inc., a specialty pharmaceutical company, including Chief Financial Officer from 2014 to 2017 and Vice President of Finance and Administration from 2009 to 2014. Prior to joining Neothetics, Ms. Knudson served as Senior Director of Finance and Administration at Avera Pharmaceuticals, a pharmaceutical company, from May 2002 to January 2009. Prior to May 2002, Ms. Knudson served as Director of Finance and Administration at MD Edge, Inc., a medical communications company, from October 2000 to April 2002. Prior to joining MD Edge, Ms. Knudson served as Assistant Director of Accounting at Isis Pharmaceuticals, a pharmaceutical company, from April 2000 to October 2000. Ms. Knudson has also held senior positions at CombiChem, General Atomics and Deloitte & Touche. Ms. Knudson holds a B.A. in Accounting from the University of San Diego.

Gail K. Naughton, Ph.D. has served as our Chief Scientific Officer, Chief Business Officer & Founder since the Merger in May 2020. Dr. Naughton founded Private Histogen in 2007 and served as its Chief Scientific Officer, Chief Business Officer & Founder from 2007 until 2020. She has spent more than 30 years extensively researching the tissue engineering process, holds more than 100 U.S. and foreign patents and has been extensively published in the field. She previously served as co-founder and co-inventor of Advanced Tissue Sciences, a manufacturer of human skin for wound healing and skin treatments. At ATS, Dr. Naughton held a variety of key management positions, including president, chief operating officer, chief scientific officer and principal scientist. While serving as an officer and director of the company, Dr. Naughton oversaw the design and development of the world’s first up-scaled manufacturing facility for tissue engineered products, established corporate development and marketing partnerships with companies including Smith & Nephew, Ltd., Medtronic and Inamed Corporation, was pivotal in raising over $350M from the public market and corporate partnerships, and brought four human cell-based products from concept through FDA approval and market launch. Following ATS, Dr. Naughton served as Dean of the College of Business Administration at San Diego State University from 2002 until 2011, where she helped to make SDSU the first US campus to establish a Ph.D./MBA in life sciences. In 2000, Dr. Naughton received the 27th Annual National Inventor of the Year award by the Intellectual Property Owners Association in honor of her pioneering work in the field of tissue engineering. Dr. Naughton received her Ph.D. and M.S. from NYU Medical, and an MBA from UCLA. She currently sits on several scientific advisory boards.

Martin Latterich, Ph.D. has served as our Vice President of Technical Operations since the Merger in May 2020. Previously, Dr. Latterich served as the Vice President of Technical Operations at Private Histogen from October 2016 until the Merger in May 2020. Prior to joining Histogen, from June 2012 through December 2016, Dr. Latterich served as an executive of the biotechnology firm ProterixBio (formerly BioScale), Inc., where he currently now serves as the Chief Scientific Officer. He is author of 39 publications and one book, and has served as Editor-in-Chief of Proteome Science since 2002. Dr. Latterich is a 1998 Pew Scholar and has held a Tier I Canada Research Chair at McGill University.

Moya Daniels has served as our Executive Vice President and Head of Regulatory Affairs, Quality & Clinical Operations since October 2020. Ms. Daniels brings over 30 years of experience in the field of the life sciences industry to Histogen. Prior to joining Histogen, Ms. Daniels was Senior Vice President of GMP Quality at SanBio, where she successfully led the CMC regulatory development and GMP Quality function in support of the planned Japan commercialization of their lead product candidate. From 2017 to 2019, Ms. Daniels was the Senior Vice President of Regulatory Affairs and Global Quality Assurance at Orchard Therapeutics, where she led the company’s CMC regulatory and GXP quality strategy and was part of the team that led the in-licensing of GSK’s rare disease gene therapy portfolio. Prior to joining Orchard, Ms. Daniels served as Vice President of Regulatory Affairs and Quality Assurance at Fate Therapeutics, Inc, where she led the development of the global regulatory strategy and quality assurance function and was interim head of Clinical Operations. Ms. Daniels led development of the global regulatory strategy, quality and global clinical operations which led to the approval of Prochymal®, the first approved allogeneic cell therapy indicated for the treatment of pediatric steroid refractory acute Graft Versus Host Disease in Canada and New Zealand. Ms. Daniels held a senior leadership position at Macrocure as Vice President of Global Regulatory Affairs. Moya currently serves as a Scientific Advisory Board member for Indapta Therapeutics. Ms. Daniels holds a B.S. in Biology from Saint Augustine College, completed two years of academic studies in Medicine at Ross University and has an M.S. in Healthcare Administration from the University of Maryland University College.

Non-Employee Directors

David H. Crean, Ph.D. has served as a member and Chairman of our Board of Directors since the Merger in May 2020 and previously as director at Histogen from March 2018 until the Merger. Since March 2018, Dr. Crean has been the Chief Executive Officer and a director at Talapo Therapeutics. Since September 2015, he has been a Managing Director at Objective Capital Partners where he leads the firm’s life science investment banking transactions. From 2013 to 2015, he was the President and Chief Executive Officer of the Boys & Girls of San Dieguito. Dr. Crean has in excess of 20 years of life sciences R&D and corporate development transactional experience in the pharmaceutical industry where he was responsible for leading mergers, acquisitions, licensing and collaborations, and establishing corporate strategy. Prior to joining Objective Capital Partners, Dr. Crean served over 20 years in specialty pharmaceuticals; namely at Allergan and Aqua Pharmaceuticals, a private equity-backed company, prior to it being sold to Almirall, SA. Concurrent with Objective Capital, Dr. Crean serves as a strategic business advisor for several life science companies, is an active member on BIOCOM’s Capital Development Committee and BIO International 2017 Partnering Committee and a contributing member on the Membership & Program Committees for the Association for Corporate Growth (ACG) in San Diego. Dr. Crean holds a Masters of Business Administration Degree with a finance concentration from Pepperdine University School of Management. Additionally, he holds a Doctorate of Philosophy Degree in Biophysics and a Masters of Science Degree in Oncology from the State University of New York at Buffalo. Dr. Crean also earned a Bachelor of Science Degree in Biology from Canisius College. We believe Dr. Crean is qualified to serve as a director based on his over 25 years of life sciences R&D and corporate development transactional experience in the pharmaceutical industry, during which he was responsible for leading mergers, acquisitions, licensing and collaborations and establishing corporate strategy.

Daniel L. Kisner, M.D. has served as a member of our board of directors since February 2014. He currently serves as an independent consultant in the life science industry. He was a partner at Aberdare Ventures from 2003 to 2011. Dr. Kisner served as Chairman of the Board of Directors of Caliper Life Sciences from 2002 to 2008, and as President and CEO of its predecessor company, Caliper Technologies, from 1999 to 2002. He held positions of increasing responsibility at Isis Pharmaceuticals, Inc., from 1991 to 1999, most recently as President and COO. Dr. Kisner previously served in pharmaceutical research and development executive positions at Abbott Laboratories from 1988 to 1991 and at SmithKline Beckman Laboratories from 1985 to 1988. He held a tenured faculty position in the Division of Medical Oncology at the University of Texas, San Antonio School of Medicine until 1985 after a five-year advancement through the Cancer Treatment Evaluation Program of the National Cancer Institute. Dr. Kisner is board certified in internal medicine and medical oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University. Dr. Kisner currently serves as a director at Zynerba Pharmaceuticals, Dynavax Technologies Corporation and Oncternal Therapeutics, and has extensive prior private and public company board experience, including serving as Chairman of the Board of Directors at Tekmira Pharmaceuticals. We believe

Dr. Kisner is qualified to serve on our board of directors because of his extensive leadership experience in the biotechnology and biopharmaceutical industries and as a venture capital investor.

Stephen Chang, Ph.D. has served as a member of our Board of Directors since the Merger in May 2020 and previously served as a director of Private Histogen from 2007 until the Merger. He served as Histogen’s Interim Chief Executive Officer from April 2017 to January 2019. In addition to Histogen, Dr. Chang serves on the Scientific Advisory Board or Board of Directors for GT Biopharma, Orphesus Therapeutics, Cloak Therapeutics, Aegis Therapeutics and Legacy Therapeutics. He also serves as Director of Research for One Med Research, a life science communications and analysis firm in NYC. He is an active a consultant for several small emerging life science companies in NYC area in the area of tools, technology and business strategy, and is an entrepreneur in residence at Rutgers and New York University. Dr. Chang recently retired from the New York Stem Cell Foundation (NYSCF). As Senior Vice President for Strategic Initiatives and Research, Dr. Chang had overall responsibility for planning, coordinating, and managing the activities of the research department. In this role, he provided senior leadership in the areas of research and development, oversight of short and long term projects with regulations and policies related to administration and business units, partnerships with industry and other research institutions, and supervision and evaluation of internal and external projects and intellectual property. Dr. Chang oversaw the growth of NYSCF from 2010 to 2017 in several large-scale stem cell initiatives as well as its transition to a standalone research institute. Prior to joining NYSCF, Dr. Chang founded Stemgent, Inc. in 2008 and served as the company’s Chief Scientific Officer. He was previously the CEO of Multicell Technologies and continues as a Director of this Company. He has been involved in Viagene, Chiron and Canji/Schering Plough in the area of gene and cancer therapy. Dr. Chang was president of CURES, a coalition of patient advocates, biotechnology companies, pharmaceutical companies, and venture capitalists dedicated to ensuring the safety, research, and development of innovative lifesaving medications. Under Dr. Chang leadership, CURES established prop 78 that prevented the re-importation of drugs to California from transcontinental shipments. Dr. Chang received his Ph.D. in biological chemistry, molecular biology, and biochemistry from the University of California, Irvine and an undergraduate B.S. from University of Michigan. Dr. Chang is active in the Alliance of Regenerative Medicine, CCRM and Global Initiative for IPSC Therapy and ISSCR. Dr. Chang has long term interest in teaching and public policy of science and continues as a registered CA lobbyist. Areas of research interest include translational applications of basic science to pharmaceutical products, stem cell therapies and gene therapies. We believe Dr. Chang is qualified to serve on our board of directors based on his scientific background and ability to contribute to the board’s understanding of technical matters related to the company’s business, as well as Dr. Chang’s broader business development and corporate experience.

Jonathan Jackson has served as a member of our Board of Directors since the Merger in May 2020 and previously served as a director of Private Histogen from December 2010 until the Merger. A few years after completing his degree in Business Management in London, Mr. Jackson set up his own company to develop commercial real estate in Central Europe. Over the last 20 years, he has currently under development and developed more than 6,000,000 square feet of space. Since selling a portfolio of completed assets in early 2007 in one of the largest deals in Central Europe, Mr. Jackson has diversified and invested over $15M in different business sectors, both in the USA and Europe, with great success. We believe Mr. Jackson is qualified to serve on our board of directors based on the depth and diversity of his experience in business management and investment banking.

Hayden Yizhuo Zhang has served as a member of our Board of Directors since the Merger in May 2020 and previously served as a director of Private Histogen from September 2016 until the Merger. In addition to Histogen, Mr. Zhang is currently the director of Strategy and Investment Department of Huapont Life Sciences where he is in charge of all aspects of the group investment activities. He has successfully lead the acquisitions of several hospitals and biotech companies out of China and has years of experience in capital markets. Mr. Zhang became the CEO of Huapont Huiyi

Investment Co., in 2014 which is focused on investing and developing health-related Services. Prior to this he served as the Assistant to General Manager of Hengyuan Investment Co., in 2012. He also worked for Vanguard Logistics Co., in Australia and was responsible for trading in the Chinese market. We believe Mr. Zhang is qualified to serve on our board of directors based on the depth and diversity of his experience in business management and investment banking.

Steven J. Mento, Ph.D. has served as a member of our board of directors since July 2005. Dr. Mento was one of Conatus’ co-founders and served as Conatus’ President and Chief Executive Officer from July 2005 until the Merger. From July 2005 until December 2012, Dr. Mento also served as chairman of Conatus’ board of directors. Dr. Mento has over 30 years of combined experience in the biotechnology and pharmaceutical industries. From 1997 to 2005, Dr. Mento was President, Chief Executive Officer and a member of the Board of Directors of Idun Pharmaceuticals, Inc. Dr. Mento guided Idun during its transition from a discovery focused organization to a drug development company with multiple products in or near human clinical testing. In April 2005, Idun was sold to Pfizer Inc. Previously, Dr. Mento served as President of Chiron Viagene, Inc. (subsequently Chiron Technologies, Center for Gene Therapy), and Vice President of Chiron Corporation from 1995 to 1997. Dr. Mento was Vice President of R&D at Viagene from 1992 to 1995. Prior to Viagene, Dr. Mento held various positions at American Cyanamid Company from 1982 to 1992. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid. Dr. Mento previously served on the board of directors of Sangamo Biosciences, Inc., BIO, BIO Emerging Company Section Governing Body and BIO Health Section Governing Body, and currently serves on the boards of directors of BIOCOM and various academic and charitable organizations. Dr. Mento holds a B.A. in Microbiology from Rutgers College, and an M.S. and Ph.D. both in Microbiology from Rutgers University. We believe Dr. Mento is qualified to serve on our board of directors because of his extensive knowledge of Conatus’ business prior to the merger, as well as his over 30 years of experience in the biotechnology and pharmaceutical industries, including executive leadership in several pharmaceutical companies.

Brian Satz has served as a member of our Board of Directors since the Merger in May 2020 and previously served as a director of Private Histogen from November 2012 until the Merger. In addition to Histogen, Mr. Satz is an attorney and founder of Satz Law Group LLC in Fairfield, New Jersey. Mr. Satz has extensive experience representing clients in all aspects of corporate and commercial transactions as well as their day-to-day business matters. In particular, he has advised numerous investors and businesses in the biotech and life sciences industries and has been involved in the financing of many early stage companies. Prior to the founding of Satz Law Group, Mr. Satz spent the vast majority of his career working at large New York City based law firms. We believe Mr. Satz is qualified to serve on our board of directors based on his ability to contribute to the board’s understanding of legal matters related to the company’s business, as well as Mr. Satz’s broader management experience.

Board Composition

Our business and affairs are managed under the direction of our board of directors. The number of directors is fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. Our board of directors currently consists of eight directors, seven of whom qualify as “independent” under the Nasdaq Capital Market, or Nasdaq, listing standards. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	Class I directors (expiring in 2023): Richard W. Pascoe and Daniel L. Kisner, M.D.;

•	Class II directors (expiring in 2021): Stephen Chang, Ph.D., Jonathan Jackson and Hayden Yizhuo Zhang; and

•	Class III directors (expiring in 2022): Steven J. Mento, Ph.D., David H. Crean, Ph.D. and Brian M. Satz.

There are no family relationships among any of our directors and executive officers.

Board Leadership Structure

Our board of directors has an independent Chairman, David H. Crean, who has authority, among other things, to call and preside over board meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the Chairman has substantial ability to shape the work of the board of directors. As a general policy, the board of directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. As such, Mr. Pascoe serves as our Chief Executive Officer, while Dr. Crean serves as our Chairman of our board of directors. We expect and intend the positions of Chairman of the board of directors and Chief Executive Officer to continue to be held by separate individuals in the future.

Role of the Board of Directors in Risk Oversight

One of the principal functions of our board of directors is to provide oversight concerning the assessment and management of risk related to our business. The board of directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities.

While the board of directors oversees our risk management, our management is responsible for day-to-day risk management processes, including, without limitation, strategic, operational, financial, regulatory and cyber-security risks that may exist from time to time. The board of directors expects management to consider the risks of, and risk management in, each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the board of directors and its committees. In connection with this responsibility, members of management provide regular reports to the board of directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to our company related to such matters. Although the board of directors does not have a formal risk oversight policy, the board of directors does, as a whole and through its various committees, oversee the proper functioning of our internal risk management processes. In its risk oversight role, the board of directors evaluates whether management has reasonable controls in place to address material risks we currently face and those we may face in the future.

The board of directors has delegated oversight for specific areas of risk exposure to committees of the board of directors as follows:

•

The Audit Committee is primarily responsible for overseeing our financial risk management processes on behalf of the board of directors. The Audit Committee is responsible for discussing our overall risk assessment and risk management policies with management and our independent registered public accounting firm, as well as our plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. In addition, the Audit Committee reviews all related-person transactions, including the risks related to those transactions impacting our company. Going forward, we expect that the Audit Committee will receive reports from management regarding its assessment of risks at least quarterly.

•	The Compensation Committee oversees our compensation programs and reviews the conduct incentivized by those programs, including any impact on risk-taking by our executive officers and employees.

•

The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our board of directors and our corporate governance practices. The committee members report to the full board of directors on material developments in their areas of oversight.

We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board of directors’ leadership structure, which also emphasizes the independence of our board of directors in its oversight of our business and affairs, supports this approach.

The board of directors and its committees meet at regularly scheduled and special meetings throughout the year at which management reports to the board concerning the results of our risk management activities, as well as external changes that may change the levels of business risk to which we are exposed. At each regular meeting of our board of directors, the chairperson of each committee reports to the full board regarding the matters reported and discussed at any committee meetings, including any matters related to risk assessment or risk management. Upon the request of the committees, our principal executive officer and principal financial officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Committees of the Board of Directors

Our Board currently has three standing committees: Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees comply with the requirements of, the Sarbanes-Oxley Act of 2002, the rules of Nasdaq, and SEC rules and regulations. We intend to comply with the requirements of Nasdaq with respect to committee composition of independent directors. Each committee has the composition and responsibilities described below.

Audit Committee

David Crean, Ph.D., Daniel Kisner, M.D., and Brian Satz, each of whom is a non-employee member of our Board, currently comprise our Audit Committee. Dr. Crean serves as the chair of our audit committee. Our Board has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC. Our Board has also determined that Dr. Crean qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of Nasdaq.

The responsibilities of the Audit Committee include, but are not limited to, the following:

•	appointing and retaining our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing with management and our independent registered public accounting firm the annual and quarterly reports be to filed with the SEC;

•	reviewing, overseeing and monitoring the integrity of our financial statements and its compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our Board any changes to such investment policy;

•	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding results of operations;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee

Brian Satz, David Crean, Ph.D., Jonathan Jackson, and Daniel Kisner, M.D., each of whom is a non-employee member of our Board, comprise our compensation committee. Mr. Satz serves as the chair of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the rules of Nasdaq and the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our Compensation Committee reviews and approves policies relating to compensation and benefits of our officers and employees, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves the issuance of stock options and other awards under our equity plans. The Compensation Committee reviews and evaluates, at least annually, its performance, including compliance by the Compensation Committee with its charter.

Nominating and Corporate Governance Committee

Brian Satz, Jonathan Jackson, and Yizhuo Zhang, each of whom is a non-employee member of our Board, comprise our nominating and corporate governance committee. Mr. Satz serves as the chair of our nominating and corporate governance committee. Our Board has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of Nasdaq and the SEC.

Our Nominating and Corporate Governance Committee is responsible for assisting the our Board in discharging its responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on the our Board and any committees thereof. In addition, our Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies, reporting, and making recommendations to our Board concerning governance matters and oversight of the evaluation of our Board.

Code of Ethics

We have adopted a code of ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available under the heading “Corporate Governance Overview” of the Investor Relations section of our website at https://investors.histogen.com/. Any amendment to, or waiver from, a provision of the codes of ethics applicable to our directors and executive officers will be disclosed in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless the rules of Nasdaq Capital Market then permit website posting of such amendments and waivers, in which case we would promptly post such disclosures on our internet website.

EXECUTIVE COMPENSATION

Set forth below is certain information regarding the historical compensation of our named executive officers during the year ended December 31, 2019. The named executive officers for the year ended December 31, 2019 consisted of the principal executive officer and our two most highly compensated executive officers other than our principal executive officer of Private Histogen who were serving as executive officers as of December 31, 2019 (our “named executive officers”).

Summary Compensation Table

The following table shows information regarding the compensation of the named executive officers during the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Bonus	Salary	Stock Awards(5)	Option Awards(6)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Richard W. Pascoe, President, Chief Executive Officer & Director(1)	2019	—	$422,884	—	$1,657,632	—	$120	$2,080,636
	2018	—	—	—	—	—	—	—

Stephen Chang, Ph.D., Interim Chief Executive Officer & Director(2)	2019	—	$6,182	—	—	—	—	$6,182
	2018	—	$100,000	—	—	—	—	$100,000

Gail K. Naughton, Ph.D., Founder, Chief Scientific Officer and Chief Business Development Officer(3)	2019	—	$285,000	—	—	—	$120	$285,120
	2018	—	$285,000	—	—	$3,268	—	$288,268

Martin Latterich, Ph.D., Vice President, Technical Operations(4)	2019	—	$212,708	—	—	—	$120	$212,828
	2018	—	$170,229	—	$33,600	—	$2,500	$206,329

(1)

Mr. Pascoe joined Private Histogen effective January 24, 2019. In 2019, all other compensation includes $120 in life insurance premiums. Mr. Pascoe was appointed our President, Chief Executive Officer and a member of our Board of Directors in connection with the Merger.

(2)

In April 2017, when Dr. Naughton resigned as Chief Executive Officer of Private Histogen and transitioned to another role with the company, the Board appointed Dr. Chang as Interim Chief Executive Officer. Dr. Chang served as Histogen’s Interim Chief Executive Officer until Mr. Pascoe’s appointment on January 24, 2019. Dr. Chang was never hired as an employee, but served in his role in a consulting capacity. In 2019, all of compensation includes $6,182 in consulting fees that he received as Interim CEO. In 2018, all of compensation includes $100,000 in consulting fees that he received as Interim CEO.

(3)

Dr. Naughton is the founder and served as the Chief Executive Officer and Board Chairwoman of Private Histogen from its inception until her resignation from both positions in April 2017. At her resignation date, she transitioned to the title of Founder and Chief Scientific Officer and later in 2017, added another title of Chief Business Development Officer to her roles. Dr. Naughton was appointed our Chief Scientific Officer and Chief Business Development in connection with the Merger. In 2019, all other compensation includes $120 in life insurance premiums. For 2018, nonqualified deferred compensation earnings includes above-market interest on amounts of Dr. Naughton’s deferred salary. Dr. Naughton was entitled to earn 5% interest on such deferred salary. The entire deferred salary was paid out to Dr. Naughton in 2018.

(4)

Dr. Latterich joined Private Histogen effective October 7, 2016, and was appointed our Vice President, Technical Operations in connection with the Merger. In 2018, all other compensation includes $2,500 for Histogen’s matching and profit sharing contributions to the 401(k) plan. In 2019, all other compensation includes $120 in life insurance premiums.

(5)

Represents the aggregate grant date fair value of the stock awards granted during the relevant fiscal year computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Note 3 to Histogen’s financial statements included in this proxy statement/prospectus/information statement.

(6)

Represents the aggregate grant date fair value of the option awards granted during the relevant fiscal year computed in accordance with FASB Topic ASC 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Note 3 to Histogen’s financial statements included in this proxy statement/prospectus/information statement. These amounts do not correspond to the actual value that will be recognized by the named executive footnotes continued on following page

officer with respect to such awards. The full grant date fair value of such performance-based stock options, assuming full achievement of the performance conditions to which such stock options are subject, is $663,053 for Mr. Pascoe. Pursuant to Mr. Pascoe’s award agreement (as it was amended on January 28, 2020), 10% of the Histogen options granted to him in connection with his commencement of employment with Histogen, representing the option to acquire approximately 338,292 shares of Histogen common stock, will become fully vested upon the closing of the Merger. An additional 10% of such options will vest upon the date that the market capitalization of the combined company exceeds each of $200,000,000, $275,000,000, and $300,000,000. Collectively, these options represent 40% of Mr. Pascoe’s new hire options. The remaining 60% of Mr. Pascoe’s new hire options will continue to vest at the rate of 1/48th of those options (or approximately 6,064 shares of Histogen common stock on an adjusted basis, having been converted into shares of Conatus’ common stock at an exchange rate of approximately 0.14342 shares of common stock after taking into account a one-for-ten reverse stock split by Conatus) per month, according to the time schedule set forth in his original award agreement. In addition to the foregoing, if Mr. Pascoe’s employment is terminated by Histogen without cause or he resigns for good reason, an additional portion of such new hire options will vest equal to the number of such options which would have vested in the 12 months following the date of such termination.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Private Histogen entered into employment agreements with certain of its named executive officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Histogen Executive Compensation section. All employment agreements provided for “at-will” employment, meaning that either party could terminate the employment relationship at any time, although those agreements provided that those Named Executive Officers would be eligible for severance benefits in certain circumstances following a termination of employment without cause or resignation for good reason. Private Histogen’s Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at Private Histogen’s current stage of development and to help attract and retain qualified executives.

Consulting Arrangements

Private Histogen entered into consulting arrangements with certain of its Board members, including Dr. Chang, for the purpose of providing Private Histogen with important input and oversight on various business matters. Specifically, Private Histogen’s consulting arrangement with Dr. Chang, whereby he received $100,000 annually in exchange for his service as Interim Chief Executive Officer from April 2017 to January 2019, was approved by Histogen’s Board of Directors.

Executive Compensation Elements

The following describes the material terms of the elements of Private Histogen’s executive compensation program during 2019.

Base Salaries

The annual base salaries or base compensation, as applicable, for Private Histogen’s named executive officers for 2019 changed from the base salaries in effect for 2018 as set forth in the Summary Compensation Table above, specifically, Mr. Latterich received an increase in salary upon signing his employment agreement in April 2019. The 2019 annual base salaries or base compensation, as applicable, for Mr. Pascoe, Dr. Naughton and Dr. Latterich are set forth in the Summary Compensation Table above, and Dr. Chang did not join Histogen as an employee, but rather served as a consultant.

Annual Cash Incentive

We may also provide executive officers with annual performance-based cash bonuses, in the Board’s sole discretion, which are specifically designed to reward executives for overall performance of Histogen in a given year. The target annual cash bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on Histogen’s performance. The following executive officers were entitled to the following target performance-based cash bonuses: Mr. Pascoe, 50% of base salary; and Mr. Latterich, 30% of base salary.

The Compensation Committee considers our overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. The Compensation Committee retains the ability to apply discretion in making adjustments to the final bonus payouts. No annual cash bonuses were paid with respect to 2018 or 2019.

The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of its stockholders. As part of our pay-for-performance philosophy, its compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.

Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, it takes into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to Histogen and the size of prior grants.

Histogen uses stock options and stock awards to compensate its named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options in particular provide meaningful incentives to employees to achieve increases in the value of Histogen stock over time.

Annual grants of equity awards are typically approved by the Board and/or the Compensation Committee during the first quarter of each year, if applicable. While we intend that the majority of equity awards to its employees be made pursuant to initial grants or its annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

The exercise price of each stock option grant is the fair market value of Histogen’s common stock on the grant date. Time-based stock option awards granted to our named executive officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, the Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for its named executive officers.

The initial stock option grant to Mr. Pascoe in connection with his hiring in January 2019 at Private Histogen is set forth in the Summary Compensation Table above, as well as the stock grants awarded in 2019 for performance in 2018 and in 2018 for performance in 2017 with respect to Dr. Latterich. Mr. Pascoe’s stock options granted in 2019 were subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” above and “Change in Control Benefits” below.

Employee Benefits Program

Executive officers, including the named executive officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability insurance, in each case on the same basis as other employees, subject to applicable law. We provide Mr. Pascoe, Dr. Naughton and Dr. Latterich with term life insurance and disability insurance at our expense. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax basis through contributions to the plan. Histogen’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. Currently, Histogen has the ability to match contributions made by participants in the 401(k) plan up to a maximum of $2,500, but these matching contributions are in the sole discretion of the Board and no matching contributions were provided in 2019. We believe that providing a vehicle for retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes Histogen’s employees, including Histogen’s named executive officers, in accordance with our compensation policies.

Change in Control Benefits

We entered into employment agreements with certain of the Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. The two existing employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although the agreements provide that those Named Executive Officers would be eligible for severance benefits in certain circumstances following a termination of employment without cause.

Certain of Histogen’s named executive officers may become entitled to certain benefits or enhanced benefits in connection with a change in control of Histogen’s company. The employment agreement and award agreement of Mr. Pascoe and the award agreements of Dr. Latterich entitled them to accelerated vesting of certain equity awards upon a change in control of Private Histogen in connection with the Merger.

Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Outstanding Equity Awards at December 31, 2019

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2019 on an adjusted basis, having been converted into shares of Conatus’ common stock at an exchange rate of approximately 0.14342 shares of common stock after taking into account a one-for-ten reverse stock split by Conatus.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non- Exercisable (#)		Option Exercise Price	Option Expiration Date
Richard W. Pascoe, President, Chief Executive Officer & Director	1/24/19	—	485,178	(1)	$5.30	1/24/29

Stephen Chang, Ph.D., Interim Chief Executive Officer & Director	—	—	—		—	—

Gail K. Naughton, Ph.D., Chief Science Officer	5/12/12	380,063	—	(2)	$0.53	5/12/22

Martin Latterich, Ph.D., Vice President, Technical Operations	10/7/16	23,305	5,368	(3)	$3.70	10/7/26
	3/12/18	13,146	1,195	(4)	$3.84	3/12/28

(1)

Pursuant to Mr. Pascoe’s award agreement (as it was amended on January 28, 2020), 10% of the Histogen options granted to him in connection with his commencement of employment with Histogen, representing the option to acquire approximately 48,517 shares of Histogen common stock, will become fully vested upon the closing of the Merger. An additional 10% of such options will vest upon the date that the market capitalization of the combined company exceeds each of $200,000,000, $275,000,000, and $300,000,000. Collectively, these options represent 40% of Mr. Pascoe’s new hire options. The remaining 60% of Mr. Pascoe’s new hire options will continue to vest at the rate of 1/48th of those options (or approximately 6,064 shares of Histogen common stock) per month, according to the time schedule set forth in his original award agreement. In addition to the foregoing, if Mr. Pascoe’s employment is terminated by Histogen without cause or he resigns for good reason, an additional portion of such new hire options will vest equal to the number of such options which would have vested in the 12 months following the date of such termination.

(2)

These options are fully vested. One-fourth of the options vested one year after Dr. Naughton’s employment began, or August 2, 2012, and 1/48 of the total number of shares remaining subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.

(3)	One-fourth of the options vested one year after the grant date and 1/48 of the total number of shares subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.
(4)	One-fourth of the options vested immediately on April 10, 2017 and 1/48 of the total number of shares subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.

Compensation of Directors

We compensate non-employee members of our board of directors for their service. Directors who are also employees do not receive cash or equity compensation for service on our board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. In addition, the chair of the board of directors receives an additional annual retainer of $30,000. We also pay an additional annual retainer of $15,000 to the chair of our audit committee, $7,500 to other non-employee directors who serve on Conatus’ audit committee, $10,000 to the chair of our compensation committee, $6,000 to other non-employee directors who serve on our compensation committee, $7,000 to the chair of our nominating and corporate governance committee and $3,500 to other non-employee directors who serve on our nominating and corporate governance committee.

Also under our non-employee director compensation policy, any non-employee director who is first elected to the board of directors will be granted an option to purchase 30,000 shares of our common stock on the date of his or her initial election to the board of directors. Such options will have an exercise price per share equal to the fair market value of Conatus’ common stock on the date of grant. In addition, non-employee directors who (1) have been serving on the board of directors for at least six months as of the date of any annual meeting and (2) will continue to serve immediately following such meeting, will receive a grant of options to purchase 20,000 shares of our common stock, and a non-employee director serving as chair of the board of directors will receive a grant of options to purchase an additional 25,000 shares of Conatus’ common stock.

The initial options granted to non-employee directors described above will vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest and/or become exercisable on the first anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a chairman of the board of directors or board committee, service as chairman of the board of directors or a committee) on those dates. All options will also vest in full upon the occurrence of a change in control.

Additionally, in October 2020, our board approved one-time grants of options to purchase 20,000 shares of our common stock to each of our non-employee directors. The grants are intended to compensate our non-employee directors for their service on our board for 2020 and into 2021 and to further align the interests of our non-employee directors with the interests of our stockholders to maximize stockholder value. The October 2020 option grants vest in full on the first anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such date.

For the fiscal year ended December 31, 2018, Histogen did not have a director compensation policy in place. This policy did not change in 2019. Certain non-employee directors received equity grants described below prior to 2019, as well as reimbursement for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

Private Histogen’s non-employee directors received no compensation during the year ended December 31, 2019. The following table provides outstanding options held by each of Histogen’s non-employee directors at December 31, 2019 on an adjusted basis, having been converted into shares of Conatus’ common stock at an exchange rate of approximately 0.14342 shares of common stock after taking into account a one-for-ten reverse stock split by Conatus:

Options Outstanding at December 31, 2019
Stephen Chang, Ph.D.(1)	50,197
David H. Crean, Ph.D.(2)	57,368
Jonathan Jackson	—
Brian M. Satz(3)	35,855
Hayden Yizhuo Zhang	—

(1)

Includes options to purchase 14,342 shares of Histogen common stock, which are fully vested and options to purchase 35,855 shares of Histogen common stock, which are partially vested. With respect to the partially vested award, beginning on April 10, 2018, 1/48 of the total number of shares subject to the option vest in equal monthly installments until the vesting ratio equals 1/1.

(2)

Includes options to purchase 21,513 shares of Histogen common stock, which are fully vested and options to purchase 35,855 shares of Histogen common stock, which are partially vested. With respect to the partially vested award, one-fourth of the options vested on March 12, 2018 and 1/48 of the total number of shares subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.

(3)

Includes options to purchase 35,855 shares of Histogen common stock, which are partially vested. One-fourth of the options vested on May 2, 2018 and 1/48 of the total number of shares subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of September 30, 2020 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

Beneficial ownership has been determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons or entities identified in the table have sole voting and sole investment power with respect to all shares known as beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Stockholders
Lordship Ventures(2)	2,356,597	18.8%
John Paul Dejoria(3)	1,260,938	10.1%
Directors and Executive Officers(4)
Jonathan Jackson(5)	2,356,597	18.8%
Gail K Naughton, Ph.D.(6)	806,589	6.3%
Hayden Yizhuo Zhang(7)	600,983	4.8%
Richard W. Pascoe(8)	191,943	1.5%
Steven J. Mento(9)	117,866	*
Martin Latterich(10)	54,977	*
David H. Crean, Ph.D.(11)	54,383	*
Stephen Chang, Ph.D.(12)	52,733	*
Brian Satz(13)	32,810	*
Daniel L. Kisner, M.D.(14)	13,446
All current directors and executive officers as a group (12 person)(15)	4,282,327	34.0%

*	Less than one percent.
(1)	Percentage ownership is calculated based on 12,509,355 shares of our common stock outstanding on September 30, 2020.
(2)	Represents shares of our common stock beneficially owned by Lordship Ventures. Consists of shares of common stock.
(3)

Represents shares of our common stock beneficially owned by John Paul Dejoria. Consists of shares of common stock. Mr. Dejoria holds 119,516 shares of his common stock in the John Paul DeJoria Family Trust. Mr. Dejoria is the Trustee of John Paul DeJoria Family Trust.

(4)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 10655 Sorrento Valley Road, Ste 200, San Diego, California, 92121.
(5)	Mr. Jackson is Chairman of Lordship Ventures and has beneficial ownership over our securities owned by Lordship. Consists of shares of common stock.
(6)

Consists of 426,526 shares of common stock, which are owned by the Gail K. Naughton Revocable Trust, dated January 19, 2018, and 380,063 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020. Dr. Naughton is the Trustee of the Gail K. Naughton Revocable Trust, dated January 19, 2018.

(7)	Hayden Yizhuo Zhang is the Investment Director of Pineworld Capital Limited and has voting power over the shares held by Pineworld. Consists of shares of common stock.

footnotes continued on following page

(8)	Consists of 10,000 shares of common stock and 181,943 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(9)	Consists of 39,456 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(10)	Consists of 11,951 shares of common stock and 43,026 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(11)	Consists of 54,383 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(12)	Consists of 14,485 shares of common stock and 38,248 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(13)	Consists of 1,434 shares of common stock and 31,376 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(14)	Includes 12,500 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.
(15)	Includes 780,995 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lordship

Lordship, with its predecessor entities along with Jonathan Jackson, have invested and been affiliated with Private Histogen since 2010. At December 31, 2017 and 2016, Lordship controlled approximately 25% and 26% of the voting shares, respectively, and controlled two Board of Director seats on the five-person Board.

Histogen and Lordship are party to a Strategic Relationship Success Fee Agreement that, as amended provides for certain payments to be made from Histogen to Lordship equal to 1% of certain product revenue and 10% of certain royalty revenue. For more information regarding this, arrangement see “Success Fee Agreement with Lordship.”

On January 7, 2019 Histogen reached the $10 million accumulated investment threshold stipulated in the Letter Agreement and settled its obligation to Proteus. Histogen paid $250 thousand immediately and deferred $50 thousand in the form of a simple interest-bearing note which was paid September 2019. The result of the settlement with Proteus triggered the obligation to issue additional shares to Lordship under the Indemnification Agreement. Histogen issued 152,594 shares of common stock and 114,445 shares of Series B convertible preferred stock to settle its obligation to Lordship. Histogen considers all matters related to the Indemnification Agreement to be resolved.

In addition, Lordship participated in the Series D investment transaction with Private Histogen.

Dr. Naughton

Dr. Naughton is the founder and as of March 2, 2020, held approximately 5.1% of the voting shares of Histogen. Dr. Naughton had served as the Chief Executive Officer and Board Chairwoman of Histogen from its inception until her resignation from both positions in April 2017. At her resignation date, she transitioned to the title of Founder and CSO and later in 2017 added another title of Chief Business Development Officer to her roles.

In October 2019, Histogen paid Dr. Naughton approximately $9 thousand in principal in accrued interest related to a bridge loan that was provided to AB in prior years. As of December 31, 2019, no further amounts were owed to Dr. Naughton.

Support Agreement

In connection with the merger and in accordance with the terms of the Merger Agreement, Private Histogen also entered into a support agreement, with each of its executive officers and directors, as well as certain significant stockholders, including Lordship.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated as of December 28, 2020, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We will enter into a securities purchase agreement directly with certain institutional investors, at such investor’s option, which purchase our securities in this offering. Investors that do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

We expect to deliver the securities being offered pursuant to this prospectus on or about January 5, 2021.

Fees and Expenses

The following table shows the per share and accompanying warrant, and per pre-funded and accompanying warrant, and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant
Placement Agent Fees	$0.0700	$0.0700
Total	$812,000	$168,000

We have agreed to pay the placement agent a cash fee equal to 7.0% of the gross proceeds raised in this offering and a management fee of 1.0% of the gross proceeds raised in this offering. In addition, we have agreed to pay the placement agent, $50,000 in non-accountable expenses, and other actual out-of-pocket expenses, including legal fees and expenses, in an amount up to $90,000 and its clearing expenses in the amount of $12,900. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $300,000. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $12.4 million.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants to purchase up to 700,000 shares of common stock (which represents 5.0% of the aggregate number of shares of common stock issued and sold in this offering and issuable upon the exercise of the common warrants and pre-funded warrants issued and sold in this offering) with an exercise price of $1.25 per share (representing 125% of the public offering price per share or pre-funded warrant, and accompanying common warrant) and exercisable for five years from the date of the commencement of sales in this offering. The placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant will be included as an exhibit to this registration statement of which this prospectus forms a part.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 10-month period following expiration or termination of our engagement of the placement agent.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of two years following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Public Offering Price and Warrant Exercise Price

The actual public offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Other Relationships

From time to time, the placement agent or its affiliates have in the past or may in the future provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The placement agent acted as our exclusive placement agent in connection with our registered direct offerings we consummated in November 2020, for which it received compensation. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “HSTO.”

DESCRIPTION OF SECURITIES

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, Conatus’ amended and restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, $0.0001 par value, of which 15,030,757 shares have been issued and are outstanding as of December 28, 2020; and

•	10,000,000 shares of preferred stock, $0.0001 par value, of which no shares have been issued and are outstanding as of December 28, 2020.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable, and any shares of our common stock to be issued upon an offering pursuant to this prospectus will be fully paid and nonassessable upon issuance.

Transfer Agent

The transfer agent and registrar our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Dividend

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on its common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

The following description of our preferred stock and the description of the terms of any particular series of our preferred stock that we choose to issue hereunder are not complete. These descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and the certificate of designation, if and when adopted by our board of directors, relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

We currently have no shares of preferred stock outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of our common stock.

Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of our common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Our board of directors may specify the following characteristics of any preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•

the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at the option of us or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Any preferred stock issued will be fully paid and nonassessable upon issuance.

Anti-Takeover Effects of Provisions of Histogen Charter Documents

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our amended and restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of our capital stock entitled to vote thereon.

Our amended and restated certificate of incorporation provides that certain amendments of our certificate of incorporation and amendments by the stockholders of our amended and restated bylaws require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of our capital stock entitled to vote thereto. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could delay changes in management. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our amended and restated bylaws in all respects. The amended and restated bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Our amended and restated bylaws provide that a special meeting of our stockholders may be called only by the board of directors, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting, provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our amended and restated bylaws do not allow our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

Conatus is subject to the provisions of Section 203 of the DGCL (“Section 203”). Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and will not expire prior to exercise. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The pre-funded warrants will be issued in certificated form.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation in the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.

Trading Market

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock with respect to the shares of common stock underlying the pre-funded warrants, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Common Warrants

The following summary of certain terms and provisions of the common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants. The common warrants will be issued in certificated form.

Duration and Exercise Price

The warrants will be exercisable from and after the date of their issuance and expire on the five year anniversary of such date, at an exercise price per share of common stock equal to $1.00 or 100% of the combined public offering price per share of common stock and related warrant in this offering. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation in the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrants.

Transferability

Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

Trading Market

There is currently no established public trading market for the warrants, and there is no assurance that a market will develop.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock with respect to the shares of common stock underlying the warrants, including any voting rights, until they exercise their warrants. The warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the form of common warrant and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the warrants, in the event of a fundamental transaction (as defined in the warrants), the holders of the warrants will be entitled to receive consideration in an amount in cash equal to the Black Scholes value of the warrants determined according to a formula set forth in the warrants, provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction.

Placement Agent Warrants

We have also agreed to issue Placement Agent Warrants to the placement agent. The material terms of the Placement Agent Warrants will be substantially the same as the common warrants described above, except that the Placement Agent Warrants will have an exercise price of $1.25 per share, which represents 125% of the offering price per share and accompanying warrant sold in this offering, and will expire on December 30, 2025, which is five years from the commencement of the sales of this offering. Please refer to “Plan of Distribution” for additional information with respect to the Placement Agent Warrants.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus has been passed upon for us by DLA Piper LLP (US), San Diego. Thompson Hine LLP, New York, New York is acting as counsel to the Placement Agent.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, as set forth in their report. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Private Histogen (Histogen, Inc. now Histogen Therapeutics, Inc.) as of and for the years ended December 31, 2019 and 2018 included in this registration statement and related prospectus, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern) included in this prospectus in reliance on the report of Mayer Hoffman McCann P.C., given on the authority of such firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Histogen Inc. and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.histogen.com

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

HISTOGEN INC. AND SUBSIDIARIES

HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,649	$2,065
Restricted cash	10	10
Accounts receivable, net	171	110
Inventories	453	106
Prepaid and other current assets	699	167

Total current assets	7,982	2,458

Restricted cash	250	—
Property and equipment, net	295	320
Right-of-use assets	4,334	95
Other assets	1,091	69

Total assets	$13,952	$2,942

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,130	$808
Accrued liabilities	553	446
Current portion of Paycheck Protection Program loan	39	—
Current portion of lease liabilities	—	108
Current portion of deferred revenue	103	19

Total current liabilities	1,825	1,381
Noncurrent Paycheck Protection Program loan	428	—
Noncurrent portion of lease liabilities	4,749	—
Noncurrent portion of deferred revenue	123	138
Other liabilities	315	321

Total liabilities	7,440	1,840

Commitments and contingencies (Note 10)
Convertible preferred stock, $0.001 par value; no shares and 73,000,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; no shares and 5,046,154 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively; liquidation preference of $0 and $40,294 at September 30, 2020 and December 31, 2019, respectively	—	39,070
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares and no shares authorized at September 30, 2020 and December 31, 2019, respectively; no shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value; 200,000,000 shares and 105,000,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 12,487,973 shares and 3,343,356 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1	—
Additional paid-in capital	66,638	6,864
Accumulated deficit	(59,194)	(43,933)

Total Histogen Inc. stockholders’ equity (deficit)	7,445	(37,069)
Noncontrolling interest	(933)	(899)

Total equity (deficit)	6,512	(37,968)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$13,952	$2,942

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
License	$5	$5	$877	$7,515
Product	419	190	419	1,956
Grant	—	—	—	150
Professional services	71	119	285	272

Total revenues	495	314	1,581	9,893

Operating expenses:
Cost of product revenue	263	81	424	873
Cost of professional services revenue	62	104	248	237
Acquired in-process research and development	—	—	7,144	2,250
Research and development	1,534	673	4,362	2,716
General and administrative	1,982	1,202	4,753	4,607

Total operating expenses	3,841	2,060	16,931	10,683

Loss from operations	(3,346)	(1,746)	(15,350)	(790)
Other income (expense):
Change in fair value of warrant liabilities	—	30	—	77
Interest income (expense), net	(25)	18	(53)	36
Other income	108	—	108	—

Total other income (expense)	83	48	55	113

Net loss	(3,263)	(1,698)	(15,295)	(677)
Net loss attributable to noncontrolling interest	14	4	34	21

Net loss attributable to common stockholders	$(3,249)	$(1,694)	$(15,261)	$(656)

Net loss per share attributable to common stockholders, basic and diluted	$(0.27)	$(0.51)	$(2.06)	$(0.20)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	12,169,173	3,343,356	7,425,051	3,328,549

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Histogen Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at June 30, 2020	—	$—	11,812,493	$1	$65,176	$(55,945)	$9,232	$(919)	$8,313
Issuance of common stock, net of issuance costs	—	—	675,480	—	1,337	—	1,337	—	1,337
Stock-based compensation	—	—	—	—	125	—	125	—	125
Net loss	—	—	—	—	—	(3,249)	(3,249)	(14)	(3,263)

Balance at September 30, 2020	—	$—	12,487,973	$1	$66,638	$(59,194)	$7,445	$(933)	$6,512

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Histogen Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at June 30, 2019	5,046,154	$39,070	3,327,198	$—	$6,640	$(39,929)	$(33,289)	$(881)	$(34,170)
Issuance of common stock upon net exercise of stock options	—	—	16,158	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	115	—	115	—	115
Net loss	—	—	—	—	—	(1,694)	(1,694)	(4)	(1,698)

Balance at September 30, 2019	5,046,154	$39,070	3,343,356	$—	$6,755	$(41,623)	$(34,868)	$(885)	$(35,753)

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Histogen Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	5,046,154	$39,070	3,343,356	$—	$6,864	$(43,933)	$(37,069)	$(899)	$(37,968)
Issuance of common stock upon exercise of stock options	—	—	28,684	—	40	—	40	—	40
Issuance of common stock to former stockholders of Conatus upon Merger	—	—	3,394,299	—	18,872	—	18,872	—	18,872
Conversion of convertible preferred stock into common stock upon Merger	(5,046,154)	(39,070)	5,046,154	1	39,069	—	39,070	—	39,070
Issuance of common stock, net of issuance costs	—	—	675,480	—	1,337		1,337	—	1,337
Stock-based compensation	—	—	—	—	456	—	456	—	456
Net loss	—	—	—	—	—	(15,261)	(15,261)	(34)	(15,295)

Balance at September 30, 2020	—	$—	12,487,973	$1	$66,638	$(59,194)	$7,445	$(933)	$6,512

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Histogen Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	4,813,274	$36,683	3,292,104	$—	$6,311	$(40,967)	$(34,656)	$(864)	$(35,520)
Issuance of Series B convertible preferred stock for Lordship Indemnification	16,413	124	—	—	—	—	—	—	—
Issuance of common stock for Lordship Indemnification	—	—	21,885	—	115	—	115	—	115
Issuance of Series D convertible preferred stock, net of issuance costs	49,144	513	—	—	—	—	—	—	—
Issuance of Series D for PUR settlement	167,323	1,750	—	—	—	—	—	—	—
Issuance of common stock upon net exercise of stock options	—	—	29,367	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	329	—	329	—	329
Net income	—	—	—	—	—	(656)	(656)	(21)	(677)

Balance at September 30, 2019	5,046,154	$39,070	3,343,356	$—	$6,755	$(41,623)	$(34,868)	$(885)	$(35,753)

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(15,295)	$(677)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Acquired in-process research and development	7,144	1,750
Depreciation and amortization	74	107
Stock-based compensation	456	329
Loss on disposal of property and equipment	—	7
Write-off of inventory	186	—
Change in fair value of warrant liabilities	—	(77)
Changes in operating assets and liabilities:
Accounts receivable	(61)	120
Inventories	(533)	(133)
Prepaid expenses and other current assets	(122)	(107)
Other assets	(127)	82
Accounts payable	(197)	132
Accrued liabilities	80	(256)
Right-of-use asset and lease liabilities, net	346	(56)
Deferred revenue	69	(826)

Net cash (used in) provided by operating activities	(7,980)	395

Cash flows from investing activities
Cash acquired in connection with the Merger	12,835	—
Cash paid for acquisition related costs	(1,811)	—
Cash paid for property and equipment	(49)	(152)

Net cash provided by (used in) investing activities	10,975	(152)
Cash flows from financing activities
Repayment of finance lease obligations	(5)	(25)
Proceeds from sales of common stock, net of issuance costs	1,337	—
Proceeds from promissory notes	500	—
Payments on promissory notes	(500)	—
Proceeds from the exercise of stock options	40	—
Proceeds from Payroll Protection Program Loan	467	—
Proceeds from the issuance of Series D convertible preferred stock, net	—	513

Net cash provided by financing activities	1,839	488

Net increase in cash, cash equivalents and restricted cash	4,834	731
Cash, cash equivalents and restricted cash, beginning of period	2,075	3,037

Cash, cash equivalents and restricted cash, end of period	$6,909	$3,768

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$6,649	$3,758
Restricted cash	260	10

Total cash, cash equivalents and restricted cash	$6,909	$3,768

Noncash investing and financing activities
Right-of-use asset obtained in exchange for operating lease liability	$4,481	$619

Right-of-use asset obtained in exchange for finance lease liability	$—	$40

Conversion of convertible preferred stock into common stock	$39,070	$—

Issuance of common stock to Conatus stockholders	$18,872	$—

Net assets acquired in Merger	$710	$—

Acquisition related costs included in accounts payable	$6	$—

Issuance of Series B preferred stock for Lordship Indemnification (Note 11)	$—	$124

Issuance of common stock for Lordship Indemnification (Note 11)	$—	$115

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Histogen Inc. (the “Company,” “Histogen,” or the “combined company”), formerly known as Conatus Pharmaceuticals Inc. (“Conatus”), was incorporated in the state of Delaware on July 13, 2005. The Company is a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function. The therapeutics are designed for aesthetic and therapeutic applications based upon the Company’s unique technology that utilizes proteins and growth factors produced by hypoxia-induced multipotent cells. The Company has a robust portfolio of product candidates derived from one core technology process that fulfills market needs without using embryonic stem cells or animal components. The Company’s products are all covered by patented technologies which focus on replacing and regenerating tissues in the body.

The Company’s lead drug candidate, HST-001, is a hair stimulating complex (“HSC”) intended to be a physician-administered therapeutic for alopecia (hair loss). Phase 1 and Phase 1/2 clinical trials of HSC have been completed outside the United States, with results that produced significant efficacy and a clear safety profile and margin. A Phase 1 clinical trial of HSC in the United States under a Food and Drug Administration (“FDA”) approved Investigational New Drug (“IND”) has been completed and reports filed with the FDA in 2019. In 2019, the Company established HST-001 as the program identifier for HSC development and expanded its product pipeline to include HST-002 (dermal filler) and HST-003 (knee cartilage) as its other lead development programs. The Company has also developed a non-prescription topical skin care ingredient that currently generates revenue from customers who formulate the ingredient into their skin care product lines. The Company also retained development and commercialization rights to emricasan, an asset previously developed by Conatus (see Note 6), and on October 26, 2020, the Company entered into a Collaborative Development and Commercialization Agreement (the “Collaboration Agreement”) with Amerimmune LLC (“Amerimmune”), pursuant to which the Company and Amerimmune agreed to jointly develop emricasan, an orally active pan-caspase inhibitor, for the potential treatment of COVID-19 (see Note 12).

Merger between Private Histogen and Conatus Pharmaceuticals Inc. and Name Change

On January 28, 2020, the Company, then operating as Conatus, entered into an Agreement and Plan of Merger and Reorganization, as amended (the “Merger Agreement”), with privately-held Histogen Inc. (“Private Histogen”) and Chinook Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”). Under the Merger Agreement, Merger Sub merged with and into Private Histogen, with Private Histogen surviving as a wholly-owned subsidiary of the Company (the “Merger”). On May 26, 2020, the Merger was completed. Conatus changed its name to Histogen Inc., and Private Histogen, which remains as a wholly-owned subsidiary of the Company, changed its name to Histogen Therapeutics Inc. On May 27, 2020, the combined company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “HSTO”.

Except as otherwise indicated, references herein to “Histogen,” the “Company,” or the “combined company”, refer to Histogen Inc. on a post-Merger basis, and the term “Private Histogen” refers to the business of privately-held Histogen Inc., prior to completion of the Merger. References to Conatus refer to Conatus Pharmaceuticals Inc. prior to completion of the Merger.

Pursuant to the terms of the Merger Agreement, each outstanding share of Private Histogen common stock outstanding immediately prior to the closing of the Merger was converted into approximately 0.14342 shares of Company common stock (the “Exchange Ratio”), after taking into account the Reverse Stock Split, as defined below. Immediately prior to the closing of the Merger, all shares of Private Histogen preferred stock then outstanding were exchanged into shares of common stock of Private Histogen. In addition, all outstanding options exercisable for common stock of Private Histogen and warrants exercisable for common stock of Private Histogen became options and warrants exercisable for the same number of shares of common stock of the Company multiplied by the Exchange Ratio. Immediately following the Merger, stockholders of Private Histogen owned approximately 71.3% of the outstanding common stock of the combined company.

The transaction was accounted for as a reverse asset acquisition in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Under this method of accounting, Private Histogen was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the facts that, immediately following the Merger: (i) Private Histogen’s stockholders owned a substantial majority of the voting rights in the combined company, (ii) Private Histogen designated a majority of the members of the initial board of directors of the combined company, and (iii) Private Histogen’s senior management holds all key positions in the senior management of the combined company. As a result, as of the closing date of the Merger, the net assets of the Company were recorded at their acquisition-date relative fair values in the accompanying condensed consolidated financial statements of the Company and the reported operating results prior to the Merger are those of Private Histogen.

Reverse Stock Split and Exchange Ratio

On May 26, 2020, in connection with, and prior to the completion of, the Merger, the Company effected a one-for-ten reverse stock split of its then outstanding common stock (the “Reverse Stock Split”). The par value and the authorized shares of the common stock were not adjusted as a result of the Reverse Stock Split. All of the Company’s issued and outstanding common stock have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. All issued and outstanding Private Histogen common stock, convertible preferred stock, options and warrants prior to the effective date of the Merger have been retroactively adjusted to reflect the Exchange Ratio for all periods presented.

Liquidity and Going Concern

From inception and through September 30, 2020, the Company has accumulated losses of $59.2 million and expects to incur operating losses and generate negative cash flows from operations for the foreseeable future. As of September 30, 2020, the Company had $6.6 million in cash and cash equivalents.

The Company has not yet established ongoing sources of revenues sufficient to cover its operating costs and will need to continue to raise additional capital to support its future operating activities, including progression of its development programs, preparation for commercialization, and other operating costs. Management’s plans with regard to these matters include entering into a combination of additional debt or equity financing arrangements, government funding, strategic partnerships, collaboration and licensing arrangements, or other similar arrangements. In addition, the Company may fund its losses from operations through the common stock purchase agreement the Company entered into with Lincoln Park in July 2020, for the purchase of up to $10.0 million of the Company’s common stock over the 24 month period of the purchase agreement, $8.5 million of which remains available for sale as of the date these condensed consolidated financial statements were available to be issued (see Note 9), subject to limitations on the amount of securities the Company may sell under its effective registration statement on Form S-3 within any 12 month period. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. As stated above and more fully discussed in Note 6, the Merger with Conatus was completed on May 26, 2020, which provided the Company approximately $12.8 million in cash and cash equivalents. However, additional funding will be required for the Company to sustain operations beyond twelve months from the date these condensed consolidated financial statements were available to be issued as the Company expects an increase in cash outflows as compared to its historical spend for its planned clinical trial activities over the next twelve months.

The condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Based on the above, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are available to be issued. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries, including Histogen Therapeutics, Inc., and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All intercompany balances and transactions have been eliminated upon consolidation.

The Company acquired Centro De Investigacion de Medicina Regenerativa, S.A. de C.V. (“CIMRESA”), a company in Mexico, during 2018 to facilitate a potential clinical development program for HSC. This is a wholly-owned subsidiary intended to pursue registration with the COFEPRIS (Mexico equivalent to FDA). CIMRESA had no operational or financial activity for the three and nine months ended September 30, 2020 and 2019.

The Company holds a majority interest in Adaptive Biologix, Inc. (“AB”, formerly Histogen Oncology, LLC). AB was formed to develop and market applications for the treatment of cancer. The Company consolidates AB into its condensed consolidated financial statements.

Reclassifications

Certain prior period amounts related to the acquisition of in-process research and development assets from the Company’s former unconsolidated affiliate, PUR Biologics, LLC (“PUR”), have been reclassified from research and development expense to acquired in-process research and development expense on the accompanying condensed consolidated statements of operations and cash flows to conform to the current period presentation. In addition, certain prior period amounts have been reclassified from research and development expenses to cost of product revenue due to an immaterial error identified by the Company. These reclassifications have no effect on previously reported net income (loss), Stockholders’ equity (deficit) or cash flows from operating activities.

Unaudited Interim Financial Information

The unaudited condensed consolidated financial statements as of September 30, 2020, and for the three and nine months ended September 30, 2020 and 2019, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) and GAAP. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of Management, these unaudited interim condensed consolidated financial statements contain all adjustments necessary, all of which are of a normal and recurring nature, to present fairly the Company’s financial position, results of operations and cash flows. Interim results are not necessarily indicative of results for a full year or future periods. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2019 included in our prospectus dated April 1, 2020, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4, as amended (File No. 333-236332).

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities and contingencies at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Management believes that these estimates and assumptions are reasonable, however, actual results may differ and could have a material effect on future results of operations and financial position. Though the impact of the COVID-19 pandemic to our business and operating results presents additional uncertainty, we continue to use the best information available to us in our critical accounting estimates.

Significant estimates and assumptions include the useful lives of property and equipment, discount rates used in recognizing contracts containing leases, unrecognized tax benefits, reserves for excess or obsolete inventory, stock-based compensation, and best estimate of standalone selling price of revenue deliverables. Actual results may materially differ from those estimates.

Variable Interest Entities

The Company determined that AB is a variable interest entity (“VIE”) and that the Company is its primary beneficiary. The Company holds greater than 50% of the shares and has the authority to manage the business and affairs of the VIE. AB’s other shareholder does not have a controlling interest.

On January 12, 2018, AB was converted into a traditional C corporation, a Delaware corporation, under a Plan of Conversion agreement between the Company and the other member of the limited liability company, Wylde, LLC (“Wylde”). The entity structure change eliminated some of the special rights Wylde had under the LLC charter and gave the Company more control over the voting rights under the new corporate structure. The Plan of Conversion called for 3,800,000 common stock shares of AB to be issued to the Company and Wylde in proportion to their interest in the LLC immediately before the agreement was executed. Contemporaneously, the Company offered to purchase, and Wylde agreed to sell, 100,000 of the AB common shares for $1.00 per share for a total price of $0.1 million. The completion of this transaction among the stockholders of AB resulted in Histogen owning 2,600,000 common shares or approximately 68% of AB.

A VIE is typically an entity for which the Company has less than a 100% equity interest but controls the decision making over the business and affairs of the entity, directs the decisions driving the economic performance of such entity and participates in the profit and losses of such an entity. The Company weighed both quantitative and qualitative information about the different risks and reward characteristics of each entity and the significance of that entity to the consolidating group in the aggregate.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking, money market accounts and brokerage accounts.

The Company’s current restricted cash consists of cash held as collateral for the issuer of its credit card accounts. Noncurrent restricted cash consists of collateral for a letter of credit issued as a security deposit for the lease of the Company’s headquarters and is required to be held throughout the lease term.

Risks and Uncertainties

Credit Risk

At certain times throughout the year, the Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held.

Customer Risk

During the three months ended September 30, 2020 and 2019, one customer accounted for 100% and 39% of total revenues, respectively. During the nine months ended September 30, 2020 and 2019, one customer accounted for 100% and 94% of total revenues, respectively. Accounts receivable from the customer was $0.1 million at September 30, 2020 and December 31, 2019.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date these condensed consolidated financial statements were available to be issued. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the situation on its financial condition, liquidity, operations, customers, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the response to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak to its results of operations, financial condition, or liquidity for fiscal year 2020.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operations, or liquidity. The CARES Act also appropriated funds for the U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. Refer to Note 8 — Paycheck Protection Program Loan for further information.

Accounts Receivable

Accounts receivable are generally due within 30 days and are recorded net of the allowance for doubtful accounts. The allowance is based on an analysis of historical bad debt, current receivables aging and expected future write-offs of uncollectible accounts, as well as an assessment of specific identifiable accounts considered at risk or uncollectible. Additions to the allowance for doubtful accounts include provisions for bad debt and deductions from the allowance for doubtful accounts include customer write-offs. Provision for doubtful accounts was not material for all periods presented.

Inventories

Inventories, consisting of raw materials, work in process, and finished goods, are valued at the lower of cost (first-in, first-out method) or net realizable value. The Company writes down excess and obsolete inventory to its estimated net realizable value based on management’s review of inventories on hand compared to estimated future usage and sales, shelf-life and assumptions about the likelihood of obsolescence. The cost components of work in process and finished goods inventories include raw materials, direct labor and an allocation of the Company’s overhead.

Property and Equipment

Property and equipment are reported net of accumulated depreciation and amortization and are comprised of office furniture and equipment, lab and manufacturing equipment, and leasehold improvements. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Furniture and all equipment are depreciated over their estimated useful lives, or five years, using the straight-line method. Leasehold improvements are amortized over their estimated useful lives and limited by the remaining term of the building lease, using the straight-line method.

Valuation of Long-Lived Assets

Long-lived assets to be held and used, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. As of September 30, 2020, the Company has not recognized any impairment to long-lived assets.

Forward Purchase Contract

In late 2011, Private Histogen contracted for research services from EPS Global Research Pte. Ltd. (“EPS”) to conduct clinical trials and compile data from a study that took place in 2011 and 2013. The unpaid amount due for the services was approximately $0.3 million.

On January 26, 2017, Private Histogen and EPS entered into a Debt Settlement and Conversion Agreement (“Settlement Agreement”) whereby Private Histogen paid $50,000 and issued EPS

14,342 shares of Series D convertible preferred stock. The Company is required to repurchase the shares at the higher of the remaining balance due, approximately $0.3 million at September 30, 2020 and December 31, 2019, or the market price of the shares at the time of repurchase, but no later than December 31, 2021. The Company has the sole option to initiate the timing of the repurchase of the shares (which were converted into shares of common stock upon the Merger) before the deadline date.

The Settlement Agreement was treated as debt subject to Accounting Standards Codification (“ASC”) 470, Debt, and a repurchase commitment under ASC 480, Distinguishing Liabilities from Equity, which includes forward purchase contracts. In measuring the gain or loss on the extinguishment of debt under ASC 470, the Company has compared the difference between the net carrying value of the remaining liability against the fair value of the noncash securities, in this case the shares of Series D convertible preferred stock issued to EPS and the forward purchase contract. Based on these parameters, the Company has determined that no gain or loss has been created by the extinguishment of the original liability at January 26, 2017, the date of the agreement, and no effect has been recorded in the accompanying condensed consolidated statements of operations.

The Company determined the fair value of the liability to be approximately $0.3 million which is the value as if the repurchase commitment was exercised immediately. As of September 30, 2020 and December 31, 2019, the fair value of the EPS forward contract remained at approximately $0.3 million and is included in other liabilities in the accompanying condensed consolidated balance sheets.

Convertible Preferred Stock

Prior to the Merger, Private Histogen had shares of convertible preferred stock outstanding that were conditionally redeemable, as the redemption rights were either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, and were classified as temporary equity.

Comprehensive Income (Loss)

The Company is required to report all components of comprehensive income (loss), including net income (loss), in the accompanying condensed consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments and foreign currency translation adjustments. Net loss and comprehensive loss were the same for all periods presented.

Revenue Recognition

Product and License Revenue

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers, whereby revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration expected to be received in exchange for those goods or services. A five-step model is used to achieve the core principle: (1) identify the customer contract, (2) identify the contract’s performance obligations, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations and (5) recognize revenue when or as a performance obligation is satisfied. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue. The Company applies the revenue recognition standard, including the use of any practical expedients, consistently to contracts with similar characteristics and in similar circumstances (See Note 5).

Grant Awards

In March 2017, the National Science Foundation (“NSF”), a government agency, awarded the Company a research and development grant to develop a novel wound dressing for infection control and tissue regeneration. The Company has concluded this government grant is not within the scope of ASC 606, as government entities generally do not meet the definition of a “customer” as defined by ASC 606. Payments received under the grant are considered conditional, non-exchange contributions under the scope of ASC 958-605, Not-for-Profit Entities — Revenue Recognition, and are recorded as revenue in the period in which such conditions are satisfied. In reaching the determination that such payments should be recorded as revenue, management considered a number of factors, including whether the Company is a principal under the arrangement, and whether the arrangement is significant to, and part of, the Company’s ongoing operations.

In September 2020, the Company was approved for a grant award from the U.S. Department of Defense (“DoD”) in the amount of approximately $2.0 million to partially fund the Company’s planned Phase 1/2 clinical trial of HST-003 for regeneration of cartilage in the knee. Under the terms of the award, the DoD will reimburse the Company for certain allowable costs. The period of performance for the grant award substantially expires in September 2025 and is subject to annual and quarterly reporting requirements. The Company will recognize funding received from the grant award as a reduction of research and development expenses in the period in which qualifying expenses have been incurred, as the Company is reasonably assured that the expenses will be reimbursed and the funding is collectible. For the three and nine months ended September 30, 2020, no qualifying expenses have been incurred and there has been no reduction of research and development expenses related to the award and no amounts have been reimbursed by the DoD under the terms of the award.

Professional Services Revenue

The Company recognizes revenue for professional services which are based upon negotiated rates with the counterparty. Professional services fees are recognized as revenue over time when the underlying services are performed, in accordance with ASC 606, and none of the revenue recognized to date is refundable.

Cost of Product Revenue

Cost of product revenue represents direct and indirect costs incurred to bring the product to saleable condition.

Cost of Professional Services Revenue

Cost of professional services revenue represents the Company’s costs for full-time employee equivalents and actual out-of-pocket costs.

Research and Development Expenses

All research and development costs are charged to expense as incurred. Research and development expenses primarily include (i) payroll and related costs associated with research and development performed, (ii) costs related to clinical and preclinical testing of the Company’s technologies under development, and (iii) other research and development costs including allocations of facility costs.

Acquired In-Process Research and Development Expense

The Company has acquired and may continue to acquire the rights to drug candidates in various stages of development. The up-front payments to acquire a drug candidate are immediately expensed as acquired in-process research and development, provided that the drug candidate has not obtained regulatory approval for marketing and, absent obtaining such approval, have no alternative future use.

General and Administrative Expenses

General and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses consist of professional fees for legal (including patent costs), audit and other consulting services, travel and entertainment, charitable contributions, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between consolidated financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. No income tax expense or benefit was recorded for the three and nine months ended September 30, 2020 and 2019, due to the full valuation allowance on the Company’s net deferred tax assets. A valuation allowance is provided if it is more likely than not that some or all the deferred tax assets will not be realized.

The Company also follows the provisions of accounting for uncertainty in income taxes which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.

The Company’s policy is to recognize interest or penalties related to income tax matters in income tax expense. Interest and penalties related to income tax matters were not material for the periods presented.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For the three and nine months ended September 30, 2020 and 2019, diluted net loss per share attributable to common stockholders is equal to basic net loss per share attributable to common stockholders as common stock equivalent shares from stock options and convertible preferred stock were anti-dilutive.

The following table sets forth outstanding potentially dilutive shares that have been excluded from the calculation of diluted net loss per share attributable to common stockholders because of their anti-dilutive effect (in common stock equivalents):

	September 30, 2020	September 30, 2019
Outstanding stock options	1,499,123	1,358,588
Convertible preferred stock	—	5,046,213
Warrants to purchase common stock	4,929	3,585
Warrants to purchase convertible preferred stock	—	107,565

Total	1,504,052	6,515,951

Common Stock Valuations

Prior to the Merger, the Company was required to periodically estimate the fair value of common stock with the assistance of an independent third-party valuation expert when issuing stock options and computing its estimated stock-based compensation expense. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment.

In order to determine the fair value, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving various liquidity events; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

Stock-Based Compensation

Stock Options

The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis. Employee and director stock-based compensation for stock options is measured based on estimated fair value as of the grant date, using the Black-Scholes option pricing model, in calculating the fair value of option grants as of the grant date. The Company uses the following assumptions for estimating fair value of option grants:

Fair Value of Common Stock – The fair value of common stock underlying the option grant is determined based on observable market prices of the Company’s common stock.

Expected Volatility – Volatility is a measure of the amount by which the Company’s share price has historically fluctuated or is expected to fluctuate (i.e., expected volatility) during a period. Due to the lack of an adequate history of a public market for the trading of the Company’s common stock and a lack of adequate company-specific historical and implied volatility data, volatility has been estimated and based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, the Company has selected companies with comparable characteristics, including enterprise value, risk profiles, and position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards.

Expected Term – This is the period of time during which the options are expected to remain unexercised. Options have a maximum contractual term of ten years. The Company estimates the expected term of stock options using the “simplified method”, whereby the expected term equals the average of the vesting term and the original contractual term of the underlying option.

Risk-Free Interest Rate – This is the observed yield on zero-coupon U.S. Treasury securities, as of the day each option is granted, with a term that most closely resembles the expected term of the option.

Expected Forfeiture Rate – Forfeitures are recognized as they occur.

Performance-Based Options

Stock-based compensation expense for performance-based options is recognized based on amortizing the fair market value as of the grant date over the periods during which the achievement of the performance is probable. Performance-based options require certain performance conditions to be achieved in order for these options to vest. These options vest on the date of achievement of the performance condition.

Market-Based Options

Stock-based compensation expense for market-based options is recognized on a straight-line basis over the derived service period, regardless of whether the market condition is satisfied. Market-based options subject to market-based performance targets require achievement of the performance target in order for these options to vest. The Company estimates the fair value of market-based options as of the grant date and expected term using a Monte Carlo simulation that incorporates option-pricing inputs covering the period from the grant date through the end of the derived service period. The expected volatility as of the grant date is estimated and based on the historical volatility of a group of similar companies that are publicly traded. The risk-free interest rate is based on the yield on zero-coupon U.S. Treasury securities, as of the day the option is granted, with a term that most closely resembles the expected term of the option.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU 2019-12 also improves the consistent application, and the simplification, of other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets and certain other instruments. For trade receivables and other instruments, entities will be required to use a new forward-looking expected loss model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those periods, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”).

ASU 2018-13 removes the valuation processes for Level 3 fair value measurements and adds the disclosure for the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2018-13 on January 1, 2020. The adoption of this standard did not have an impact on the Company’s condensed consolidated financial statements or related disclosures.

2. Inventories

Inventories consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Raw materials	$116	$106
Work in process	337	—

Total	$453	$106

As of September 30, 2020 and December 31, 2019, no finished goods were included in inventories. During the nine months ended September 30, 2020, the Company recorded a write-off of inventory totaling $0.2 million. This amount was recognized as a component of cost of product revenue in the accompanying condensed consolidated statements of operations.

3. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Lab and manufacturing equipment	$1,235	$1,231
Leasehold improvements	845	845
Office furniture and equipment	157	157

Total	2,237	2,233
Less: accumulated depreciation and amortization	(1,942)	(1,913)

Property and equipment, net	$295	$320

Depreciation and amortization expense for the three months ended September 30, 2020 and 2019 were $24,000 and $40,000, respectively. Depreciation and amortization expense for the nine months ended September 30, 2020 and 2019 was $0.1 million.

4. Balance Sheet Details

Prepaid and other current assets consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Insurance	$466	$—
Security deposit	81	—
Clinical research	13	50
Other	139	117

Total	$699	$167

Other assets consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Insurance	$1,016	$—
Other	75	69

Total	$1,091	$69

Accrued liabilities consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Current portion of finance lease liabilities	$8	$6
Compensation	272	182
Clinical trial and study related costs	161	22
Legal fees	2	169
Other	110	67

Total	$553	$446

Other liabilities consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Noncurrent portion of finance lease liabilities	$25	$31
Forward purchase contract	290	290

Total	$315	$321

5. Revenues

The following is a summary description of the material revenue arrangements, including arrangements that generated revenues during the three and nine months ended September 30, 2020 and 2019.

Edge Systems License and Supply Agreement

In 2014, the Company entered into a license and supply agreement (the “Edge Agreement”), amended May 17, 2018, with Edge Systems LLC (“Edge”), which was terminated in October 2019, to incorporate Histogen’s CCM skin care ingredient into Edge’s cosmetic products. The quantities to be delivered by the Company to Edge under the agreement were variable and the price per unit of CCM supplied to Edge was fixed with no variable consideration. Product returns to date have not been significant and the Company has not considered it necessary to record a reserve for product returns. The Company’s product revenues were recognized at a point in time when the underlying product was delivered to the customer which was when the customer obtained control of the product. Product revenue under this arrangement was $0.2 million and $0.4 million for the three and nine months ended September 30, 2019, respectively, and no product revenue from sales to Edge was recognized during 2020.

Allergan License Agreements

2017 Allergan Amendment

In 2017, the Company entered into a series of agreements (collectively, the “2017 Allergan Agreement”), which ultimately transferred Suneva Medical, Inc.’s license and supply rights of Histogen’s CCM skin care ingredient in the medical aesthetics market to Allergan Sales LLC (“Allergan”) and granted Allergan an exclusive, royalty-free, perpetual, irrevocable, non-terminable and transferable license, including the right to sublicense to third parties, to use the Company’s CCM skin care ingredient in the medical aesthetics market. The 2017 Allergan Agreement also obligated the Company to deliver CCM to Allergan (the “Supply of CCM to Allergan”) in the future as well as share with Allergan any potential future improvements to the Company’s CCM skin care ingredients identified through the Company’s research and development efforts (“Potential Future Improvements”). In consideration for the execution of the agreements, Histogen received a cash payment of $11.0 million and a potential additional payment of $5.5 million if Allergan’s net sales of products containing the Company’s CCM skin care ingredient exceeds $60.0 million in any calendar year through December 31, 2027.

2019 Allergan Amendment

In March 2019, Histogen entered into a separate agreement with Allergan (the “2019 Allergan Amendment”) to amend the 2017 Allergan Agreement in exchange for a one-time payment of $7.5 million to the Company. The agreement broadened Allergan’s license rights, expanding Allergan’s access to certain sales channels where its products incorporating the CCM ingredient can be sold. Specifically, the license was broadened to provide Allergan the exclusive right to sell through the “Amazon Professional” website, or any website or digital platform owned or licensed by Allergan or under the Allergan brand name, and non-exclusive rights to sell on other websites and through brick-and-mortar medical spas and wellness centers (excluding websites and brick-and-mortar stores of luxury brands).

The Company evaluated the 2019 Allergan Amendment under ASC 606 and concluded that Allergan continues to be a customer and that the expanded license is distinct from the 2017 Allergan Agreement. The Company determined the expanded license under the 2019 Allergan Amendment to be functional intellectual property as Allergan has the right to utilize the Company’s CCM skin care ingredient, and that ingredient is functional to Allergan at the time the Company transferred the expanded license.

The standalone selling price of the expanded license was not readily observable since the Company has not yet established a price for this expanded license and the expanded license has not been sold on a standalone basis to any customer. The Company accounted for the 2019 Allergan Amendment as a modification to the 2017 Allergan Agreement. The contract modification was accounted for as if the 2017 Allergan Agreement had been terminated and the new contract included the expanded license as well as the remaining performance obligations that arose from the 2017 Allergan Agreement related to the Supply of CCM to Allergan and Potential Future Improvements.

The total transaction price for the new contract included the $7.5 million from the 2019 Allergan Amendment as well as the amounts deferred as of the 2019 Allergan Amendment execution date for each the Supply of CCM to Allergan and Potential Future Improvements.

The standalone selling price for the Supply of CCM to Allergan was determined based on comparable sales transactions. The standalone selling price of the Potential Future Improvements was estimated at the fully burdened rate of research and development employees cost plus a commercially reasonable markup. The amount of the total transaction price allocated to the expanded license was determined using the residual approach, as a result of not having a standalone selling price for the expanded license; that is, the total transaction price less the standalone selling prices of the Supply of CCM to Allergan and Potential Future Improvements.

Revenue related to the Supply of CCM to Allergan has been deferred and recognized at the point in time in which deliveries are completed while revenue related to the Potential Future Improvements has been deferred and amortized ratably over the remaining 9-year life of the patent. The Supply of CCM to Allergan under the 2019 Allergan Amendment was entirely fulfilled during the year ended December 31, 2019, resulting in recognized revenue of $0 and $1.5 million ($0.8 million of which was previously deferred) during the three and nine months ended September 30, 2019, respectively. The $7.5 million residual amount of the total transaction price allocated to the expanded license was recognized as license revenue upon transfer of the license to Allergan in March 2019.

2020 Allergan Amendment

In January 2020, the Company further amended the 2019 Allergan Amendment in exchange for a one-time payment of $1.0 million to the Company (the “2020 Allergan Amendment”). The 2020 Allergan Amendment further broadened Allergan’s exclusive and non-exclusive license rights to include products used for or in connection with microdermabrasion. In addition, the Company agreed to provide Allergan with an additional 200 kilograms of CCM (the “Additional Supply of CCM to Allergan”).

The Company evaluated the 2020 Allergan Amendment under ASC 606 and concluded that Allergan continues to be a customer and that the expanded license is distinct from the 2019 Allergan Amendment. The Company determined the expanded license under the 2020 Allergan Amendment to be functional intellectual property as Allergan has the right to utilize the Company’s CCM skin care ingredient, and that ingredient is functional to Allergan at the time the Company transferred the expanded license.

The standalone selling price of the expanded license was not readily observable since the Company has not yet established a price for this expanded license and the expanded license has not been sold on a standalone basis to any customer. The Company accounted for the 2020 Allergan Amendment as a modification to the 2019 Allergan Amendment (which had modified the 2017 Allergan Agreement, as noted above). The contract modification was accounted for as if the 2019 Allergan Amendment had been terminated and the new contract included the expanded license and Additional Supply of CCM to Allergan, as well as the remaining performance obligation related to Potential Future Improvements.

The total transaction price for the new contract included the $1.0 million from the 2020 Allergan Amendment, the future payment for the Additional Supply of CCM to Allergan, as well as the amounts deferred as of the 2020 Allergan Amendment execution date for Potential Future Improvements.

The standalone selling price for the Additional Supply of CCM to Allergan was determined using the observable inputs of historical comparable sales transactions, including the margin from such sales. The Company also considered its reduced expected cost of satisfying this performance obligation based on the current efficiencies within its CCM manufacturing processes. Due to significant efficiencies in the Company’s CCM manufacturing processes, the forecasted cost of CCM production has decreased, while the applied margin was determined by comparison to similar sales transactions in prior years. The standalone selling price of the Potential Future Improvements was estimated at the fully burdened rate of research and development employees cost plus a commercially reasonable markup. The amount of the total transaction price allocated to the expanded license was determined using the residual approach, as a result of not having a standalone selling price for the expanded license; that is, the total transaction price less the standalone selling prices of the Additional Supply of CCM to Allergan and Potential Future Improvements.

Revenue related to the Additional Supply of CCM to Allergan has been deferred and will be recognized at the point in time in which deliveries are completed. Revenue related to the Additional Supply of CCM to Allergan was $0.4 million ($0.1 million of which was previously deferred), during the three and nine months ended September 30, 2020. Revenue related to the Potential Future Improvements has been deferred and amortized ratably over the remaining 9-year life of the patent, for which $5,000 of previously deferred revenue was recognized in revenue during each of the three months ended September 30, 2020 and 2019, and for which $15,000 of previously deferred revenue was recognized in revenue during each of the nine months ended September 30, 2020 and 2019. The $0.9 million residual amount of the total transaction price allocated to the expanded license was recognized as license revenue upon transfer of the license to Allergan in January 2020.

Remaining Performance Obligations and Deferred Revenue

The remaining performance obligations are the Company’s obligations to (1) deliver Additional Supply of CCM to Allergan and (2) share with Allergan any Potential Future Improvements to CCM identified through the Company’s research and development efforts. Deferred revenue recorded for the Additional Supply of CCM to Allergan was $0.1 million and $0 as of September 30, 2020 and December 31, 2019, respectively, while deferred revenue recorded for the Potential Future Improvements was $0.1 million and $0.2 million as of September 30, 2020 and December 31, 2019, respectively. Deferred revenue is classified in current liabilities when the Company’s obligations to supply CCM or provide research for Potential Future Improvements are expected to be satisfied within twelve months of the balance sheet date.

Grant Revenue

In March 2017, the National Science Foundation, a government agency, awarded the Company a research and development grant to develop a novel wound dressing for infection control and tissue regeneration. Grant revenue recognized was $0 and $0.2 million for the three and nine months ended September 30, 2019, respectively, and no grant revenue was recognized during 2020.

Professional Services Revenue

The Company recognizes revenue for professional services which are based upon negotiated rates with the counterparty and are nonrefundable. Professional services fees are recognized as revenue over time as the underlying services are performed. Professional services revenue related to the Company’s assistance in establishing Allergan’s alternative manufacturing facility was $0.1 million for the three months ended September 30, 2020 and 2019 and $0.3 million for the nine months ended September 30, 2020 and 2019.

6. Merger

The Merger, which closed on May 26, 2020, was accounted for as a reverse asset acquisition pursuant to Topic 805, Clarifying the Definition of a Business, as substantially all of the fair value of the assets acquired were concentrated in a group of similar non-financial assets, and the acquired assets did not have outputs or employees. As the assets had not yet received regulatory approval, the fair value attributable to these assets was recorded as acquired in-process research and development (“IPR&D”) expenses in the Company’s condensed consolidated statements of operations for the nine months ended September 30, 2020.

The total purchase price paid in the Merger has been allocated to the net assets acquired and liabilities assumed based on their fair values as of the completion of the Merger. The following summarizes the purchase price paid in the Merger (in thousands, except share and per share amounts):

Number of shares of the combined organization owned by the Company’s pre-Merger stockholders	3,394,299
Multiplied by the fair value per share of Conatus common stock (1)	$5.56

Fair value of consideration issued to effect the Merger	$18,872
Transaction costs	1,817

Purchase price	$20,689

(1)	Based on the last reported sale price of the Company’s common stock on the Nasdaq Capital Market on May 26, 2020, the closing date of the Merger, and gives effect to the Reverse Stock Split.

The allocation of the purchase price is as follows (in thousands):

Cash acquired	$12,835
Net assets acquired	710
Acquired IPR&D (2)	7,144

Purchase price	$20,689

(2)

Represents the research and development projects of Conatus which were in-process, but not yet completed. This consists primarily of Conatus’ emricasan product candidate. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense on the acquisition date. The acquired assets did not have outputs or employees.

7. PUR Settlement

In April 2019, Private Histogen entered into a Settlement, Release and Termination Agreement (“PUR Settlement”) with PUR Biologics, LLC and its members which terminated the License, Supply and Operating Agreements between Private Histogen and PUR, eliminated Private Histogen’s membership interest in PUR and returned all in-process research and development assets to Private Histogen (the “Development Assets”). The agreement also provided indemnifications and complete releases by and among the parties. The acquisition of the Development Assets was accounted for as an asset acquisition in accordance with ASC 805-50-50, Acquisition of Assets Rather than a Business.

As consideration for the reacquisition of the Development Assets, Private Histogen compensated PUR with both equity and cash components, including 167,323 shares of Series D convertible preferred stock with a fair value of $1.75 million and a potential cash payout of up to $6.25 million (the “Cap Amount”). Private Histogen paid PUR $0.5 million in upfront cash, forgave approximately $22,000 of accounts receivable owed by PUR to Private Histogen, and settled an outstanding payable of PUR of approximately $23,000 owed to a third-party. The Company is also obligated to make milestone and royalty payments, including (a) a $0.4 million payment upon the unconditional acceptance and approval of a New Drug Application or Pre-Market Approval Application by the US FDA related to the Development Assets, (b) a $0.4 million commercialization milestone upon reaching gross sales (by the Company or licensee) of the $0.5 million of products incorporating the Development Assets, and (c) a five percent (5%) royalty on net revenues collected by Histogen from commercial sales (by the Company or licensee) of products incorporating the Development Assets. The aforementioned cash payments, along with any future milestone and royalty payments, are all applied against the Cap Amount. In accordance with ASC 450, Contingencies, amounts for the milestone and royalty payments will be recognized when it is probable that the related contingent liability has been incurred and the amount owed is reasonably estimated. No amounts for the milestone and royalty payments have been recorded during the periods ended September 30, 2020 and December 31, 2019.

For the acquisition of the Development Assets, Private Histogen recognized approximately $2.27 million of in-process research and development expense (including the cash payments of $0.5 million and Series D preferred stock issuance of $1.75 million) on the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2019.

8. Paycheck Protection Program Loan

In April 2020, Private Histogen applied for and received loan proceeds in the amount of $0.5 million (the “PPP Loan”) under the PPP as government aid for payroll, rent and utilities. The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The certification made by the Company did not contain any objective criteria and is subject to interpretation. Based in part on the Company’s assessment of other sources of liquidity, the uncertainty associated with future revenues created by the COVID-19 pandemic and related governmental responses, and the going concern uncertainty reflected in the Company’s consolidated financial statements, the Company believed in good faith that it met the eligibility requirements for the PPP Loan. If, despite the good-faith belief that given the Company’s circumstances all eligibility requirements for the PPP Loan were satisfied, it is later determined that the Company had violated any applicable laws or regulations or it is otherwise determined that the Company was ineligible to receive the PPP Loan, it may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties and potential liabilities.

On June 5, 2020, the Paycheck Protection Program Flexibility Act was signed into law, extending the PPP Loan forgiveness period from eight weeks to 24 weeks after loan origination, extending the initial deferral period of principal and interest payments from six months to ten months after the loan forgiveness period, reducing the required amount of payroll expenditures from 75% to 60%, removing the prior ban on borrowers taking advantage of payroll tax deferral after loan forgiveness and allowing for the amendment of the maturity date on existing loans from two years to five years.

9. Stockholders’ Deficit

Common Stock

At Market Issuance Sales Agreement with Stifel, Nicolaus & Company, Incorporated

Prior to the Merger, Conatus entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with Stifel, Nicolaus & Company, Incorporated (“Stifel”), pursuant to which the Conatus could sell from time to time, at its option, up to an aggregate of $35.0 million of shares of its common stock through Stifel, as sales agent. In July 2020, the Company terminated the Sales Agreement with Stifel, with no shares having been issued pursuant to the Sales Agreement.

Common Stock Purchase Agreement with Lincoln Park

In July 2020, the Company entered into a common stock purchase agreement (the “2020 Purchase Agreement”) with Lincoln Park which provides that, upon the terms and subject to the conditions and limitations in the 2020 Purchase Agreement, Lincoln Park is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock at the Company’s request from time to time during a 24 month period that began in July 2020 and at prices based on the market price of the Company’s common stock at the time of each sale. Upon execution of the 2020 Purchase Agreement, the Company sold 328,516 shares of common stock at $3.04399 per share to Lincoln Park for proceeds of $1.0 million. During the three and nine months ended September 30, 2020 the Company sold an additional 280,000 shares of common stock to Lincoln Park for net proceeds of approximately $0.3 million and as of September 30, 2020, approximately $8.5 million of common stock remains available for sale under the 2020 Purchase Agreement, subject to limitations on the amount of securities the Company may sell under its effective registration statement on Form S-3 within any 12 month period. In addition, in consideration for entering into the 2020 Purchase Agreement and concurrently with the execution of the 2020 Purchase Agreement, the Company issued 66,964 shares of its common stock to Lincoln Park.

Convertible Preferred Stock

In connection with the Merger, all of the outstanding shares of Private Histogen’s convertible preferred stock were converted into 5,046,154 shares of the Company’s common stock. As of December 31, 2019, Private Histogen’s convertible preferred stock is classified as temporary equity on the accompanying condensed consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of Private Histogen’s control, including liquidation, sale or transfer of control of Private Histogen. Private Histogen did not adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because the occurrence of any such change of control event was not deemed probable.

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2019 consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	10,000,000	1,360,547	$9,486	$9,486
Series B	35,000,000	1,144,567	7,981	9,356
Series C	8,000,000	1,075,637	7,500	5,550
Series D	20,000,000	1,465,403	15,327	14,678

Total	73,000,000	5,046,154	$40,294	$39,070

During the nine months ended September 30, 2020, the Company issued no convertible preferred stock. During the nine months ended September 30, 2019, the Company issued 16,413 shares of Series B convertible preferred stock at $6.97 per share and 216,468 shares of Series D convertible preferred stock, of which 167,323 shares related to the PUR Settlement, at $10.46 per share.

General Rights and Preferences of Private Histogen Convertible Preferred Stock

The holders of each series of convertible preferred stock were entitled to receive noncumulative dividends at a rate of 6% per share per annum based on the original issue price. The preferred stock dividends were payable in preference and in priority to any dividends on common stock if or when any dividends had been declared by the Board of Directors. The Company’s Board of Directors have not declared any dividends during the periods presented.

The holders of the Series A, B and C convertible preferred stock were entitled to receive liquidation preferences at the rate of $6.97 per share. The Series D holders were entitled to liquidation preferences at a rate of $10.46 per share. All series holders also had a right to receive declared but unpaid dividends upon a liquidation event. The liquidation preferences to all holders of preferred stock were to have been made pari passu with payments to other series of convertible preferred stockholders and made in preference to any payments to the holders of common stock.

The shares of each series of convertible preferred stock were convertible into an equal number of shares of common stock, at the option of the holder. Likewise, at the election of the holders of the majority of the then outstanding shares of convertible preferred stock, all shares would have automatically converted to an equal number of shares of common stock. Finally, each share of preferred stock was automatically converted into common stock immediately upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the receipt by the Company of at least $20.0 million in which the per share price is at least $31.38. The conversion from the public offering would result in the convertible preferred stockholders receiving less than one common share for each of their shares being converted.

The holders of each series of preferred stock were entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Common Stock Warrants

In 2016, Private Histogen issued warrants to purchase common stock as consideration for settlement of prior liability claims. The warrants for the purchase of up to 3,583 common shares at an exercise price of $23.08 a share expire on July 31, 2021. The warrants remain outstanding and unexercised for the periods presented.

In addition, at September 30, 2020, warrants to purchase 1,346 shares of common stock with an exercise price of $74.30 a share remain outstanding that were issued by Conatus in connection with obtaining financing in 2016. These warrants expire on July 3, 2023.

Stock-Based Compensation

Equity Incentive Plans

On December 18, 2017, Private Histogen established the Histogen Inc. 2017 Stock Plan (the “2017 Plan”). Under the 2017 Plan, Private Histogen was authorized to issue a maximum aggregate of 837,208 shares of common stock with adjustments for unissued or forfeited shares under the predecessor plan (the Histogen Inc. 2007 Stock Plan). In April 2019, Private Histogen amended the 2017 Plan, which increased the number of common stock available for grants by 326,711 shares. The 2017 Plan permitted the issuance of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”) and Stock Purchase Rights. NSOs could be granted to employees, directors or consultants, while ISOs could be granted only to employees. Options granted vest over a maximum period of four years and expire ten years from the date of grant. In connection with the closing of the Merger, no further awards will be made under the 2017 Plan.

In May 2020, in connection with the closing of the Merger, the Company’s stockholders approved the Company’s 2020 Incentive Award Plan (the “2020 Plan”). The maximum number of shares of the Company’s common stock available for issuance under the 2020 Plan equals the sum of (a) 850,000 shares; (b) any shares of common stock of the Company which are subject to awards under the Conatus 2013 Equity Incentive Plan (the “Conatus 2013 Plan”) as of the effective date of the 2020 Plan which become available for issuance under the 2020 Plan after such date in accordance with its terms; and (c) an annual increase on the first day of each calendar year beginning with the January 1 of the calendar year following the effectiveness of the 2020 Plan and ending with the last January 1 during the initial ten year term of the 2020 Plan, equal to the lesser of (i) five percent of the number of shares of the Company’s common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, and (ii) such lesser number of shares of the Company’s common stock as determined by the Company’s board of directors.

Additionally, in connection with the closing of the Merger, no further awards will be made under the Conatus 2013 Plan. As of September 30, 2020, 116,091 fully vested options remain outstanding under the Conatus 2013 Plan with a weighted average exercise price of $37.59 per share.

The following summarizes activity related to the Company’s stock options under the 2017 Plan and the 2020 Plan for the nine months ended September 30, 2020:

	Options Outstanding	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	1,362,173	$3.16	6.34	$2,926
Granted	124,119	$4.61
Exercised	(28,684)	$1.40
Cancelled or forfeited	(74,576)	$4.30

Outstanding at September 30, 2020	1,383,032	$3.26	5.87	$528

Vested and exercisable at September 30, 2020	897,647	$2.31	4.39	$528

Chief Executive Officer Stock Options

On January 24, 2019, the Company issued 485,178 stock options to its newly appointed Chief Executive Officer. In accordance with the original award agreement, 40% of the options would vest immediately upon an initial public offering or 45 days following a change in control, as defined in the award agreement, while the remaining 60% are subject to vesting, of which 25% vest on the first anniversary of the grant date and then ratably over the remaining 36 months.

On January 28, 2020, the award agreement was amended, which became effective upon the close of the Merger in May 2020, whereby the 40% of stock options (“Liquidity Option Shares”) subject to vesting upon an initial public offering or 45 days following a change in control will now vest immediately upon meeting certain performance and market condition-based criteria. The vesting of the Liquidity Option Shares is divided into four separate tranches, each vesting 25% of the Liquidity Option Shares, upon: (1) the closing of the proposed merger with Conatus; (2) the date that the market capitalization of the Company exceeds $200.0 million; (3) the date that the market capitalization of the Company exceeds $275.0 million, and; (4) the date that the market capitalization of the Company exceeds $300.0 million. Each vesting tranche represents a unique derived service period and therefore stock-based compensation expense for each vesting tranche is recognized on a straight-line basis over its respective derived service period. Additionally, in the event that the Chief Executive Officer’s employment with the Company is terminated without cause or he resigns for good reason, an additional portion of the stock options award will vest equal to the number of such options which would have vested in the 12 months following the date of such termination.

On May 26, 2020, in connection with the closing of the Merger, 48,517 options of the Liquidity Option Shares became fully vested as the performance condition was achieved. For the three and nine months ended September 30, 2020, the Company recognized $20,000 and $0.1 million, respectively, in total compensation expense related to the performance and market-based options, all of which is recorded in general and administrative expense in the accompanying condensed consolidated statements of operations. As of September 30, 2020, there was $0.4 million of total unrecognized compensation cost related to unvested market condition-based options.

Valuation of Stock Option Awards

The following assumptions were used to calculate the fair value of awards granted to employees, non-employees and directors:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Expected volatility	—%	70.0%	76.3%	70.0%
Risk-free interest rate	—%	1.59%	0.45%	2.54%
Expected term (in years)	—	6.25	6.25	6.25
Expected dividend yield	—	—	—	—

The compensation cost that has been included in the accompanying condensed consolidated statements of operations for all stock-based compensation arrangements is detailed as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost of product revenue	$(3)	$9	$16	$26
Research and development	2	9	8	31
General and administrative	126	97	432	272

Total	$125	$115	$456	$329

As of September 30, 2020, total unrecognized compensation cost related to unvested options, including unvested market condition-based options, was approximately $1.5 million which is expected to be recognized over a weighted-average period of 4.0 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance at September 30, 2020 is as follows:

Common stock warrants	4,929
Common stock options issued and outstanding	1,499,123
Common stock available for issuance under the 2020 Plan	725,881

Total	2,229,933

10. Commitments and Contingencies

Leases

In January 2020, Private Histogen entered into a long-term operating lease with San Diego Sycamore, LLC (“Sycamore”) for its headquarters that includes office and laboratory space. The lease commenced on March 1, 2020 and expires on August 31, 2031, with no options to renew or extend. The lease was accounted for as a modification of Private Histogen’s existing lease with Sycamore as the lease agreement did not grant Private Histogen an additional right-of-use asset.

The terms of the lease agreement include six months of rent abatement at lease commencement and a tenant improvement allowance of up to $2.2 million. The tenant improvements are required to be permanently affixed to the leased office and laboratory space and do not constitute leasehold improvements of the Company. During the construction period of the tenant improvements, the lease agreement requires the Company to relocate its operations to a similar Sycamore property whereby monthly rent is substantially reduced for the duration of the construction period. The lease is subject to additional variable charges for common area maintenance, insurance, taxes and other operating costs. At lease commencement, the Company recognized a right-of-use asset and operating lease liability totaling approximately $4.5 million. The Company used a discount rate based on its estimated incremental borrowing rate to determine the right-of-use asset and operating lease liability amounts to be recognized. The Company determined its incremental borrowing rate based on the term and lease payments of the new operating lease and what it would normally pay to borrow, on a collateralized basis, over a similar term for an amount equal to the lease payments. Operating lease expense is recognized on a straight-line basis over the lease term.

In connection with the closing of the Merger, the Company assumed Conatus’ noncancelable operating lease agreement, as amended, for certain office space with a lease term that expired on September 30, 2020. Upon close of the Merger, the Company recognized a right-of-use asset and operating lease liability in the amount of $0.1 million and $0.2 million, respectively, related to the Conatus lease. Prior to the Merger, Conatus entered into a sub-lease agreement with a third-party to lease the whole office space for the remainder of the lease term. Sublease income was not material for all periods presented.

The Company leases certain office equipment that is classified as a finance lease. As of September 30, 2020, the weighted-average remaining term of the Company’s operating and finance lease was 11 years and 3.7 years, respectively.

The Company recognizes right-of-use assets and lease liabilities at the lease commencement date based on the present value of future minimum lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future minimum lease payments. As of September 30, 2020, the weighted-average discount rate for the Company’s operating and finance lease was 12.2% and 10.0%, respectively.

The Company does not record leases with an initial term of 12 months or less on the consolidated balance sheets. Expense for these short-term leases is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to combine lease and non-lease components into a single component for all classes of underlying assets.

Future minimum payments of lease liabilities were as follows (in thousands):

	Operating Leases	Finance Lease
2020 (remaining 3 months)	$60	$3
2021	616	10
2022	757	10
2023	780	10
2024	803	5
Thereafter	6,010	—

Total minimum lease payments	9,026	38
Less: imputed interest	(4,277)	(5)

Total future minimum lease payments	4,749	33
Less: current obligations under leases	—	(8)

Noncurrent lease obligations	$4,749	$25

Litigation and Legal Matters

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s consolidated financial statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its consolidated financial statements.

The Company has entered into numerous financing arrangements with Lordship Ventures Histogen Holdings LLC (“Lordship”), a related party (See Note 11). During subsequent financing events, Lordship asserted that it has certain rights and that are, in some cases, detrimental to other existing or future investors in the Company. Although the Company believes it has no further obligation to Lordship with respect to prior financing arrangements, there is no guarantee that, if requested, concessions will not be granted or that disputes will not arise with Lordship in the future.

11. Related Parties

Lordship

Lordship, with its predecessor entities along with its principal owner, Jonathan Jackson, have invested and been affiliated with Private Histogen since 2010. As of September 30, 2020 and December 31, 2019, Lordship controlled approximately 19% and 28% of the Company’s outstanding voting shares, respectively, and currently holds two Board of Director seats.

In January 2012, Private Histogen entered into an Indemnification Agreement (the “Lordship Indemnification”) with Lordship whereby Private Histogen granted Lordship special non-dilutive rights. Pursuant to the Indemnification Agreement, Private Histogen was obligated to issue to Lordship additional common stock based on payments or issuance of common stock the Company may make to Proteus Advisors, LLC (“Proteus”). Private Histogen had contracted with Proteus for various advisory services dating back to 2009, and settled the compensation for such services with Proteus in January 2016 through the immediate issuance of freestanding warrants to purchase 64,539 shares of Private Histogen’s Series B convertible preferred stock and a one-time cash payment of $0.3 million upon Private Histogen receiving additional accumulated capital investments of $10.0 million, beginning after

May 1, 2015. In January 2019, Private Histogen issued 21,885 shares of common stock and 16,413 shares of Series B convertible preferred stock to Lordship, to settle its obligation under the Indemnification Agreement.

In November 2012, Private Histogen entered into a Strategic Relationship Success Fee Agreement with Lordship (the “Success Fee Agreement”). The Success Fee Agreement causes certain payments to be made from the Company to Lordship equal to 1% of certain product revenues and 10% of certain license and royalty revenues. The Success Fee Agreement also stipulates that if the Company engages in a merger or sale of all or substantially all (defined as 90% or more) of its assets or equity to a third party, then the Company has the option to terminate the agreement by paying Lordship the fair market value of future payments with the minimum payment being at least equal to the most recent annual payments Lordship has received. The Success Fee Agreement was amended in August 2016, but continues to carry the same rights to certain payments. Private Histogen recognized an expense to Lordship for the three months ended September 30, 2020 and 2019 of $4,000 and $2,000, respectively, and $0.1 million and $0.8 million for the nine months ended September 30, 2020 and 2019, respectively, all of which is included in general and administrative expenses on the accompanying condensed consolidated statements of operations. As of September 30, 2020 and December 31, 2019, there was a balance of $14,000 and $16,000, respectively, paid to Lordship included in other assets on the accompanying condensed consolidated balance sheet in connection with the deferral of revenue from the Allergan license transfer agreements.

Promissory Notes

In April 2020, the Company entered into two promissory notes (the “Notes”), each for $0.3 million, with two stockholders, one of which was a principal owner of the Company. The Notes carried a fixed return of $25,000, due upon maturity. All outstanding principal and interest were due upon the earlier of (1) June 13, 2020 or (ii) 15 days following the consummation of the Merger. In June 2020, the Notes, including principal and interest, was repaid.

Dr. Stephen Chang

Dr. Chang is a Board member and was acting Chief Executive Officer of the Company from April 2017 through January 2019. For the three months ended September 30, 2020 and 2019, Dr. Chang was paid $0 and $0.1 million, respectively, for consulting services and for the nine months ended September 30, 2020 and 2019, Dr. Chang was paid $15,000 and $0.1 million, respectively, for consulting services, all of which is recorded in general and administrative expenses on the accompanying condensed consolidated statements of operations.

12. Subsequent Events

The Company retained rights to emricasan, an orally active pan-caspase inhibitor, which was an asset previously developed by Conatus (see Note 6). The Company has been evaluating alternatives to create opportunities for increasing shareholder value from this asset. On October 26, 2020, the Company entered into a Collaborative Development and Commercialization Agreement (the “Collaboration Agreement”) with Amerimmune LLC (“Amerimmune”), pursuant to which the Company agreed to jointly develop emricasan for the potential treatment of COVID-19. The Company filed and received approval for an Investigational New Drug (“IND”) from the United States Food and Drug Administration (“FDA”) to initiate a Phase 1 study of emricasan in mild Covid-19 patients to assess safety and tolerability. Until such time as a strategic partner assumes responsibility, the Company, in collaboration with Amerimmune, shall be responsible for and shall control all regulatory interactions relating to emricasan. Under the Collaboration Agreement, Amerimmune, at its expense and in collaboration with the Company, shall use commercially reasonable efforts to lead the development activities for emricasan. Amerimmune shall be responsible for conducting clinical trials and the Company shall provide reasonable quantities of emricasan for such purpose. The Company believes its current supply of emricasan is sufficient to support clinical trials through Phase 2. The parties shall establish a joint development committee to oversee the development of emricasan and a joint partnering committee to oversee commercialization activities for emricasan. Each party shall retain ownership of their legacy intellectual property and responsibility for ongoing patent application prosecution and maintenance costs. In addition, the Company granted Amerimmune an exclusive option, subject to certain terms and conditions, to an exclusive license to develop and commercialize emricasan throughout the world during the term. After exercise of the option, Amerimmune, alone or in conjunction with one or more strategic partners, will use its commercially reasonable efforts to develop, manufacture and commercialize emricasan and the Company and Amerimmune shall equally share the profits.

Events subsequent to the original issuance of the condensed consolidated financial statements (unaudited)

November 2020 Registered Direct Offering

In November 2020, we entered into a securities purchase agreement with several institutional and accredited investors for the sale by us of 2,522,784 shares of our common stock at a purchase price of $1.78375 per share, in a registered direct offering, with H.C. Wainwright & Co., LLC acting as placement agent. Concurrently with the sale of the shares, we also sold unregistered warrants to purchase up to an aggregate of 1,892,088 shares of common stock. The gross proceeds from this offering were $4.5 million.

HISTOGEN INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Histogen, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Histogen, Inc. (“Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and is dependent on future financings to fund operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 11, 2020

HISTOGEN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$2,065	$3,027
Restricted cash	10	10
Accounts receivable, net	110	250
Inventories	106	939
Prepaid and other current assets	167	11

Total current assets	2,458	4,237
Property and equipment, net	320	287
Right-of-use asset	95	—
Other assets	69	223

Total assets	$2,942	$4,747

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$808	$315
Accrued liabilities	446	666
Current portion of lease liabilities	108	—
Current portion of deferred revenue	19	1,545
Indemnification liability	—	239
Warrant liabilities	—	276

Total current liabilities	1,381	3,041
Noncurrent portion of deferred revenue	138	157
Other liabilities	321	386

Total liabilities	1,840	3,584

Commitments and contingencies (Note 16)
Convertible preferred stock, $0.001 par value, authorized shares — 73,000,000 at December 31, 2019 and 2018; issued and outstanding shares — 35,184,882 and 33,561,102 at December 31, 2019 and 2018, respectively; liquidation preference — $40,294 and $37,915 at December 31, 2019 and 2018, respectively	39,070	36,683
Stockholders’ deficit
Common stock, $0.001 par value; 105,000,000 shares authorized at December 31, 2019 and 2018; 23,311,656 and 22,954,293 shares issued and outstanding at December 31, 2019 and 2018, respectively	23	23
Additional paid-in capital	6,841	6,288
Accumulated deficit	(43,933)	(40,967)

Total Histogen, Inc. stockholders’ deficit	(37,069)	(34,656)
Noncontrolling interest	(899)	(864)

Total deficit	(37,968)	(35,520)

Total liabilities, convertible preferred stock and stockholders’ deficit	$2,942	$4,747

The accompanying notes are an integral part of these consolidated financial statements.

HISTOGEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2018
Revenue
Product revenue	$3,415	$1,254
License revenue	7,519	19
Grant revenue	150	300
Professional services revenue	370	204

Total revenue	11,454	1,777

Operating expense
Cost of product revenue	1,893	561
Cost of professional services revenue	322	183
Research and development	6,345	3,490
General and administrative	6,212	3,184

Total operating expense	14,772	7,418

Loss from operations	(3,318)	(5,641)
Other income (expense)
Interest income (expense), net	42	(42)
Inducement expense	—	(375)
Change in fair value of indemnification liability	—	(57)
Change in fair value of warrant liabilities	276	(47)

Loss before income taxes	(3,000)	(6,162)
Income tax expense	1	1

Net loss	(3,001)	(6,163)

Loss attributable to noncontrolling interest	(35)	(38)

Net loss available to common stockholders	$(2,966)	$(6,125)

Net loss per share available to common stockholders, basic and diluted	$(0.13)	$(0.27)

Weighted-average number of common shares outstanding used to compute net loss per share, basic and diluted	23,234,436	22,771,508

The accompanying notes are an integral part of these consolidated financial statements.

HISTOGEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Histogen, Inc. Stockholders’ Deficit	Non-controlling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	29,226,935	$30,064	22,227,930	$22	$5,986	$(34,842)	$(28,834)	$(826)	$(29,660)
Issuance of Series B convertible preferred stock for note payable and accrued interest	2,592,000	4,005	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock	1,400,500	2,101	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock for clinical services	341,667	513	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	726,363	1	76	—	77	—	77
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	(100)	—	(100)	—	(100)
Stock-based compensation expense	—	—	—	—	326	—	326	—	326
Net loss	—	—	—	—	—	(6,125)	(6,125)	(38)	(6,163)

Balance at December 31, 2018	33,561,102	$36,683	22,954,293	$23	$6,288	$(40,967)	$(34,656)	$(864)	$(35,520)

Issuance of Series B convertible preferred stock for Lordship Indemnification	114,445	124	—	—	—	—	—	—	—
Issuance of common stock for Lordship Indemnification	—	—	152,594	—	115	—	115	—	115
Issuance of Series D convertible preferred stock, net of issuance costs	342,668	513	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock for PUR Settlement	1,166,667	1,750	—	—	—	—	—	—	—
Issuance of common stock upon net exercise of stock options	—	—	204,769	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	438	—	438	—	438
Net loss	—	—	—	—	—	(2,966)	(2,966)	(35)	(3,001)

Balance at December 31, 2019	35,184,882	$39,070	23,311,656	$23	$6,841	$(43,933)	$(37,069)	$(899)	$(37,968)

The accompanying notes are an integral part of these consolidated financial statements.

HISTOGEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(3,001)	$(6,163)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	145	150
Loss on disposal of property and equipment	6	—
Stock-based compensation expense	438	326
Series D convertible preferred stock issued for PUR Settlement	1,750	—
Series D convertible preferred stock issued for clinical services	—	363
Inducement expense	—	375
Write-off of inventory	155	—
Change in fair value of indemnification liability	—	26
Change in fair value of warrant liabilities	(276)	47
Changes in operating assets and liabilities:
Accounts receivable	140	(179)
Inventories	678	(502)
Prepaid expenses and other current assets	(156)	8
Other assets	154	31
Accounts payable	493	(368)
Accrued liabilities	(196)	(360)
Right-of-use asset and lease liabilities, net	(76)	—
Deferred revenue	(1,545)	(313)
Other liabilities	—	(57)

Net cash used in operating activities	(1,291)	(6,616)

Cash flows from investing activities
Cash paid for property and equipment	(152)	(126)
Purchase of subsidiary shares from noncontrolling interest	—	(100)

Net cash used in investing activities	(152)	(226)

Cash flows from financing activities
Repayment of notes payable to related parties	(7)	(449)
Repayment of finance lease obligations	(25)	(30)
Proceeds from the issuance of Series D convertible preferred stock, net	513	2,101
Proceeds from exercise of stock options	—	67

Net cash provided by financing activities	481	1,689

Net decrease in cash, cash equivalents and restricted cash	(962)	(5,153)
Cash, cash equivalents and restricted cash, beginning of period	3,037	8,190

Cash, cash equivalents and restricted cash, end of period	$2,075	$3,037

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$2,065	$3,027
Restricted cash	10	10

Total cash, cash equivalents and restricted cash	$2,075	$3,037

Supplemental disclosure of cash flow information
Cash paid for interest	$7	$67

Cash paid for income taxes	$—	$—

Noncash investing and financing activities
Right-of-use asset obtained in exchange for operating lease liability	$619	$—

Right-of-use asset obtained in exchange for new finance lease liability	$40	$—

Issuance of Series B convertible preferred stock for Lordship Indemnification	$124	$—

Issuance of common stock for Lordship Indemnification	$115	$—

Issuance of Series B convertible preferred stock for note payable and accrued interest	$—	$4,005

Issuance of common stock for settlement of trade payables	$—	$10

The accompanying notes are an integral part of these consolidated financial statements.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Histogen, Inc. (“Histogen” or the “Company”) is a regenerative medicine company established as a Delaware Corporation in November 2007. The Company is focused on developing innovative products for aesthetic and therapeutic applications based upon the Company’s unique technology that utilizes proteins and growth factors produced by hypoxia-induced multipotent cells. Histogen has a rich portfolio of products derived from one core technology process that fulfills market needs without using embryonic stem cells or animal components. The Company’s products are all covered by patented technologies which focus on replacing and regenerating tissues in the body.

The Company’s lead drug candidate is a hair stimulating complex (“HSC”) intended to be a physician-administered therapeutic for alopecia (hair loss). Phase 1 and Phase 1/2 clinical trials of HSC have been completed outside the United States, with results that produced significant efficacy and a clear safety profile and margin. A Phase 1 clinical trial of HSC in the United States under a Federal Drug Administration (“FDA”) approved Investigational New Drug (“IND”) has been completed and reports filed with the FDA in 2019. In 2019, the Company established HST-001 as the program identifier for HSC development. The Company expanded its product pipeline in 2019 to include HST-002 (dermal filler) and HST-003 (knee cartilage) as its other lead development programs. The Company has also developed a non-prescription topical skin care ingredient that currently generates revenue from customers who formulate the ingredient into their skin care product lines.

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with the Food and Drug Administration and other government regulations. If the Company does not successfully advance its technologies into and through human clinical trials, form partnerships for its programs or license-out its technology, and/or commercialize any of its product candidates, it may be unable to increase its value, generate product revenue, or achieve profitability.

Proposed Merger with Conatus

On January 28, 2020, Histogen entered into the Merger Agreement with Conatus Pharmaceuticals, Inc. (“Conatus”) and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Histogen, with Histogen continuing as a wholly-owned subsidiary of Conatus and the surviving corporation of the merger. The merger is expected to be accounted for as a reverse asset acquisition in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Histogen will be deemed to be the accounting acquirer for financial reporting purposes. This determination is supported based on the expectations that, immediately following the merger: (i) Histogen stockholders will own a substantial majority of the voting rights of the combined organization; (ii) Histogen will designate a majority (six of eight) of the initial members of the board of directors of the combined organization; and (iii) Histogen’s senior management will hold all key positions in senior management of the combined organization and no employees will be retained from Conatus. The merger is expected to be accounted for as a reverse asset acquisition as the fair value of the acquired preclinical assets is deemed to be substantially concentrated in a group of similar assets that do not meet the definition of a business. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of Histogen issuing stock to acquire the net assets of Conatus, (ii) the net

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

assets of Conatus will be recorded based upon the fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of Histogen and (iv) for periods prior to the merger, shareholders’ equity of the combined company is presented based on the historical equity structure of Conatus.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by Histogen’s and Conatus’ stockholders. Should the Merger Agreement be terminated prior to consummation, the Merger Agreement contains certain termination rights for both Histogen and Conatus, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $500,000, and in some circumstances reimburse the other party’s expenses up to a maximum of $350,000.

Under the terms of the Merger Agreement, all of the Company’s outstanding common and preferred stock will be exchanged for common stock of Conatus and all outstanding options exercisable for common stock and warrants of the Company will be exchanged for options and warrants exercisable for common stock of Conatus.

2. Liquidity and Going Concern

From inception the Company has accumulated losses of $43.9 million and expects to incur operating losses and generate negative cash flows from operations for the foreseeable future. As of December 31, 2019, the Company had $2.1 million in cash and cash equivalents, which is not sufficient to sustain its operations through the second quarter of 2020.

The Company has not yet established ongoing sources of revenues sufficient to cover its operating costs and will need to continue to raise additional capital to support its future operating activities, including progression of its development programs, preparation for commercialization, and other operating costs. Management’s plans with regard to these matters include entering into a combination of additional debt or equity financing arrangements, government funding, strategic partnerships, collaboration and licensing arrangements, or other similar arrangements. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. Additionally, as stated in Note 1 – Organization and Nature of Operations, the Company has entered into a Merger Agreement with Conatus that, if consummated, will provide capital to support the Company’s operating activities beyond the second quarter of 2020. However, additional funding will be required for the Company to sustain operations beyond twelve months from the date the consolidated financial statements were available to be issued as the Company expects an increase in cash outflows as compared to its historical spend for its planned clinical trial activities over the next twelve months.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Based on the above, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the consolidated financial statements are available to be issued. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries and have been prepared in accordance with U.S. GAAP. All intercompany balances and transactions have been eliminated upon consolidation.

The Company acquired Centro De Investigacion de Medicina Regenerativa, S.A. de C.V. (“CIMRESA”), a company in Mexico, during 2018 to facilitate a potential clinical development program for HSC. This is a wholly-owned subsidiary intended to pursue registration with the COFEPRIS (Mexico equivalent to FDA). CIMRESA has no operational or financial activity for the years ended December 31, 2019 and 2018.

The Company holds an interest in Adaptive Biologix, Inc. (“AB”, formerly Histogen Oncology, LLC). AB was formed to develop and market applications for the treatment of cancer. The Company consolidates AB into its consolidated financial statements.

Joint Venture and Variable Interest Entities

The Company determined that AB is a variable interest entity (“VIE”) and that Histogen is its primary beneficiary. The Company holds greater than 50% of the shares and has the authority to manage the business and affairs of the VIE. AB’s other shareholder does not have a controlling interest.

On January 12, 2018, AB was converted into a traditional C corporation, a Delaware corporation, under a Plan of Conversion agreement between the Company and the other member of the limited liability company, Wylde, LLC (“Wylde”). The entity structure change eliminated some of the special rights Wylde had under the LLC charter and gave the Company more control over the voting rights under the new corporate structure. The Plan of Conversion called for 3,800,000 common stock shares of AB to be issued to the Company and Wylde in proportion to their interest in the LLC immediately before the agreement was executed. Contemporaneously, the Company offered to purchase, and Wylde agreed to sell, 100,000 of the AB common shares for $1.00 per share for a total price of $100 thousand. The completion of this transaction among the stockholders of AB resulted in Histogen owning 2,600,000 common shares or approximately 68%.

A VIE is typically an entity for which the Company has less than a 100% equity interest but controls the decision making over the business and affairs of the entity, directs the decisions driving the economic performance of such entity and participates in the profit and losses of such an entity. The Company weighed both quantitative and qualitative information about the different risks and reward characteristics of each entity and the significance of that entity to the consolidating group in the aggregate.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net loss, Stockholders’ deficit or cash flows from operating activities.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities and contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. Management believes that these estimates and assumptions are reasonable, however, actual results may differ and could have a material effect on future results of operations and financial position.

Significant estimates and assumptions include the allowance for doubtful accounts, useful lives of property and equipment, unrecognized tax benefits, potential reserves for excess or obsolete inventory, the fair value of warrant and indemnification liabilities, the fair value of the Company’s common stock, stock-based compensation, and best estimate of selling price of revenue deliverables. Actual results may materially differ from those estimates.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking, money market accounts and brokerage accounts. Restricted cash consists of cash held as collateral for the issuer of its credit card accounts.

Concentrations

Credit Risk

The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held.

Customer Risk

For the years ended December 31, 2019 and 2018, one customer accounted for revenues of approximately $10.5 million, or 91% of total revenue, and $860 thousand, or 48% of total revenue, respectively. The accounts receivable balance of the customer was approximately $11 thousand and $21 thousand as of December 31, 2019 and 2018, respectively.

Accounts Receivable

Accounts receivable are generally due within 30 days and are recorded net of the allowance for doubtful accounts. The allowance is based on an analysis of historical bad debt, current receivables

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

aging and expected future write-offs of uncollectible accounts, as well as an assessment of specific identifiable accounts considered at risk or uncollectible. Additions to the allowance for doubtful accounts include provisions for bad debt and deductions from the allowance for doubtful accounts include customer write-offs. Allowance for doubtful accounts was $0 and approximately $22 thousand as of December 31, 2019 and 2018, respectively.

Inventories

Inventories, consisting of raw materials, work in process, and finished goods, are valued at the lower of cost (first-in, first-out method) or net realizable value. The Company writes down excess and obsolete inventory to its estimated net realizable value based on management’s review of inventories on hand compared to estimated future usage and sales, shelf-life and assumptions about the likelihood of obsolescence. The cost components of work in process and finished goods inventories include raw materials, direct labor and an allocation of a portion of the Company’s overhead.

Property and Equipment

Property and equipment are reported net of accumulated depreciation and amortization and are comprised of office furniture and equipment, lab and manufacturing equipment, and leasehold improvements. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Furniture and all equipment are depreciated over their estimated economic lives, or five years, using the straight-line method. Leasehold improvements are amortized over their estimated useful lives and limited by the remaining term of the building lease, using the straight-line method.

Valuation of Long-Lived Assets

Long-lived assets to be held and used, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company has not recognized any impairment to long-lived assets through December 31, 2019.

Warrant Liabilities for Convertible Preferred Stock

The Company accounts for freestanding warrant instruments that either conditionally or unconditionally obligate the issuer to transfer redeemable stock as liabilities regardless of the timing of the redemption feature or price, even though the underlying shares may be classified as permanent or temporary equity. Since the Company’s convertible preferred stock is contingently redeemable, the warrants to purchase shares of convertible preferred stock are accounted for as liabilities. The Company estimates the fair values of the warrants using the Black-Scholes option pricing model. The liabilities for warrants to purchase the convertible preferred stock is remeasured at each balance sheet date with changes to fair value being recognized as a component of other income (expense) in the consolidated statements of operations.

As of December 31, 2019, the warrant liabilities for convertible preferred stock expired unexercised and are no longer outstanding.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Indemnification Liability

The Company estimates the fair value of the indemnification liability using the fair value of the Series B preferred stock and the estimated fair value of the Company’s common stock price at the end of each period. Any resulting increase or decrease in estimated fair value is recorded as a component of other income (expense) in the consolidated statements of operations.

In January 2019, the indemnification liability was settled. See Note 20 – Related Parties for further information.

Fair Value Measurements

ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•    Level 1 — Observable inputs such as quoted price (unadjusted) for identical instruments in active markets.

•    Level 2 — Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model derived valuations whose significant inputs are observable.

•    Level 3 — Unobservable inputs that reflect the reporting entity’s own assumptions.

As of December 31, 2019, the Company did not have any assets or liabilities measured at fair value on its consolidated balance sheet. The following table presents the Company’s fair value hierarchy for its liabilities measured at fair value as of December 31, 2018 (in thousands):

		Fair Value Measurements at Reporting Date Using
	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Indemnification liability	$239	$—	$—	$239
Warrant liabilities	276	—	—	276

Total fair value	$515	$—	$—	$515

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The change in the liabilities measured at fair value using Level 3 unobservable inputs is as follows (in thousands):

	Indemnification liability	Warrant liabilities
Balance at December 31, 2017	$—	$229
Issuance	182	—
Change in fair value	57	47

Balance at December 31, 2018	$239	$276
Change in fair value	—	(276)
Settlement	(239)	—

Balance at December 31, 2019	$—	$—

The following inputs were used in determining the fair value of the indemnification and warrant liabilities valued using the Black-Scholes-Merton option pricing model:

December 31, 2018
Expected volatility	59.0%
Risk-free interest rate	2.6%
Expected term (in years)	1.0
Expected dividend yield	0.0%

Convertible Preferred Stock

Convertible preferred stock subject to mandatory redemption is classified as a liability and measured at fair value and is included as a component of other liabilities in the accompanying consolidated balance sheets. See Note 11 – Forward Purchase Contract for further information.

Convertible preferred stock that is conditionally redeemable (including preferred stock that has redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity.

Comprehensive Loss

The Company is required to report all components of comprehensive loss, including net loss, in the consolidated financial statements in the period in which they are recognized. Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments and foreign currency translation adjustments. Net loss and comprehensive loss were the same for the years ended December 31, 2019 and 2018.

Revenue Recognition

Product and License Revenue

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which was adopted on January 1, 2018, using the modified retrospective method. Under the new standard, revenue is recognized when a customer obtains control of promised goods or

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

services, in an amount that reflects the consideration expected to be received in exchange for those goods or services. A five-step model is used to achieve the core principle: (1) identify the customer contract, (2) identify the contract’s performance obligations, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations and (5) recognize revenue when or as a performance obligation is satisfied. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue. The Company applies the revenue recognition standard, including the use of any practical expedients, consistently to contracts with similar characteristics and in similar circumstances. See Note 10 – Revenue for further information.

Grant Revenue

In March 2017, the National Science Foundation (“NSF”), a government agency, awarded the Company a research and development grant to develop a novel wound dressing for infection control and tissue regeneration. The Company has concluded this government grant is not within the scope of ASC 606, as government entities generally do not meet the definition of a “customer” as defined by ASC 606. Payments received under the grant are considered conditional, non-exchange contributions under the scope of ASC 958-605, Not-for-Profit Entities – Revenue Recognition, and are recorded as revenue in the period in which such conditions are satisfied. In reaching the determination that such payments should be recorded as revenue, management considered a number of factors, including whether the Company is a principal under the arrangement, and whether the arrangement is significant to, and part of, the Company’s ongoing operations.

Professional Services Revenue

The Company recognizes revenue for professional services which are based upon negotiated rates with the counterparty. Professional services fees are recognized as revenue over time when the underlying services are performed, in accordance with ASC 606, and none of the revenue recognized to date is refundable.

Cost of Product Revenue

Cost of product revenue represents direct and indirect costs incurred to bring the product to saleable condition, including write-offs of inventory.

Cost of Professional Services Revenue

Cost of professional services revenue represents the Company’s costs for full-time employee equivalents (“FTE”) and actual out-of-pocket costs.

Research and Development Expenses

All research and development costs are charged to expense as incurred. Research and development expenses primarily include (i) payroll and related costs associated with research and development performed, (ii) costs related to clinical and preclinical testing of the Company’s technologies under development, and (iii) other research and development including allocations of facility costs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Acquired In-Process Research and Development Expense

The Company has acquired and may continue to acquire the rights to drug candidates in various stages of development. The up-front payments to acquire a drug candidate are immediately expensed as acquired in-process research and development, provided that the drug candidate has not obtained regulatory approval for marketing and, absent obtaining such approval, have no alternative future use.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

General and Administrative Expenses

General and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses consist of professional fees for legal (including patent costs), audit and other consulting services, travel and entertainment, charitable contributions, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between consolidated financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all the deferred tax assets will not be realized.

The Company also follows the provisions of accounting for uncertainty in income taxes which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.

The Company’s policy is to recognize interest or penalties related to income tax matters in income tax expense. Interest and penalties related to income tax matters were not material for the periods presented.

Net Loss Per Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. The calculation for net loss per share gives effect to the dilutive securities under the treasury stock method. For the years ended

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018, there is no difference in the number of shares used to compute basic and diluted net loss per share due to the Company’s net loss position.

The following table sets forth potentially dilutive shares that have been excluded from the calculation of net loss per share because of their anti-dilutive effect:

	Years Ended December 31,
	2019	2018
Common stock options issued and outstanding	9,497,923	6,150,000
Shares issuable upon conversion of convertible preferred stock	35,184,882	33,561,102
Warrants to purchase common stock	25,000	25,000
Warrants to purchase convertible preferred stock	—	950,000

Total anti-dilutive shares	44,707,805	40,686,102

Common Stock Valuations

The Company is required to periodically estimate the fair value of common stock when issuing stock options and computing its estimated stock-based compensation expense. The fair value of common stock was determined on a periodic basis, with the assistance of an independent third-party valuation expert. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment.

The fair value of the common stock underlying the Company’s stock options was estimated at each grant date. The Company’s Board of Directors intended all options granted to be exercisable at a price per share not less than the estimated per share fair value of common stock underlying those options on the date of grant.

In order to determine the fair value, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

Stock-Based Compensation

Pursuant to ASC 718, Stock Compensation, the Company accounts for stock-based compensation with employees and directors by estimating the fair value on the date of grant and recognizing compensation expense over the requisite service period on a straight-line basis. The Company recognizes forfeitures related to stock-based compensation as they occur.

The Company estimates the fair value of stock option awards to employees, directors and non-employees using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including (a) the risk-free interest rate, (b) the expected stock volatility, (c) the expected term of the award, and (d) the expected dividend yield. Due to the lack of an adequate history of a public market for the trading of the Company’s common stock and a lack of adequate company-specific historical and implied volatility data, volatility has been estimated and based on the historical

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

volatility of a group of similar companies that are publicly traded. For these analyses, the Company has selected companies with comparable characteristics, including enterprise value, risk profiles, and position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company has estimated the expected life of employee stock options using the “simplified” method, whereby the expected life equals the average of the vesting term and the original contractual term of the option. The expected life of non-employee stock options has been estimated based on the contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the yields of zero-coupon U.S. treasury securities.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets and certain other instruments. For trade receivables and other instruments, entities will be required to use a new forward-looking expected loss model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. This guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those periods, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2020, which did not result in a material impact to its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value, which modifies the disclosures for transfers between Level 1 and Level 2 of the fair value hierarchy, modifies the Level 3 disclosure requirements for non-public entities and requires additional disclosure for Level 3 fair value hierarchy. The amendment is effective for annual periods beginning after December 15, 2019, and interim periods within those periods, with early adoption permitted. The Company adopted ASU 2018-13 on January 1, 2020, which did not result in a material impact to its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for annual periods beginning after December 15, 2020, and interim periods within those periods, with early adoption permitted. The Company is in the process of determining the impact the adoption will have on its consolidated financial statements and whether to early adopt the new guidance.

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force), which clarifies the interaction of the accounting for equity securities, investments accounted for under the equity method, and certain forward contracts and purchased options. This update is effective for annual periods beginning after December 15, 2020, and interim periods within those periods, with early adoption permitted. The Company is in the process of determining the impact the adoption will have on its consolidated financial statements and whether to early adopt the new guidance.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Topic 842 supersedes the previous leases standard Topic 840, Leases. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides a new transition option in which an entity initially applies ASU 2016-02 at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company adopted this standard on January 1, 2019 using the modified retrospective approach. The adoption of this standard did not result in a cumulative effect adjustment to retained earnings. The Company elected the “package of practical expedients,” which permits the Company to not reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the practical expedient for the use-of-hindsight in determining the lease term of its leases. See Note 9 – Leases for further information.

4. Inventories

Inventories consisted of the following components (in thousands):

	December 31,
	2019	2018
Raw materials	$106	$98
Work in process	—	841
Finished goods	—	—

Inventories	$106	$939

During the year ended December 31, 2019, the Company recorded a write-off of inventory totaling $155 thousand in connection with the termination of its supply agreement with Edge Systems LLC. See Note 10 – Revenue for further information. This amount was reported as a component of cost of product revenues in the accompanying consolidated statements of operations.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. Property and Equipment

Property and equipment consisted of the following (in thousands):

	Years Ended December 31,
	2019	2018
Leasehold improvements	$845	$840
Lab and manufacturing equipment	1,231	1,084
Office furniture and equipment	157	131

Total	2,233	2,055
Less: accumulated depreciation and amortization	(1,913)	(1,768)

Property and equipment, net	$320	$287

Depreciation and amortization expense were approximately $145 thousand and $150 thousand for the years ended December 31, 2019 and 2018, respectively.

6. Investment in PUR

As of December 31, 2018, the Company held less than a 50% interest in an investment in non-marketable equity instruments of a private company, PUR Biologics, LLC (“PUR”). PUR was formed to develop and market applications along with products in the surgical/orthopedic and device markets. The Company’s investment in PUR provided the Company with significant influence, but not control, over the investee and had a carrying value of $0 on the consolidated balance sheets as of December 31, 2018. Further, as the Company had no obligation to absorb losses or liabilities of the investee or contribute assets to the investee, no earnings or losses were reported in its consolidated statements of operations for the year ended December 31, 2018.

In April 2019, the Company entered into a Settlement, Release and Termination Agreement with PUR and its members (“PUR Settlement”) which terminated the License, Supply and Operating Agreements between Histogen and PUR, eliminated Histogen’s membership interest in PUR and returned all in-process research and development assets to Histogen (the “Development Assets”). The agreement also provided indemnifications and complete releases by and among the parties. The acquisition of the Development Assets was accounted for as an asset acquisition in accordance with ASC 805-50-50, Acquisition of Assets Rather than a Business.

As consideration for the reacquisition of the Development Assets, Histogen compensated PUR with both equity and cash components, including 1,166,667 shares of Series D convertible preferred stock with a fair value of $1.75 million and a potential cash payout of up to $6.25 million (the “Cap Amount”). The Company paid PUR $500 thousand in upfront cash, forgave approximately $22 thousand of accounts receivable owed by PUR to the Company, and settled an outstanding payable of PUR of approximately $23 thousand owed to a third-party. The Company is also obligated to make milestone and royalty payments, including (a) a $400 thousand upon the unconditional acceptance and approval of a New Drug Application or Pre-Market Approval Application by the US FDA related to the Development Assets, (b) a $400 thousand commercialization milestone upon reaching gross sales (by the Company or licensee) of the $500 thousand of products incorporating the Development Assets, and (c) a five percent (5%) royalty on net revenues collected by Histogen from commercial sales (by the Company or licensee) of products incorporating the Development Assets. The aforementioned

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

cash payments, along with any future milestone and royalty payments, are all applied against the Cap Amount. In accordance with ASC 450, Contingencies, amounts for the milestone and royalty payments will be recognized when it is probable that the related contingent liability has been incurred and the amount owed is reasonably estimated. No amounts for the milestone and royalty payments have been recorded during the years ended December 31, 2019 and 2018.

For the acquisition of the Development Assets, the Company recognized approximately $2.27 million in research and development expense (including the cash payments of $523 thousand and Series D preferred stock issuance of $1.75 million) on the consolidated statement of operations for the year ended December 31, 2019.

7. Balance Sheet Details

Accrued liabilities consist of the following (in thousands):

	December 31, 2019	December 31, 2018
Current portion of notes payable – related party	$—	$7
Accrued interest – related party	—	2
Current portion of finance lease liabilities	6	25
Accrued compensation	182	86
Other	258	546

Total	$446	$666

Other liabilities consist of the following (in thousands):
	December 31, 2019	December 31, 2018
Noncurrent portion of finance lease liabilities	$31	$7
Forward purchase contract	290	290
Noncurrent portion of deferred rent	—	89

Total	$321	$386

8. Notes Payable – Related Parties

Lordship

On December 7, 2015, Lordship Ventures Histogen Holdings LLC (“Lordship”) made a $25 thousand advance to the Company that was later formalized into a note on February 15, 2016. Additional advances made by Lordship in early 2016 in the amounts of $25 thousand and $50 thousand were formalized into notes dated March 20, 2016 and April 21, 2016, respectively. The Lordship notes carried an interest rate of 10% per annum and both the principal and accrued interest were due the earlier of (i) the completion by Histogen of a transaction in which it raises a minimum of $3 million of equity capital or (ii) December 31, 2017. In connection with the notes, the Company also issued warrants on February 15, 2016, March 20, 2016 and April 21, 2016 to Lordship for the right to

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

purchase 50,000, 50,000 and 100,000 shares of Series D convertible preferred stock, respectively, as additional consideration. The strike price of all three Lordship warrants were at $1.50 per share and expired unexercised on December 31, 2018.

Since the Lordship warrants were issued in conjunction with the Lordship notes, the value of the warrants creates a discount against the face value amounts of the notes. The fair value of the warrants was determined to be approximately $4 thousand for the February 15 warrants, approximately $5 thousand for the March 20 warrants and approximately $10 thousand for the April 21 warrants, respectively, using the Black-Scholes option pricing model. The discounts on the carrying value of the notes have been amortized over the life of each of the notes using the effective interest method.

On August 10, 2016, in conjunction with the Huapont investment transaction, the Lordship notes were modified through the Conversion, Termination and Release Agreement (“CTRA”) as of that date. The CTRA called for the extension of the due date of the two remaining outstanding Lordship notes to July 25, 2018. With these modifications it was determined that the present value of the cash flows of the original Lordship notes had changed by more than 10% and in accordance with ASC 470, Debt, was treated as an early extinguishment of the notes as of August 10, 2016.

During the year ended December 31, 2018, the final payment was made to extinguish the notes and accrued interest thereby relieving Histogen of its obligation.

Employees

On January 14, 2016, Dr. Naughton advanced approximately $7 thousand to AB as an operations bridge loan. The loan calls for interest to be accrued at 10% per annum but has not been formalized. During the year ended December 31, 2019, the final payment was made to extinguish the note payable to Dr. Naughton thereby relieving Histogen of its obligation.

The Company had amounts outstanding with various employees for deferred compensation. On October 31, 2016 certain employees, including Dr. Naughton, entered into compensation deferral agreements whereby employee promissory notes were issued by the Company for the outstanding amounts as of that date. These notes called for simple interest to accrue as of October 31, 2016 at 5% per annum with a due date of December 31, 2018. During the year ended December 31, 2018, the final payment was made to extinguish the promissory notes and accrued interest thereby relieving the Company of its obligation.

Series B Convertible Notes

The Company entered into Series B Senior Secured Convertible Notes payable on demand between May 19 and December 13, 2012 (the “period”). Over the course of this period, in tranches ranging from $11 thousand to $400 thousand, Lordship advanced approximately $2.6 million with a 10% interest rate per annum, convertible into Series B convertible preferred stock at $1.00 per share at the option of the holder. In a later agreement dated November 19, 2012, each of the smaller notes were swept up into a larger omnibus note totaling approximately $2.6 million. These notes were secured by the patent and intellectual property portfolios of the Company. On August 10, 2016, in connection with the Huapont investment transaction through the CTRA, the “on demand” terms were changed to a due date of February 1, 2018.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On February 1, 2018, pursuant to the First Amendment to the CTRA, the Company and Lordship agreed to have their Series B Senior Secured Convertible Notes outstanding converted into Series B convertible preferred stock at $1.00 per share. Under this amendment, the definition of the trigger amount was changed, for which a $375 thousand payment was made to Lordship. The payment was classified as an inducement expense as a component of other income (expense) in the consolidated statements of operations. Pursuant to the change of the definition, the Series B Senior Secured Convertible Notes were converted to Series B convertible preferred stock, all accumulated accrued interest as of February 1, 2018 of approximately $1.4 million was forgiven, and the lien on the Company’s patent and intellectual property portfolios securing the notes was removed. The principal and the interest forgiven were recognized as a capital contribution upon conversion.

9. Leases

As described above in Note 3 – Recently Adopted Accounting Pronouncements, the Company adopted Topic 842 as of January 1, 2019. Prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under Topic 840.

The Company leases office space and office equipment which are classified as an operating lease and finance lease, respectively. The office space lease is subject to additional variable charges for common area maintenance and other variable costs. As of December 31, 2019, the weighted-average remaining term of the Company’s operating and finance leases was 0.2 years and 4.5 years, respectively.

Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of future minimum lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future minimum lease payments. The incremental borrowing rate is equal to the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term in an amount equal to the lease payments in a similar economic environment. On January 1, 2019, the Company recognized an initial right-of-use asset and lease liability of $619 thousand and $707 thousand, respectively, related to the Company’s office space. As of December 31, 2019, the weighted-average discount rate of the Company’s operating and finance lease were 12.0% and 10.0%, respectively.

The Company’s office space includes an option to extend the lease for one five-year term. This option was not included in the determination of the right-of-use asset or corresponding lease liability as the Company did not consider it reasonably certain that it would exercise such option.

The Company does not record leases with an initial term of 12 months or less on the balance sheet. Expense for these short-term leases is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to combine lease and nonlease components into a single component for all classes of underlying assets.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s lease assets and lease liabilities were as follows (in thousands):

	Balance Sheet Classification	December 31, 2019
Assets
Operating lease	Right-of-use asset	$95
Finance leases	Property and equipment, net	37

Total lease assets		$132

Liabilities
Current
Operating lease liability	Current portion of lease liability	$108
Finance lease liabilities	Accrued liabilities	6

Total current liabilities		114
Noncurrent
Operating lease liability	Noncurrent portion of lease liability	—
Finance lease liabilities	Other liabilities	31

Total noncurrent liabilities		31

Total lease liabilities		$145

The components of lease expense were as follows (in thousands):

	Statement of Operations Classification
Operating lease cost:
	Cost of product revenue	$165
	Research and development	245
	General and administrative	160

Total operating lease cost		570

Finance lease cost:
Amortization of right-of-use assets	Property and equipment, net	25
Interest on lease liabilities	Interest expense	5

Total finance lease cost		30

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Future minimum payments of lease liabilities were as follows (in thousands):

	Operating Lease	Finance Leases
2020	$108	$10
2021	—	10
2022	—	10
2023	—	10
2024	—	6

Total minimum lease payments	108	46
Less: imputed interest	—	(9)

Total future minimum lease payments	108	37
Less: current obligations under leases	(108)	(6)

Noncurrent lease obligations	$—	$31

Supplemental cash flow information related to leases were as follows (in thousands):

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating lease	$570
Operating cash flows from finance leases	5
Financing cash flows from finance leases	25
Right-of-use asset obtained in exchange for operating lease liability	619
Right-of-use asset obtained in exchange for new finance lease liability	$40

10. Revenue

Edge Systems License and Supply Agreement

In 2014, the Company entered into a license and supply agreement (the “Edge Agreement”), amended May 17, 2018, with Edge Systems LLC (“Edge”) to incorporate Histogen’s Cell Conditioned Media (“CCM”) skin care ingredient into Edge’s cosmetic products. The quantities to be delivered by the Company to Edge under the agreement were variable and the price per unit of CCM supplied to Edge was fixed with no variable consideration. Product returns to date have not been significant and the Company has not considered it necessary to record a reserve for product returns. The Company’s product revenues are recognized at a point in time when the underlying product is delivered to the customer which is when the customer obtains control of the product. During the years ended December 31, 2019 and 2018, the Company recognized $855 thousand and $618 thousand, respectively, in product revenue under this arrangement. The Company terminated its supply agreement with Edge in October 2019 and has no further commitments under the arrangement.

Allergan License Agreements

In 2017, the Company entered into a series of agreements (collectively, the “2017 Allergan Agreement”) which ultimately transferred Suneva Medical, Inc.’s license and supply rights of Histogen’s CCM skin care ingredient in the medical aesthetics market to Allergan Sales LLC (“Allergan”) and granted Allergan an exclusive, royalty-free, perpetual, irrevocable, non-terminable and transferable license, including the right to sublicense to third parties, to use the Company’s CCM skin care

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ingredient in the medical aesthetics market. In consideration for the execution of the agreements, Histogen received a cash payment of $11.0 million and a potential additional payment of $5.5 million if Allergan’s net sales of products containing the Company’s CCM skin care ingredient exceeds $60.0 million in any calendar year through December 31, 2027.

In connection with the Company’s adoption of ASC 606, Revenue from Contracts with Customers, on January 1, 2018, the Company evaluated the 2017 Allergan Agreement and identified the following performance obligations that it deemed to be distinct at the inception of the contract:

1. License	of rights to use, manufacture and sell products containing the Company’s CCM skin care ingredient through the medical aesthetics market (Field of Use) worldwide (Territory) (“CCM License”);

2. Supply	of CCM (“Supply of CCM to Allergan”); and

3. Potential	future improvements made to the CCM skin care ingredients (“Potential Future Improvements”).

The Company considers the CCM License as functional intellectual property as Allergan has the right to utilize the Company’s CCM skin care ingredient and that ingredient is functional to Allergan at the time the Company transferred the license.

The Company determined the transaction price at inception of the Allergan License Agreement and allocated the transaction price to the various performance obligations using the standalone selling price which is comparable to the relative selling price methodology used in the original accounting treatment for the transaction.

The entire amount of revenue allocated to the CCM License was recognized upon transfer of the license to Allergan in 2017.

As for the Supply of CCM to Allergan, the Company initially deferred $1.8 million of revenue allocated to this performance obligation which is being recognized at the point in time in which deliveries are completed. Product revenue related to the Supply of CCM to Allergan of approximately $2.6 million and $636 thousand, including recognition of revenue from deferred revenue of $1.5 million and $292 thousand, was recognized during the years ended December 31, 2019 and 2018, respectively. Further, as of December 31, 2019 and 2018, the Company had deferred revenue related to the Supply of CCM to Allergan of $0 and $1.5 million, respectively.

As for the potential future improvements to the CCM skin care ingredients, the Company initially deferred $199 thousand of revenue allocated to this performance obligation which is being recognized on a straight-line basis over a period of 123 months through the expiration of the related patents. Revenue of approximately $19 thousand was recognized during the years ended December 31, 2019 and 2018, respectively, related to the Potential Future Improvements. As of December 31, 2019 and 2018, the Company’s deferred revenue related to the Potential Future Improvements was $157 thousand and $177 thousand, respectively.

The potential milestone payment was determined to be contingent on future events that are not deemed probable of occurring at this time; therefore, no revenue related to the potential milestone has been recognized or deferred in the periods presented.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In March 2019, Histogen entered into a separate agreement with Allergan (the “2019 Allergan Amendment”) to further amend the 2017 Allergan Agreement in exchange for a one-time payment of $7.5 million to the Company. The agreement broadened Allergan’s license rights, expanding Allergan’s access to certain sales channels where its products incorporating the CCM ingredient can be sold. Specifically, the license was broadened to provide Allergan the exclusive right to sell through the “Amazon Professional” website, or any website or digital platform owned or licensed by Allergan or under the Allergan brand name, and non-exclusive rights to sell on other websites and through brick-and-mortar medical spas and wellness centers (excluding websites and brick-and-mortar stores of luxury brands).

The Company evaluated the 2019 Allergan Amendment under ASC 606 and concluded that Allergan continues to be a customer and that the expanded license is distinct from the 2017 Allergan Agreement. The Company determined the expanded license under the 2019 Allergan Amendment to be functional intellectual property as Allergan has the right to utilize the Company’s CCM skin care ingredient, and that ingredient is functional to Allergan at the time the Company transferred the expanded license.

The standalone selling price of the expanded license was not readily observable since the Company has not yet established a price for this expanded license and the expanded license has not been sold on a standalone basis to any customer. The Company accounted for the 2019 Allergan Amendment as a modification to the 2017 Allergan Agreement. The contract modification was accounted for as if the 2017 Allergan Agreement had been terminated and the new contract included the expanded license as well as the remaining performance obligations related to the Supply of CCM to Allergan and Potential Future Improvements.

The total transaction price for the new contract included the $7.5 million from the 2019 Allergan Amendment as well as the amounts deferred as of the 2019 Allergan Amendment execution date for each the Supply of CCM to Allergan and Potential Future Improvements.

The standalone selling price for the Supply of CCM to Allergan was determined based on comparable sales transactions to the Company’s other major customer. The standalone selling price of the Potential Future Improvements was estimated at the fully burdened rate of research and development employees cost plus a commercially reasonable markup. The amount of the total transaction price allocated to the expanded license was determined using the residual approach, as a result of not having a standalone selling price for the expanded license; that is, the total transaction price less the standalone selling prices of the Supply of CCM to Allergan and Potential Future Improvements.

Revenue related to the Supply of CCM has been deferred and recognized at the point in time in which deliveries are completed while revenue related to the Potential Future Improvements has been deferred and amortized ratably over the remaining 10-year life of the patent. The $7.5 million residual amount of the total transaction price allocated to the expanded license was recognized as license revenue upon transfer of the license to Allergan in March 2019.

Remaining Performance Obligations and Deferred Revenue

The only remaining performance obligation is the Company’s obligation to share with Allergan any Potential Future Improvements to CCM identified through the Company’s research and development efforts, for which a total of $157 thousand of deferred revenue is recorded as of December 31, 2019.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred revenue is classified in current liabilities when the Company’s obligations to provide research for Potential Future Improvements are expected to be satisfied within twelve months of the balance sheet date.

Huapont License and Supply Agreement

On September 30, 2016, concurrent with the purchase of 4,000,000 shares of Series D convertible preferred stock and 190,377 shares of common stock by Pineworld Capital Limited (or “Huapont”) on August 10, 2016, Histogen and Huapont entered into an Exclusive License and Supply Agreement (“LSA”) that had been negotiated simultaneously with and in anticipation of the closing of the Huapont investment transaction. The LSA, among other provisions, grants limited exclusive license and sublicense rights to Huapont for the commercialization and sale of HST-001 in the People’s Republic of China (the “territory”); and a limited non-exclusive non-assignable right to Histogen Trademarks in the territory. The agreement contains provisions for Histogen to supply HST-001 to Huapont upon request for use in clinical trials and following regulatory approval in the defined territory, for which Huapont will reimburse the Company up to $150,000 in manufacturing costs. To date, no development activities have occurred and no supply of HST-001 has been requested by Huapont pursuant to the LSA.

Histogen has a right to terminate the LSA upon failure by Huapont to achieve certain diligence or sales milestones or its abandonment of commercialization of the product, certain changes of control of Huapont, Huapont’s material breach of the LSA, Huapont’s failure to purchase certain volumes of product under the LSA, or Huapont’s sale of the product outside the territory or sale of a competing product, subject to certain cure rights. Huapont may terminate the agreement if further commercialization of the product is not commercially feasible, upon Histogen’s material breach of the LSA or if Histogen sells a competing product in the territory. Huapont will indemnify Histogen for third-party claims arising from Huapont’s distribution, marketing and promotion of products in or for the territory, Huapont’s breach of the agreement or Huapont’s intentional acts or omissions or negligence. Histogen will indemnify Huapont for the development, manufacture or supply of product by or under the control of Histogen, Histogen’s breach of its obligations or warranties, intellectual property infringement in connection with the using, importing or selling of products by Huapont, infringement of trademark rights in connection with the use of Histogen’s trademarks, or Histogen’s intentional acts or omissions or negligence.

Upon the adoption of ASC 606, the Company determined that as no up-front consideration was attributable to the LSA, there was no impact to the historical accounting for the arrangement, and therefore, no transition adjustment was required.

The LSA includes development milestone payments of up to $5,000,000 in aggregate; $0.8 million upon the approval of the Investigational New Drug (“IND”) by the China Food and Drug Administration (“CFDA”); $1.8 million upon the completion of all clinical trials required for a New Drug Filing (“NDA”) with the CFDA; $1.2 million upon NDA filing with the CFDA; and $1.2 million upon NDA approval by the CFDA. In accordance with ASC 606, Histogen excluded the development milestones from the transaction price as it considered such payments to be fully constrained under ASC 606 due to the inherent uncertainty in the achievement of such milestone payments, which are highly susceptible to factors outside of Histogen’s control. The Company will recognize revenue for development milestone as it becomes probable that a significant reversal in the amount of cumulative revenue recognized will not occur using the most likely method. For the years ended December 31, 2019 and 2018, the Company has not recognized any milestone revenue under the LSA.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The arrangement also includes tiered royalty payments based on net sales of HST-001, consisting of 4% up to the first $50 million of net sales, 5.5% up to $50 million, 6.5% up to $125 million, and 7.5% above $200 million. Sales-based royalties promised in exchange for the license will be recognized as revenue in the period when subsequent sales occur. For the years ended December 31, 2019 and 2018, the Company did not recognize any royalty revenue under the LSA.

Grant Revenue

In March 2017, the National Science Foundation, a government agency, awarded the Company a research and development grant to develop a novel wound dressing for infection control and tissue regeneration. The Company has concluded this government grant is not within the scope of ASC 606, as government entities generally do not meet the definition of a “customer” as defined by ASC 606. Payments received under the grant are considered conditional, non-exchange contributions under the scope of ASC 958-605, Not-for-Profit Entities – Revenue Recognition, and are recorded as revenue in the period in which such conditions are satisfied. In reaching the determination that such payments should be recorded as revenue, management considered a number of factors, including whether the Company is a principal under the arrangement, and whether the arrangement is significant to, and part of, the Company’s ongoing operations.

For the years ended December 31, 2019 and 2018, the Company recognized grant revenue of $150 thousand and $300 thousand, respectively.

Professional Services Revenue

The Company recognizes revenue for professional services which are based upon negotiated rates with the counterparty. Professional services fees are recognized as revenue over time when the underlying services are performed, in accordance with ASC 606, and none of the revenue recognized to date is refundable. Professional services revenue for the years ended December 31, 2019 and 2018 was $370 thousand and $204 thousand, respectively, related to the Company’s assistance in establishing Allergan’s alternative manufacturing facility.

11. Forward Purchase Contract

In late 2011, Histogen contracted for research services from EPS Global Research Pte. Ltd. (“EPS”) to conduct clinical trials and compile data from a study in the Philippines of its HSC predecessor that took place in 2011 and 2013. The unpaid amount due for the services was approximately $340 thousand.

On January 26, 2017, Histogen and EPS entered into a Debt Settlement and Conversion Agreement (“Settlement Agreement”) whereby the Company paid $50 thousand and issued EPS 100,000 shares of Series D convertible preferred stock. The Company is required to repurchase the shares at the higher of the remaining balance due, approximately $290 thousand, or the market price of the shares at the time of repurchase, but no later than December 31, 2021. Histogen has the sole option to initiate the timing of the repurchase of the shares before the deadline date.

The Settlement Agreement was treated as debt subject to ASC 470 and a repurchase commitment under ASC 480, Distinguishing Liabilities from Equity, which includes forward purchase contracts. In measuring the gain or loss on the extinguishment of debt under ASC 470, the Company has compared the difference between the net carrying value of the remaining liability against the fair value of the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

noncash securities, in this case the shares of Series D convertible preferred stock issued to EPS and the forward purchase contract. Based on these parameters, the Company has determined that no gain or loss has been created by the extinguishment of the original liability at January 26, 2017, the date of the agreement, and no effect has been recorded in the consolidated statements of operations.

The Company determined the fair value of the liability to be approximately $290 thousand which is the value as if the repurchase commitment was exercised immediately. As of December 31, 2019 and 2018, the fair value of the EPS forward contract remained at approximately $290 thousand and is included as a component of other liabilities in the accompanying consolidated balance sheets.

12. Convertible Preferred Stock

Presentation

The convertible preferred stock instruments are contingently redeemable preferred stock. Each series contains the same redemption features upon a liquidation event that places the stockholder ahead of and in preference to the common stockholders of the Company. The convertible preferred stock is presented on the consolidated balance sheets as temporary equity.

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2019 consist of the following:

	Shared Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	10,000,000	9,486,575	$9,486	$9,486
Series B	35,000,000	7,980,620	7,981	9,356
Series C	8,000,000	7,500,000	7,500	5,550
Series D	20,000,000	10,217,687	15,327	14,678

Total	73,000,000	35,184,882	$40,294	$39,070

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2018 consist of the following:

	Shared Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	10,000,000	9,486,575	$9,486	$9,486
Series B	35,000,000	7,866,175	7,866	9,232
Series C	8,000,000	7,500,000	7,500	5,550
Series D	20,000,000	8,708,352	13,063	12,415

Total	73,000,000	33,561,102	$37,915	$36,683

For the years ended December 31, 2019 and 2018, the Company issued 114,445 and 2,592,000 shares of Series B convertible preferred stock, respectively, at $1.00 per share.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019, the Company issued 1,509,335 shares of Series D convertible preferred stock at $1.50 per share, of which 1,166,667 shares related to the settlement with PUR. See Note 6 – Investment in PUR for further information. For the year ended December 31, 2018, the Company issued 1,742,167 shares of Series D convertible preferred stock at $1.50 per share.

General Rights and Preferences

The holders of each series of convertible preferred stock are entitled to receive noncumulative dividends at a rate of 6% per share per annum based on the original issue price. The preferred stock dividends are payable in preference and in priority to any dividends on common stock if or when any dividends are declared by the Board of Directors. The Company’s Board of Directors have not declared any dividends during the periods presented.

The holders of the Series A, B and C convertible preferred stock are entitled to receive liquidation preferences at the rate of $1.00 per share. The Series D holders are entitled to liquidation preferences at a rate of $1.50 per share. All series holders also have a right to receive declared but unpaid dividends upon a liquidation event. The liquidation preferences to all holders of preferred stock are made pari passu with payments to other series of convertible preferred stockholders and are made in preference to any payments to the holders of common stock.

The shares of each series of convertible preferred stock are convertible into an equal number of shares of common stock, at the option of the holder. Likewise, at the election of the holders of the majority of the then outstanding shares of convertible preferred stock, all shares will automatically convert to an equal number of shares of common stock. Finally, each share of preferred stock is automatically converted into common stock immediately upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the receipt by the Company of at least $20.0 million in which the per share price is at least $4.50. The conversion from the public offering would result in the convertible preferred stockholders receiving less than one common share for each of their shares being converted.

The holders of each series of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Non-Dilutive Rights

Special non-dilutive rights (“Indemnification Liability”) exist pursuant to an Indemnification Agreement executed between Lordship and Histogen on January 12, 2012. The Company is obligated to issue to Lordship additional capital stock calculated based on payments or issuances of capital stock the Company may make to Proteus Advisors, LLC (“Proteus”). The Company had contracted with Proteus for various advisory services dating back to 2009 and settled the compensation for such services through a Letter Agreement dated January 12, 2016. The Letter Agreement stipulated that the Company would pay Proteus through immediate issuance of freestanding warrants to purchase 450,000 shares of Series B convertible preferred stock and a one-time cash payment of $300 thousand when the level of additional accumulated capital investment received by the Company after May 1, 2015 reached $10.0 million. In January 2019, the Indemnification Liability was settled.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. Warrants

Common Warrants

On January 1, 2016, the Company granted warrants to purchase common stock to Gar Wood Securities, LLC (“Gar Wood”) as consideration for settlement of prior liability claims. The warrants entitled Gar Wood to purchase up to 25,000 common shares at an exercise price of $3.31 per share up until the expiration date of July 31, 2021. The fair value of the warrant was determined to be immaterial using the Black-Scholes option pricing model. The warrants remain outstanding and unexercised as of December 31, 2019 and 2018.

Convertible Preferred Stock Warrants

On February 26, 2010, the Company issued warrants to purchase 300,000 shares of Series A convertible preferred stock in exchange for rent on a premise lease at an exercise price of $1.00 per share, which expired unexercised on December 31, 2019. The warrants were classified as a component of warrant liabilities on the consolidated balance sheets as of December 31, 2018.

On October 20, 2016, the Company issued warrants to purchase 450,000 shares of Series B convertible preferred stock as part of a settlement of compensation for advisory services at an exercise price of $1.00 per share, which expired unexercised on December 31, 2019. The warrants are classified as a component of warrant liabilities on the consolidated balance sheets as of December 31, 2018.

14. Stock-Based Compensation Expense

The Company established the Histogen Inc. 2007 Stock Plan (the “2007 Plan”) effective as of November 28, 2007. The Company was authorized to issue 14 million shares of common stock to employees, directors and consultants under the 2007 Plan. The 2007 Plan permits the issuance of incentive stock options (ISOs), non-statutory stock options (NSOs) and Stock Purchase Rights (“SPR”). NSOs may be granted to employees, directors or consultants, while ISOs may be granted only to employees. Options granted vest over a maximum period of four years and expire ten years from the date of grant. This plan expired in November 2017. No shares of common stock were granted under this plan during the years ended December 31, 2019 and 2018.

On December 18, 2017, the Company established the Histogen Inc. 2017 Stock Plan (the “2017 Plan”). Under the 2017 Plan, the Company is authorized to issue a maximum aggregate of 5.8 million shares of common stock with adjustments for unissued or forfeited shares under the predecessor plan. In April 2019, the Company amended the 2017 Plan, which increased the number of common stock available for grants by 2,278,007 shares. The 2017 Plan retained substantially all of the terms of the 2007 Plan and expires in December of 2027.

Performance-based Stock Options

On January 24, 2019, the Company issued 3,382,923 stock options to its newly appointed Chief Executive Officer. In accordance with the original award agreement, 40% of the options would vest immediately upon an initial public offering or 45 days following a change in control, as defined in the award agreement, while the remaining 60% are subject to vesting, of which 25% vest on the first anniversary of the grant date and then ratably over the remaining 36 months.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On January 28, 2020, the award agreement was amended whereby the 40% of stock options (“Liquidity Option Shares”) subject to vesting upon an initial public offering or 45 days following a change in control will now vest immediately upon meeting certain performance-based criteria. The vesting of the Liquidity Option Shares is divided into four separate tranches, each vesting 25% of the Liquidity Option Shares, upon: (1) the closing of the proposed merger with Conatus; (2) upon the date that the market capitalization of the combined company exceeds $200,000,000; (3) upon the date that the market capitalization of the combined company exceeds $275,000,000, and; (4) upon the date that the market capitalization of the combined company exceeds $300,000,000. Additionally, in the event that the Chief Executive Officer’s employment with the Company is terminated without cause or he resigns for good reason, an additional portion of the stock options award will vest equal to the number of such options which would have vested in the 12 months following the date of such termination.

Recognition of stock-based compensation associated with performance-based stock options commences when the performance criteria is probable of achievement, using management’s best estimates. As of December 31, 2019, none of the performance-based stock options were exercisable because none of the performance-based criteria had been achieved. Because achievement of any of the performance-based criteria was not deemed probable as of December 31, 2019, the Company did not record any expense for these stock options through December 31, 2019.

The following summarizes activity related to the Company’s stock options under the 2007 Plan and 2017 Plan for the years ended December 31, 2019 and 2018:

	Options Outstanding	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2017	5,730,000	$0.17	5.10	$2,174
Granted	1,400,000	0.57
Exercised	(790,000)	0.14
Cancelled / Forfeited	(190,000)	0.42

Outstanding at December 31, 2018	6,150,000	$0.26	5.60	$3,098
Granted	3,722,923	0.76
Exercised	(250,000)	0.14
Cancelled / Forfeited	(125,000)	0.63
Outstanding at December 31, 2019	9,497,923	$0.45	6.34	$2,926

Vested and exercisable at December 31, 2019	5,272,552	$0.23	4.24	$2,814

For the year ended December 31, 2019, the Company granted its employees and directors 3.7 million stock options at a weighted-average grant date fair value per share equal to $0.49. For the year ended December 31, 2018, the Company granted its employees and directors 1.2 million stock options and non-employees 0.2 million options, at a weighted-average grant date fair value per share equal to $0.35 and $0.34, respectively.

As of December 31, 2019 and 2018, the unrecognized compensation costs related to outstanding stock options (excluding those with unachieved performance-based conditions) was $1.1 million and $373 thousand, respectively, which was expected to be recognized as expense over approximately 2.9 years and 2.3 years, respectively.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019, 250,000 stock options were exercised pursuant to a cashless exercise, whereby 45,231 shares were forfeited to cover the aggregate exercise price and the remaining 204,769 shares were issued to the holders. For the year ended December 31, 2018, 225,000 stock options were exercised pursuant to a cashless exercise, whereby 63,637 shares were forfeited to cover the aggregate exercise price and the remaining 161,363 shares were issued to the holders. The total intrinsic value, which is the amount by which the exercise price was exceeded by the fair value of the Company’s common stock on the date of exercise, of stock options exercised during the year ended December 31, 2019 was $129 thousand.

Valuation of Stock Option Awards

The following weighted-average assumptions were used to calculate the fair value of awards granted to employees, directors and non-employees:

	Years Ended December 31,
	2019	2018
Expected volatility	70.0%	63.9%
Risk-free interest rate	2.5%	2.8%
Expected option life (in years)	6.25	6.25
Expected dividend yield	0.0%	0.0%

Compensation Costs

The compensation cost that has been included in the Company’s consolidated statements of operations for all stock-based compensation arrangements is detailed as follows (in thousands):

	Years Ended December 31,
	2019	2018
Cost of product revenues	$38	$25
Research and development	34	54
General and administrative	366	247

Total	$438	$326

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows:

December 31, 2019
Common stock warrants	25,000
Convertible preferred stock (if converted)	35,184,882
Common stock options issued and outstanding	9,497,923
Common stock available for issuance under the 2007 Plan	—
Common stock available for issuance under the 2017 Plan	3,391,412

48,099,217

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Noncontrolling Interest

Noncontrolling interest represents the balances and results attributable to the other member of the consolidated VIE, AB, not included in the stockholders’ deficit of the Company. A summary of changes in the Company’s ownership of AB for the years ended December 31, 2019 and 2018 is as follows (in thousands):

	Years Ended December 31,
	2019	2018
Net loss attributable to Histogen, Inc. stockholders	$(2,966)	$(6,125)
Decrease in Histogen, Inc.’s paid-in capital for purchase of 100,000 common shares of AB from noncontrolling interest	—	(100)

Change from net loss attributable to Histogen, Inc. stockholders and transfers to noncontrolling interest	$(2,966)	$(6,225)

16. Commitments and Contingencies

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s consolidated financial statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its consolidated financial statements.

The Company has entered into numerous financing arrangements with Lordship, a related party. During subsequent financing events, Lordship asserted that it has certain rights and that are in some cases detrimental to other existing or future investors in the Company. Although the Company believes it has no further obligation to Lordship with respect to prior financing arrangements, there is no guarantee that, if requested, concessions will not be granted or that disputes will not arise with Lordship in the future.

17. Regulatory Matters

On November 12, 2015, the Company received notice that it was placed on clinical hold by the U.S. FDA after filing an IND in October 2015 to initiate Phase 1 clinical development of the lead product, HSC. The FDA required additional information, chiefly related to the characterization strategy of the product.

In February of 2017, the Company became aware of unauthorized releases of HSC at the direction of the Company’s then CEO to certain related parties in the absence of an active investigational new drug (“IND”). At that time, the Board of Directors immediately engaged an independent law firm to conduct a full investigation of the matter which led to several corrective actions. Moreover, the results of the investigation found no recipients of the material suffering any adverse reactions or injuries from the released material.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On May 16, 2017, at the direction of the Board and investigative counsel, the Company self-reported the incidents, the follow up investigation and the corrective measures, which included additional quality controls and procedures, in a formal disclosure to the FDA.

In March of 2018, the Company filed a formal response letter to the clinical hold with the FDA containing completed test results and additional information requested by the FDA. On May 3, 2018 the Company received a release from full clinical hold from the FDA to continue its IND activity. With an active IND, the Company conducted its planned clinical trial with HSC and observed no Serious Adverse Events. The trial was completed in January 2019 and the final Clinical Study Report was submitted to the FDA in June 2019.

There were no material impacts to the consolidated financial statements related to the above activity for the years ended December 31, 2019 and 2018.

18. Employee Benefit Plans

The Company sponsors a qualified 401(k) savings plan (“401k Plan”) for all eligible employees. Participants may contribute between 1% and 100% of their eligible compensation, subject to IRS regulations. The 401k Plan provides that the Company can make discretionary contributions of 25% of the employees’ salary deferrals up to a maximum of $2,500 per each employee. Employer contributions under the 401k Plan for the years ended December 31, 2019 and 2018, were $0 and approximately $37 thousand, respectively.

19. Income Taxes

At December 31, 2019, the Company had federal and California net operating loss (“NOL”) carryforwards of approximately $38.3 million and $38.1 million, respectively. The federal net operating loss carryforwards of $7.6 million generated during the years ended December 31, 2019 and 2018 will carryforward indefinitely and be available to offset up to 80% of future taxable income. The $30.7 million and $30.5 million of carryforwards for federal and California income tax purposes, respectively, that were generated prior to 2018 begin to expire in 2028, unless previously utilized. At December 31, 2019, the Company had federal and California research and development (R&D) credit carryforwards of approximately $0.9 million and $0.8 million, respectively. The federal R&D tax credit carryforwards will begin to expire in 2027 unless previously utilized. The California R&D credit carryforwards will carry forward indefinitely.

The Company recognizes the impact of a tax position in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Any interest and penalties related to uncertain tax positions will be reflected in income tax expense.

Under Sections 382 and 383 of the Internal Revenue Code (IRC), substantial changes in the Company’s ownership may limit the amount of NOL and research and development credit carryforwards that could be used annually in the future to offset taxable income. The tax benefits related to future utilization of federal and state NOL carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards, and therefore, the ability of the Company to utilize its NOL and R&D credits is unknown.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. The deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax basis of assets and liabilities using currently enacted tax rates. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

The provision for income taxes based on losses from operations consists of the following (in thousands):

	Years Ended December 31,
	2019	2018
Current
Federal	$—	$—
State	(1)	(1)

Total	(1)	(1)

Deferred
Federal	736	1,277
State	180	455

Total	916	1,732

Less valuation allowance	(916)	(1,732)

Income tax expense	$(1)	$(1)

The Company records a valuation allowance against deferred tax assets to the extent that it is more likely than not that some portion, or all, the deferred tax assets will not be realized. Due to the substantial doubt related to the Company’s ability to utilize its deferred tax assets, the Company recorded a valuation allowance against the deferred tax assets. The change in the valuation allowance is an increase of $0.9 million and $1.7 million for the years ended December 31, 2019 and 2018, respectively.

The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision (benefit) for income taxes for the years ended December 31, 2019 and 2018, are as follows (in thousands):

	Years Ended December 31,
	2019		2018
Tax computed at federal statutory rate	$(589)	21.00%	$(1,256)	21.00%
State tax, net of federal tax benefits	(194)	6.92%	(392)	6.56%
Permanent items	5	(0.18%)	104	(1.74%)
Tax credits	(66)	2.35%	(157)	2.62%
Tax rate change	0	0.00%	(18)	0.31%
Valuation allowance increase	916	(32.65%)	1,732	(28.74%)
Other	(71)	2.53%	(12)	0.01%

Provision for income taxes	$1	(0.04%)	$1	0.01%

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	Years Ended December 31,
	2019	2018
Tax loss carryforward	$10,757	$9,986
R&D credits and other tax credits	1,540	1,455
Stock-based compensation	60	71
Other	947	876

Total deferred tax assets	13,304	12,388
Less valuation allowance	(13,304)	(12,388)

Deferred tax assets, net	$—	$—

Uncertain Tax Positions

The FASB ASC Topic 740, Income Taxes, addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For fiscal years through December 31, 2019, the Company generated research and development credits but has not conducted a study to document the qualified activities. This study may result in an adjustment to the Company’s research and development tax credit carryforwards; therefore, based on the accumulation of research and development tax credits since the Company’s inception and the Company’s uncertainty around its ability to utilize those tax credits until a study is completed, the Company has reserved a portion of those credits as an uncertain tax position as of December 31, 2019. A full valuation allowance has been provided against the Company’s research and development tax credit carryforwards and, if an adjustment were to be required, this adjustment would be offset by a corresponding reduction to the valuation allowance.

The following table reconciles the beginning and ending amount of unrecognized tax benefits for the fiscal years ended December 31, 2019 and 2018 (in thousands):

	Years Ended December 31,
	2019	2018
Gross unrecognized tax benefits at the beginning of the year	$—	$—
Additions from tax positions taken in the current year	108	—
Additions from tax positions taken in prior years	366	—

Gross unrecognized tax benefits at end of the year	$474	$—

Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate. The Company does not anticipate that there will be a substantial change in unrecognized tax benefits within the next twelve months.

The Company has not recognized any interest and penalties related to income taxes in the accompanying consolidated balance sheets or statements of operations. The Company is subject to taxation in the U.S. and state jurisdictions. The Company’s income tax returns for 2017, 2018 and 2019 are still open to audit by the taxing authorities.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

US Tax Reform

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring the Company’s U.S. deferred tax assets and liabilities, as well as reassessing the net realizability of the Company’s deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allowed the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. As a result, the Company previously provided a provisional estimate of the effect of the Tax Act in the Company’s financial statements. In the fourth quarter of 2018, the Company completed its analysis to determine the effect of the Tax Act and recorded no material adjustments as of December 31, 2018.

20. Related Parties

Lordship

Lordship, with its predecessor entities along its principal owner, Jonathan Jackson, have invested and been affiliated with Histogen since 2010. As of December 31, 2019 and 2018, Lordship controlled approximately 28% and 29% of the voting shares (inclusive of both common and convertible preferred stock), respectively, and controlled two Board of Director seats.

On November 19, 2012, the Company entered into a Strategic Relationship Success Fee Agreement with Lordship. The agreement causes certain payments to be made from the Company to Lordship equal to 1% of certain product revenues and 10% of certain license and royalty revenues. The agreement also stipulates that if the Company engages in a merger or sale of all or substantially all (defined as 90% or more) of its assets or equity to a third party, then the Company has the option to terminate the agreement by paying Lordship the fair market value of future payments with the minimum payment being at least equal to the most recent annual payments Lordship has received. This agreement was amended on August 10, 2016 but continues to carry the same rights to certain payments. The Company recognized an expense to Lordship for the years ended December 31, 2019 and 2018 of approximately $923 thousand and $41 thousand, respectively, which is included in general and administrative expenses on the consolidated statements of operations. As of December 31, 2019 and 2018, there was a balance of approximately $16 thousand and $170 thousand, respectively, paid to Lordship included in other assets on the consolidated balance sheet in connection with the deferral of revenue from the Allergan license transfer agreements.

In January 2019, the Company issued 152,594 shares of common stock and 114,445 shares of Series B convertible preferred stock to Lordship, pursuant to the Indemnification Agreement, to settle its obligation (collectively, the “Lordship Indemnification”). See Note 12 – Convertible Preferred Stock for further information.

During the year ended December 31, 2018, the Series B Senior Secured Convertible Notes and conventional notes held by Lordship were extinguished. Interest expense included in the consolidated statements of operations for the year ended December 31, 2018 related to the debts held by Lordship were approximately $23 thousand.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Dr. Naughton

Dr. Naughton is the founder and as of the periods ended held voting shares of Histogen. Dr. Naughton had served as the Chief Executive Officer and Board Chairwoman of the Company from its inception until her resignation from both positions in April 2017. At her resignation date, Dr. Naughton transitioned to the title of Founder and Chief Scientific Officer and later in 2017 added another title of Chief Business Development Officer to her roles.

The Company had amounts outstanding with Dr. Naughton for deferred/unpaid compensation. On October 31, 2016, Dr. Naughton entered into a Compensation Deferral Agreement whereby a promissory note was issued by the Company for approximately $229 thousand consisting of past due compensation along with a bonus for the deferment of payment of approximately $23 thousand. During the year ended December 31, 2018, the final payment was made to extinguish the promissory note and accrued interest thereby relieving Histogen of its obligation.

On November 3, 2016, the Company executed a Deferred Compensation Agreement with Dr. Naughton whereby payment of $88 thousand of her salary from October 1, 2016 to December 23, 2016 be deferred and due on July 25, 2018. As compensation for this accommodation by Dr. Naughton, an additional $10 thousand would be paid to her at the maturity date of the agreement. On March 12, 2018, the Board of Directors approved an early payment of Dr. Naughton’s compensation under the Deferred Compensation Agreement. In March 2018, the Company paid Dr. Naughton the total amount of $98 thousand due under that agreement.

In addition to the above, Dr. Naughton was due unpaid compensation prior to December 31, 2015 in the amount of approximately $68 thousand. During the year ended December 31, 2018, the Company made payments totaling $68 thousand to settle the outstanding amounts due to Dr. Naughton related to the unpaid compensation prior to December 31, 2015. As of December 31, 2018, no amounts were due to Dr. Naughton related to unpaid compensation.

In January 2016, Dr. Naughton advanced approximately $7 thousand to AB as an operations bridge loan. The loan calls for interest to be accrued at 10% per annum but has not been formalized. In October 2019, the Company paid Dr. Naughton the outstanding principal and accrued interest balance due under the bridge loan of approximately $9 thousand.

Eileen Brandt

Eileen Brandt is the daughter of Dr. Naughton and held the position of Director of Corporate Communications with Histogen through June 2019.

In July 2019, Ms. Brandt resigned from her position and transitioned to a part-time consultant in a similar investor relations capacity. For the year ended December 31, 2019, Ms. Brandt was paid approximately $18 thousand.

Ms. Brandt is one of the employees that had past unpaid salaries and on October 31, 2016 entered into a Compensation Deferral Agreement whereby a promissory note was issued by the Company for approximately $23 thousand consisting of the past due compensation along with a bonus for the deferment of payment of approximately $3 thousand. During the year ended December 31, 2018, the final payment was made to extinguish the promissory note and accrued interest thereby relieving Histogen of its obligation.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Dr. Stephen Chang

Dr. Stephen Chang is a Board member and was the acting CEO from April 2017 through January 2019. For the years ended December 31, 2019 and 2018, Dr. Chang was paid approximately $91 thousand and $132 thousand, respectively. As of December 31, 2019 and 2018, accrued payables for consulting compensation to Dr. Chang were $0 and $100 thousand, respectively.

Dr. David Crean

Dr. David Crean, a Board member elected to the Company’s Board of Directors in 2018, was engaged to support the Company as a consultant beginning in 2017. For the years ended December 31, 2019 and 2018, Dr. Crean was paid approximately $20 thousand and $93 thousand, respectively. The consulting agreement with Dr. Crean was not renewed for 2019. As of December 31, 2019 and 2018, accrued payables to Dr. Crean were $0 and $20 thousand, respectively.

JBF Investments, Inc.

JBF, along with its affiliate Clinica (formerly known as Hair Wellness, LLC, and Newco), are under one principal owner that are parties to various transactions with the Company including purchases of the Company’s common and preferred stock and licensing negotiations for HSC in the territory of Mexico.

On April 30, 2018, the Company entered into an agreement with Clinica, a Mexican corporation, to license the Company’s HSC product on an exclusive basis for the nation of Mexico. In accordance with the agreement, Clinica returned the Mexico intellectual property rights to HSC along with the entire protocol package presented to the COFEPRIS to Histogen. In exchange for (i) the return of those intellectual property rights, (ii) forgiveness of a $150 thousand licensing deposit, previously recorded as a liability, and (iii) as reimbursement of the Company’s portion of costs incurred by Clinica to advance the HSC protocol package with the COFEPRIS, the Company issued JBF 341,667 shares of Series D convertible preferred stock. For the year ended December 31, 2018, the Company expensed approximately $363 thousand, which was the fair value of the Series D convertible preferred stock issued less the licensing deposit liability.

Anti-Cancer Inc.

Anti-Cancer Inc. (“Anti-Cancer”) is a small early stockholder of the Company who leased space to AB during 2016. Additionally, services were provided to AB by the principal owner of Anti-Cancer. As of December 31, 2019 and 2018, outstanding amounts owed to Anti-Cancer were $22 thousand and are included in the consolidated balance sheets.

21. Subsequent Events

The Company has evaluated subsequent events through March 11, 2020, the date these consolidated financial statements were available to be issued.

HISTOGEN, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Proposed Merger with Conatus

In January 2020, the Company entered into the Merger Agreement with Conatus Pharmaceuticals, Inc. and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Histogen, with Histogen continuing as a wholly-owned subsidiary of Conatus and the surviving corporation of the merger. See Note 1 – Organization and Nature of Operations for further information.

Allergan Amendment

On January 17, 2020, the Company and Allergan amended the Allergan Agreements, further clarifying the fields of use, the product definition and rights to certain improvements, as well as the Company agreeing to supply additional CCM in 2020 and provide further technical assistance to Allergan (the cost of which shall be reimbursed to Histogen), for a one-time payment of $1.0 million to Histogen.

Office Lease

In January 2020, the Company entered into a long-term lease agreement with San Diego Sycamore, LLC for office and laboratory space. The new lease commenced on March 1, 2020 and expires on August 31, 2031, with no options to renew or extend. Base rent is equal to $59,775 per month at commencement and increases at a fixed rate over the term of the lease. In addition to monthly base rent, the Company is obligated to pay certain customary amounts for its share of operating expenses and utilities. The lease agreement includes six months of rent abatement and a tenant improvement allowance for renovations.

U.S. Department of Defense Grant Award

In February 2020, the Company received a grant award recommendation from the U.S. Department of Defense (“DoD”) to fund the development of one of its novel clinical assets. As part of the award process, the Company is required to submit additional documentation, including a proposed budget, prior to receiving funding. The Company is in the process of negotiating the specific terms of the award and completing the additional documentation required for submission to the DoD.

Histogen Inc. (formerly Conatus Pharmaceuticals Inc.)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Histogen Inc. (formerly “Conatus Pharmaceuticals Inc.”)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Histogen Inc. (the Company) as of December 31, 2019 and 2018, the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements“). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor from 2007 to 2020.

San Diego, California

March 11, 2020,

except for the effects of the reverse stock split discussed in Note 1, as to which the date is

December 18, 2020.

Histogen Inc. (formerly Conatus Pharmaceuticals Inc.)

Balance Sheets

(In thousands, except par value data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$20,703	$11,565
Marketable securities	—	29,127
Collaboration receivables	122	3,677
Prepaid and other current assets	781	3,057

Total current assets	21,606	47,426
Property and equipment, net	—	154
Other assets	221	1,223

Total assets	$21,827	$48,803

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,064	$6,216
Accrued compensation	238	2,230
Current portion of deferred revenue	—	10,075
Current portion of lease liabilities	338	—

Total current liabilities	1,640	18,521
Deferred revenue, less current portion	—	2,815
Deferred rent, less current portion	—	68
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000 shares authorized; 3,317 shares and 3,316 shares issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	218,201	214,045
Accumulated other comprehensive loss	—	(17)
Accumulated deficit	(198,014)	(186,629)

Total stockholders’ equity	20,187	27,399

Total liabilities and stockholders’ equity	$21,827	$48,803

See accompanying notes to financial statements.

Histogen Inc. (formerly Conatus Pharmaceuticals Inc.)

Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Year Ended December 31,
	2019	2018	2017
Revenues:
Collaboration revenue	$21,717	$33,586	$35,377

Total revenues	21,717	33,586	35,377
Operating expenses:
Research and development	23,527	41,368	43,220
General and administrative	10,196	10,495	9,707

Total operating expenses	33,723	51,863	52,927

Loss from operations	(12,006)	(18,277)	(17,550)
Other income (expense):
Interest income	568	962	892
Interest expense	—	(696)	(662)
Other income (expense)	53	1	(76)

Total other income	621	267	154

Net loss	$(11,385)	$(18,010)	$(17,396)
Other comprehensive income (loss):
Net unrealized gains (losses) on marketable securities	17	60	(71)

Comprehensive loss	$(11,368)	$(17,950)	$(17,467)

Net loss per share, basic and diluted	$(3.43)	$(5.93)	$(6.08)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	3,317	3,037	2,859

See accompanying notes to financial statements.

Histogen Inc. (formerly Conatus Pharmaceuticals Inc.)

Statements of Stockholders’ Equity

(In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2016	2,612	$—	$172,428	$(6)	$(150,633)	$21,789
Issuance of common stock upon exercise of stock options	7	—	104	—	—	104
Issuance of common stock for employee stock purchase plan	2	—	65	—	—	65
Share-based compensation	—	—	4,076	—	22	4,098
Issuance of common stock, net of offering costs	598	—	30,610	—	—	30,610
Repurchase of common stock	(217)	—	(11,203)	—	—	(11,203)
Net loss	—	—	—	—	(17,396)	(17,396)
Unrealized loss on marketable securities	—	—	—	(71)	—	(71)

Balance at December 31, 2017	3,002	—	196,080	(77)	(168,007)	27,996
Issuance of common stock upon exercise of stock options	22	—	362	—	—	362
Issuance of common stock for employee stock purchase plan	4	—	117	—	—	117
Share-based compensation	—	—	3,757	—	—	3,757
Conversion of convertible note payable to common stock	288	—	13,729	—	—	13,729
Cumulative effect of adoption of accounting standard	—	—	—	—	(612)	(612)
Net loss	—	—	—	—	(18,010)	(18,010)
Unrealized gain on marketable securities	—	—	—	60	—	60

Balance at December 31, 2018	3,316	—	214,045	(17)	(186,629)	27,399
Issuance of common stock for employee stock purchase plan	1	—	3	—	—	3
Share-based compensation	—	—	4,153	—	—	4,153
Net loss	—	—	—	—	(11,385)	(11,385)
Unrealized gain on marketable securities	—	—	—	17	—	17

Balance at December 31, 2019	3,317	$—	$218,201	$—	$(198,014)	$20,187

See accompanying notes to financial statements.

Histogen Inc. (formerly Conatus Pharmaceuticals Inc.)

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018	2017
Operating activities
Net loss	$(11,385)	$(18,010)	$(17,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	73	91	108
Stock-based compensation expense	4,153	3,757	4,098
Amortization of premiums and discounts on marketable securities, net	(204)	(341)	(68)
Write off of property and equipment and other assets	210	—	—
Impairment of right-of-use asset	50	—	—
Accrued interest included in convertible note payable	—	696	658
Changes in operating assets and liabilities:
Collaboration receivables	3,555	(310)	(867)
Prepaid and other current assets	642	480	(123)
Other assets	—	(537)	(872)
Accounts payable and accrued expenses	(2,355)	(5,760)	6,638
Accrued compensation	(1,992)	222	(343)
Deferred revenue	(12,890)	(15,099)	(25,010)
Lease liabilities, net	(59)	—	—
Deferred rent	—	(46)	(32)

Net cash used in operating activities	(20,202)	(34,857)	(33,209)
Investing activities
Maturities of marketable securities	44,842	69,685	81,877
Purchase of marketable securities	(15,494)	(39,637)	(121,723)
Capital expenditures	(11)	(66)	(25)

Net cash provided by (used in) investing activities	29,337	29,982	(39,871)
Financing activities
Proceeds from issuance of convertible note payable, net	—	—	12,500
Principal payment on promissory note	—	—	(1,000)
Proceeds from issuance of common stock, net	—	—	30,610
Repurchase of common stock	—	—	(11,203)
Deferred financing costs	—	(118)	—
Proceeds from stock issuances related to exercise of stock options and employee stock purchase plan	3	479	169

Net cash provided by financing activities	3	361	31,076

Net (decrease) increase in cash and cash equivalents	9,138	(4,514)	(42,004)
Cash and cash equivalents at beginning of period	11,565	16,079	58,083

Cash and cash equivalents at end of period	$20,703	$11,565	$16,079

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$5

Supplemental schedule of noncash financing activities:
Conversion of convertible note payable to common stock	$—	$13,729	$—

Right-of-use asset	$590	$—	$—

See accompanying notes to financial statements.

Histogen Inc. (formerly Conatus Pharmaceuticals Inc.)

Notes to Financial Statements

1.	Organization and Basis of Presentation

Conatus Pharmaceuticals Inc. (the Company) was incorporated in the state of Delaware on July 13, 2005. The Company is a biotechnology company that has been focused on the development and commercialization of novel medicines to treat chronic diseases with significant unmet need. In December 2016, the Company entered into an Option, Collaboration and License Agreement (the Collaboration Agreement) with Novartis Pharma AG (Novartis) for the development and commercialization of emricasan, an orally active pan-caspase inhibitor, for the treatment of patients with chronic liver disease.

In March 2019, the Company announced that top-line results from the ENCORE-NF clinical trial of emricasan did not meet the primary endpoint. In June 2019, the Company announced that top-line results from its ENCORE-LF clinical trial of emricasan also did not meet the primary endpoint. In addition, results from the 24-week extension in the Company’s ENCORE-PH clinical trial of emricasan were consistent with results from the initial 24-week treatment period and did not meet predefined objectives.

Consequently, the Company and Novartis have no further development plans for emricasan, and the Company and Novartis entered into an amendment to the Collaboration Agreement, pursuant to which the Company and Novartis mutually agreed to terminate the Collaboration Agreement, effective September 30, 2019. In order to extend the Company’s resources, the Company commenced a restructuring plan in June 2019 that included reducing staff and suspending development of its inflammasome disease candidate, CTS-2090, and commenced a second restructuring plan in September 2019 that included reducing additional staff to further extend the Company’s resources. The Company engaged a financial advisor to assist in the exploration and evaluation of strategic alternatives to enhance shareholder value, including a merger, an acquisition or sale of assets or a dissolution and liquidation of the Company. On January 28, 2020, Conatus, Chinook Merger Sub, Inc. (Merger Sub), and Histogen Inc. (Histogen) entered into the Agreement and Plan of Merger and Reorganization (Merger Agreement), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Histogen, with Histogen continuing as Conatus’ wholly owned subsidiary and the surviving corporation of the merger. See Note 14 – Subsequent Events for additional information.

As of December 31, 2019, the Company has devoted substantially all of its efforts to product development and has not realized product sales revenues from its planned principal operations. The Company has a limited operating history, and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses since its inception and, as of December 31, 2019, had an accumulated deficit of $198.0 million. The Company expects to continue to incur net losses for at least the next several years. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. As of December 31, 2019, the Company had cash and cash equivalents of $20.7 million and working capital of $20.0 million. Based on the Company’s current business plan, management believes that its existing cash and cash equivalents will be sufficient to fund the Company‘s obligations for at least twelve months from the issuance date of these financial statements. If the Company is unable to generate revenues adequate to support its cost structure, the Company may need to raise additional equity or debt financing or seek to complete one of the strategic alternatives described above.

Reverse Stock Split

On May 26, 2020, in connection with, and prior to the completion of, the Merger with Histogen discussed above, the Company effected a reverse stock split of the Company’s common stock at a ratio of one-for-ten (the Reverse Stock Split). The par value and the authorized shares of the common stock were not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and marketable securities. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash. Additionally, the Company established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.

Marketable Securities

The Company classifies its marketable securities as available-for-sale and records such assets at estimated fair value in the balance sheets, with unrealized gains and losses, if any, reported as a component of other comprehensive income (loss) within the statements of operations and comprehensive loss and as a separate component of stockholders’ equity. The Company classifies marketable securities with remaining maturities greater than one year as current assets because such marketable securities are available to fund the Company’s current operations. The Company invests its excess cash balances primarily in corporate debt securities and money market funds with strong credit ratings. Realized gains and losses are calculated on the specific identification method and recorded as interest income. There were no realized gains and losses for the years ended December 31, 2019, 2018 and 2017.

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. When the Company determines that a decline in the fair value below its cost basis is other-than-temporary, the Company recognizes an impairment loss in the period in which the other-than-temporary decline occurred. There have been no other-than-temporary declines in the value of marketable securities for the years ended December 31, 2019, 2018 and 2017.

Fair Value of Financial Instruments

The carrying amounts of collaboration receivables, prepaid and other current assets, and accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items.

Property and Equipment

Property and equipment, which consisted of furniture and fixtures, computers and office equipment, scientific equipment and leasehold improvements, were stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements were amortized over the shorter of their estimated useful lives or the lease term.

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods, as well as the strategic significance of the assets to the Company’s business objective. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset’s fair value. Through December 31, 2019, the Company has recognized $50,000 in impairment losses.

Revenue Recognition

Under the relevant accounting literature, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. The Company performs the following five steps in order to determine revenue recognition for contracts: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, the entity satisfies a performance obligation.

At contract inception, the Company identifies the performance obligations in the contract by assessing whether the goods or services promised within each contract are distinct. Revenue is then recognized for the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.

In a contract with multiple performance obligations, the Company must develop estimates and assumptions that require judgment to determine the underlying stand-alone selling price for each performance obligation, which determines how the transaction price is allocated among the performance obligations. The estimation of the stand-alone selling price(s) may include estimates regarding forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. The Company evaluates each performance obligation to determine if it can be satisfied at a point in time or over time. Any change made to estimated progress towards completion of a performance obligation and, therefore, revenue recognized will be recorded as a change in estimate. In addition, variable consideration must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in a contract, the Company recognizes revenues from the transaction price allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from the allocated transaction price. The Company evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue or expense recognition as a change in estimate.

At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being reached. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s or a collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of milestones that are within its or a collaboration partner’s control, such as operational developmental milestones and any related constraint, and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which will affect collaboration revenues and earnings in the period of adjustment. Revisions to the Company’s estimate of the transaction price may also result in negative collaboration revenues and earnings in the period of adjustment.

For arrangements that include sales-based royalties, including commercial milestone payments based on the level of sales, and a license is deemed to be the predominant item to which the royalties relate, the Company will recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied, or partially satisfied. To date, the Company has not recognized any royalty revenue from collaborative arrangements.

In December 2016, the Company entered into an Option, Collaboration and License Agreement (the Collaboration Agreement) and an Investment Agreement (the Investment Agreement) with Novartis Pharma AG (Novartis). The Company concluded that there were two significant performance obligations under the Collaboration Agreement: the license and the research and development services, but that the license is not distinct from the research and development services as Novartis cannot obtain value from the license without the research and development services, which the Company is uniquely able to perform.

The Company concluded that progress towards completion of the performance obligations related to the Collaboration Agreement is best measured in an amount proportional to the collaboration expenses incurred and the total estimated collaboration expenses. The Company periodically reviews and updates the estimated collaboration expenses, when appropriate, which adjusts the percentage of revenue that is recognized for the period. While such changes to the Company’s estimates have no impact on the Company’s reported cash flows, the amount of revenue recorded in the period could be materially impacted. The transaction price to be recognized as revenue under the Collaboration Agreement consists of the upfront payment, option exercise fee, deemed revenue from the premium paid by Novartis under the Investment Agreement and estimated reimbursable research and development costs. Certain expenses directly related to execution of the Collaboration Agreement were capitalized as assets on the balance sheet and are being expensed in a manner consistent with the methodology used for recognizing revenue.

The Collaboration Agreement was terminated, effective September 30, 2019, and the Company will not receive any future milestone, royalty or profit and loss sharing payments under the Collaboration Agreement.

See Note 9 – Collaboration and License Agreements for further information.

Research and Development Expenses

All research and development costs are expensed as incurred.

Income Taxes

The Company’s policy related to accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of December 31, 2019, there are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the Company’s effective tax rate. The Company has not recognized interest and penalties in the balance sheets or statements of operations and comprehensive loss. The Company is subject to U.S. and California taxation. As of December 31, 2019, the Company’s tax years beginning 2005 to date are subject to examination by taxing authorities.

Stock-Based Compensation

Stock-based compensation expense for stock option grants and restricted stock units (RSUs) under the Company’s equity plans is recorded at the estimated fair value of the award as of the grant date and is recognized as expense on a straight-line basis over the requisite service period of the stock-based award, and forfeitures are recognized as they occur. Stock-based compensation expense for employee stock purchases under the Company’s 2013 Employee Stock Purchase Plan (the ESPP) is recorded at the estimated fair value of the purchase as of the plan enrollment date and is recognized as expense on a straight-line basis over the applicable six-month ESPP offering period. The estimation of fair value for stock-based compensation requires management to make estimates and judgments about, among other things, employee exercise behavior, forfeiture rates and volatility of the Company’s common stock. The judgments directly affect the amount of compensation expense that will be recognized.

The fair value of stock options is estimated using the Black-Scholes model with the assumptions noted in the following table. The expected life of stock options is based on the simplified method. The expected volatility of stock options is based upon the historical volatility of the Company and a number of publicly traded companies in similar stages of clinical development. The risk-free interest rate is based on the average yield of five- and seven-year U.S. Treasury Bills as of the valuation date.

	Year Ended December 31,
	2019	2018	2017
Assumptions
Risk-free interest rate	1.82% - 2.50%	2.55% - 3.03%	1.83% - 2.13%
Expected dividend yield	0%	0%	0%
Expected volatility	105% - 119%	94% - 100%	93% - 97%
Expected term (in years)	5.5 - 6.1	5.5 - 6.1	5.5 - 6.1

Comprehensive Loss

The Company is required to report all components of comprehensive loss, including net loss, in the financial statements in the period in which they are recognized. Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources, including unrealized gains and losses on marketable securities. Comprehensive gains (losses) have been reflected in the statements of operations and comprehensive loss for all periods presented.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is used in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and managed its business as one segment operating primarily in the United States.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share in the periods in which they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in thousands):

	December 31,
	2019	2018	2017
Warrants to purchase common stock	1	1	15
Common stock options issued and outstanding	130	539	482
RSUs outstanding	145	—	—
Shares issuable upon conversion of convertible note payable	—	—	296

Total	276	540	793

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. We have not early adopted this ASU for 2019. The ASU is currently not expected to have a material impact on our financial statements.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This guidance requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. ASU

2016-02 establishes a right-of-use model (ROU) that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. The Company adopted this standard effective January 1, 2019, as required, retrospectively through a cumulative effect adjustment. The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients,” which permits the Company not to reassess, under ASU 2016-02, prior conclusions about lease identification, lease classification and initial direct costs. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected to utilize the short-term lease recognition exemption for all leases that qualify. This means, for those short-term leases that qualify, the Company will not recognize ROU assets or lease liabilities. The Company also elected not to separate lease and non-lease components for facility leases. Adoption of this guidance resulted in the recognition of lease liabilities of $0.7 million, based on the present value of the remaining minimum rental payments under current leasing standards for the Company’s applicable existing office space operating lease, with corresponding ROU assets of $0.6 million.

See Note 11 – Commitments for further information.

3.	Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Includes financial instruments for which quoted market prices for identical instruments are available in active markets.
Level 2:	Includes financial instruments for which there are inputs other than quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets with insufficient volume or infrequent transaction (less active markets) or model-driven valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3:	Includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including management’s own assumptions.

Below is a summary of assets, including cash, cash equivalents and marketable securities, measured at fair value as of December 31, 2019 and 2018 (in thousands):

		Fair Value Measurements Using
	December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash	$1,870	$1,870	$—	$—
Money market funds	18,833	18,833	—	—

Total	$20,703	$20,703	$—	$—

		Fair Value Measurements Using
	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash	$2,072	$2,072	$—	$—
Money market funds	8,000	8,000	—	—
Corporate debt securities	30,620	—	30,620	—

Total	$40,692	$10,072	$30,620	$—

At December 31, 2018, the Company’s marketable securities, consisting principally of debt securities, are classified as available-for-sale, are stated at fair value, and consist of Level 2 financial instruments in the fair value hierarchy. The Company determines the fair value of its debt security holdings based on pricing from a service provider. The service provider values the securities based on using market prices from a variety of industry-standard independent data providers. Such market prices may be quoted prices in active markets for identical assets (Level 1 inputs) or pricing determined using inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs), such as yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments or debt, broker and dealer quotes, as well as other relevant economic measures.

4.	Marketable Securities

The Company invests its excess cash in money market funds and debt instruments of financial institutions, corporations, government sponsored entities and municipalities. The Company had no investments in marketable securities at December 31, 2019, the following tables summarize the Company’s investments in marketable securities at December 31, 2018 (in thousands):

As of December 31, 2018	Maturity (in years)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Corporate debt securities	1 or less	$29,144	$—	$(17)	$29,127

Total		$29,144	$—	$(17)	$29,127

5.	Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2019	2018
Furniture and fixtures	$—	$334
Equipment	—	208
Leasehold improvements	—	147

	—	689
Less accumulated depreciation and amortization	—	(535)

Total	$—	$154

Depreciation expense related to property and equipment was $73,000, $91,000 and $108,000 for the years ended December 31, 2019, 2018 and 2017, respectively. At December 31, 2019, the Company wrote off the remaining net book value of its property and equipment, which totaled approximately $0.1 million

6.	Notes Payable

In July 2010, the Company issued to Pfizer Inc. (Pfizer) a $1.0 million promissory note (the Pfizer Note). The Pfizer Note bore interest at a rate of 7% per annum and was scheduled to mature on July 29, 2020. Interest was payable on a quarterly basis. On January 24, 2017, the Company voluntarily prepaid the entire balance of the outstanding principal and accrued and unpaid interest of the Pfizer Note in the amount of $1,004,861.

Prior to the prepayment of the Pfizer Note, the Company recorded the Pfizer Note on the balance sheet at face value. Based on borrowing rates available to the Company for loans with similar terms, the Company believed that the fair value of the Pfizer Note approximated its carrying value. The fair value measurement was categorized within Level 3 of the fair value hierarchy.

On February 15, 2017, the Company issued a convertible promissory note (the Novartis Note) in the principal amount of $15.0 million, pursuant to the Investment Agreement. The Novartis Note bore interest on the unpaid principal balance at a rate of 6% per annum and had a scheduled maturity date of December 31, 2019. The terms of the Novartis Note allowed the Company to convert the principal and accrued interest into the Company’s common stock at a conversion price equal to 120% of the 20-day trailing average closing price per share of the common stock immediately prior to the conversion date. The ability to borrow and repay the debt at a discount using shares of the Company’s common stock was deemed to be additional, foregone revenue attributable to the Collaboration Agreement, which the Company imputed and recorded as both a receivable from Novartis and a liability (deferred revenue) of $2.5 million at the inception of the Collaboration Agreement and the Investment Agreement. On February 15, 2017, the Company recorded the $15.0 million proceeds from the issuance of the Novartis Note as a convertible note payable in the amount of $12.5 million and a reduction of the outstanding receivable from Novartis of $2.5 million. On December 5, 2018, the Company, at its option, converted the entire outstanding principal of $15.0 million and accrued and unpaid interest of the Novartis Note into 288,251 shares of the Company’s common stock at a conversion price of $57.70 per share.

The Company elected to account for the Novartis Note under the fair value option. Prior to conversion of the Novartis Note, the Company concluded that the fair value of the Novartis Note remained at $12.5 million, plus the related accrued interest, due to its conversion features. The fair value measurement was categorized within Level 2 of the fair value hierarchy.

7.	Stockholders’ Equity

Common Stock

In May 2017, the Company completed a public offering of 598,000 shares of its common stock at a public offering price of $55.00 per share. The shares were registered pursuant to the Company’s Registration Statement on Form S-3 filed on August 14, 2014. The Company received net proceeds of $30.6 million, after deducting underwriting discounts and commissions and offering-related transaction costs. Immediately following the offering, the Company used $11.2 million of the net proceeds to repurchase and retire 216,863 shares of its common stock from funds affiliated with Advent Private Equity (collectively Advent) at a price of $51.70 per share, which is equal to the net proceeds per share that the Company received from the offering, before expenses, pursuant to a stock purchase agreement the Company entered into with Advent in May 2017.

On August 2, 2018, the Company entered into an At Market Issuance Sales Agreement (the Sales Agreement) with Stifel, Nicolaus & Company, Incorporated (Stifel), pursuant to which the Company may sell from time to time, at its option, up to an aggregate of $35.0 million of shares of its common stock through Stifel, as sales agent. Sales of the Company’s common stock made pursuant to the Sales Agreement, if any, will be made on The Nasdaq Capital Market (Nasdaq), under the Company’s Registration Statement on Form S-3 filed on August 17, 2017 and declared effective by the SEC on November 9, 2017, by means of ordinary brokers’ transactions at market prices. Additionally, under the terms of the Sales Agreement, the Company may also sell shares of its common stock through Stifel, on Nasdaq or otherwise, at negotiated prices or at prices related to the prevailing market price. The Company will pay a commission rate equal to up to 3.0% of the gross sales price per share sold. As of December 31, 2019, no shares were issued pursuant to the Sales Agreement.

Warrants

In 2013, the Company issued warrants exercisable for 1,124,026 shares of Series B preferred stock, at an exercise price of $0.90 per share, to certain existing investors in conjunction with a private placement (the 2013 Warrants) and warrants exercisable for 111,112 shares of Series B preferred stock, at an exercise price of $0.90 per share, to Oxford Finance LLC and Silicon Valley Bank in conjunction with the Company’s entry into a loan and security agreement (the Lender Warrants). Upon completion of the Company’s initial public offering (IPO), the 2013 Warrants and the Lender Warrants became exercisable for 13,623 and 1,346 shares of common stock, respectively, at an exercise price of $74.30 per share. The 2013 Warrants expired on May 30, 2018, and the Lender Warrants will expire on July 3, 2023.

Stock Options

The Company adopted an Equity Incentive Plan in 2006 (the 2006 Plan) under which 103,030 shares of common stock were reserved for issuance to employees, nonemployee directors and consultants of the Company.

In July 2013, the Company adopted an Incentive Award Plan (the 2013 Plan), which provides for the grant of incentive stock options, nonstatutory stock options, rights to purchase restricted stock, stock appreciation rights, dividend equivalents, stock payments and restricted stock units to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2013 Plan is ten years. Except for annual grants to non-employee directors, which vest one year from the grant date, options generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years.

Pursuant to the 2013 Plan, the Company’s management is authorized to grant stock options to the Company’s employees, directors and consultants. The number of shares available for future grant under the 2013 Plan will automatically increase each year by an amount equal to the least of (1) 100,000 shares of the Company’s common stock, (2) 5% of the outstanding shares of the Company’s common stock as of the last day of the Company’s immediately preceding fiscal year, or (3) such other amount as the Company’s board of directors may determine. Shares that remain available, that expire or otherwise terminate without having been exercised in full, and unvested shares that are forfeited to or repurchased by the Company under the 2006 Plan will roll into the 2013 Plan. As of December 31, 2019, a total of 395,143 options remain available for future grant under the 2013 Plan.

On August 31, 2017, in connection with the appointment of its new Executive Vice President, Chief Operating Officer and Chief Financial Officer, the Company granted stock options to purchase 52,500 shares of the Company’s common stock outside of its stock option plans.

The following table summarizes the Company’s stock option activity under all stock option plans for the three years ended December 31, 2019 (options in thousands):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at December 31, 2016	339	$51.00
Granted	173	49.10
Exercised	(7)	13.20
Forfeited/cancelled/expired	(22)	60.90

Outstanding at December 31, 2017	483	50.50
Granted	94	50.80
Exercised	(22)	17.10
Forfeited/cancelled/expired	(16)	48.30

Outstanding at December 31, 2018	539	52.00
Granted	172	18.40
Exercised	—	—
Forfeited/cancelled/expired	(581)	45.10

Outstanding at December 31, 2019	130	$38.21	5.2

Exercisable at December 31, 2019	113	$42.91	4.5

The weighted-average fair value of options granted for the years ended December 31, 2019, 2018 and 2017 were $18.40, $39.30 and $37.90, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2019, 2018 and 2017 were $0.0 million, $0.6 million and $0.3 million, respectively.

At December 31, 2019, the intrinsic value of options outstanding and exercisable were $16,000 and $1,000, respectively.

Restricted Stock Units

In August 2019, the Company effected a one-time option exchange, wherein certain employees were offered the opportunity to exchange eligible outstanding stock options, whether vested or unvested, with exercise prices that are significantly higher than the current fair market value of the Company’s common stock for the grant of a lesser number of RSUs. The participants received one new RSU for every two stock options tendered for exchange. As a result, 320,036 stock options were exchanged for 160,017 RSUs. The RSUs have a one-year vesting schedule or vest upon a Change of Control, an employee’s termination without Cause, or resignation for Good Reason, each as defined in the 2013

Incentive Award Plan. The one-time option exchange was accounted for as a modification of the original award, and the difference in the fair value of the cancelled options immediately prior to the cancellation and the fair value of the modified options resulted in incremental value of approximately $0.1 million, which was calculated using the Black-Scholes model. Total stock-based compensation expense to be recognized over the requisite service period is equal to remaining unrecognized expense for the exchanged option, as of the exchange date, plus the incremental value of the modification to the award and is expected to be recorded over the one-year service term commencing August 1, 2019.

The following table summarizes the Company’s RSU activity under all equity plans for the three years ended December 31, 2019 (RSUs in thousands):

	Total RSUs	Weighted- Average Grant Date Fair Value per Share
Balance at December 31, 2018	—	$—
Granted	160	3.10
Forfeited	(15)	3.10

Balance at December 31, 2019	145	$3.10

Unrecognized compensation expense related to outstanding RSUs at December 31, 2019 was $2.1 million, which is expected to be recognized over a weighted-average vesting term of 0.6 years.

Employee Stock Purchase Plan

In July 2013, the Company adopted the ESPP, which permits participants to contribute up to 20% of their eligible compensation during defined rolling six-month periods to purchase the Company’s common stock. The purchase price of the shares will be 85% of the lower of the fair market value of the Company’s common stock on the first day of trading of the offering period or on the applicable purchase date. The ESPP was activated in November 2014. The Company issued 536, 3,629 and 2,430 shares of common stock under the ESPP for the years ended December 31, 2019, 2018 and 2017, respectively. The Company had an outstanding liability of $0, $28,936 and $16,367 at December 31, 2019, 2018 and 2017, respectively, which is included in accounts payable and accrued expenses on the balance sheets, for employee contributions to the ESPP for shares pending issuance at the end of the offering period.

Stock-Based Compensation

The Company recorded stock-based compensation of $4.2 million, $3.8 million and $4.1 million for the years ended December 31, 2019, 2018 and 2017, respectively. Unrecognized compensation expense related to outstanding stock options at December 31, 2019 was $27,000, which is expected to be recognized over a weighted-average vesting term of 0.9 years.

Common Stock Reserved for Future Issuance

The following shares of common stock were reserved for future issuance at December 31, 2019 and 2018 (in thousands):

	December 31,
	2019	2018
Warrants to purchase common stock	1	1
Common stock options issued and outstanding	130	539
Common stock authorized for future option grants	395	84
RSUs outstanding	145	—
Common stock authorized for the ESPP	49	50

Total	720	674

8.	Income Taxes

Significant components of the Company’s deferred tax assets at December 31, 2019 and 2018 are shown below (in thousands):

	December 31,
	2019	2018
Deferred tax assets
Net operating loss carryovers	$35,901	$31,135
Research and development tax credits	8,312	8,641
Intangibles	130	379
Stock options	438	2,255
Compensation	47	452
Deferred revenue	—	2,642
Other	88	62

Total gross deferred tax assets	44,916	45,566
Deferred tax liabilities
Right-of-use asset	46	—

Total net deferred tax assets	44,870	45,566

Less valuation allowance	(44,870)	(45,566)

Net deferred tax assets	$—	$—

A reconciliation of the statutory tax rates and the effective tax rates for the years ended December 31, 2019, 2018 and 2017 is as follows:

	December 31,
	2019	2018	2017
Statutory rate	21.0%	21.0%	34.0%
Valuation allowance	6.1%	(25.2)%	51.5%
Federal tax rate change	—%	—%	(93.3)%
General business credits	(2.9)%	6.2%	10.8%
Expiration of stock options	(21.4)%	—%	—%
Other	(2.8)%	(2.0)%	(3.0)%

Effective tax rate	—%	—%	—%

At December 31, 2019, the Company had federal and state NOL carryforwards of $145.5 million and $76.4 million, respectively. The federal and state NOL carryforwards begin to expire in 2028, unless previously utilized. The federal NOL carryforwards generated after 2017 have an indefinite carryforward life. The Company also has federal, including orphan drug, and state research credit carryforwards of $8.3 million and $2.4 million, respectively. The federal research credit carryforwards will begin expiring in 2027, unless previously utilized. The state research credit will carry forward indefinitely. The change in the valuation allowance is a decrease of $0.7 million for the year ended December 31, 2019, an increase of $4.4 million for the year ended December 31, 2018 and a decrease of $9.0 million for the year ended December 31, 2017.

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company’s NOL or research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company previously completed a study to assess whether an ownership change, as defined by IRC Section 382, had occurred from its formation through December 31, 2017. Based upon this study, the Company determined that ownership changes had occurred in 2006 and 2013 but concluded that the annual utilization limitation would be sufficient to utilize the Company’s pre-ownership change NOLs and research and development credits prior to expiration, with the exception of a de minimis amount. Future ownership changes may limit the Company’s ability to utilize its remaining tax attributes. The Company recognizes the impact of uncertain income tax positions at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

	2019	2018	2017
Balance at beginning of year	$2,221	$1,932	$1,319
Additions based on tax positions related to the current year	—	289	613
Reductions based on tax positions related to prior years	(80)	—	—

Balance at end of year	$2,141	$2,221	$1,932

The Company does not expect that the unrecognized tax benefits will change within 12 months of this reporting date. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. For the years ended December 31, 2019, 2018 and 2017, the Company has not recognized any interest or penalties related to income taxes.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by the federal and state jurisdictions where applicable. There are currently no pending income tax examinations. The Company’s tax years for 2005 and forward are subject to examination by the federal and California tax authorities due to the carryforward of unutilized net operating losses (NOLs) and research and development credits.

9. Collaboration and License Agreements

In December 2016, the Company entered into the Collaboration Agreement, pursuant to which the Company granted Novartis an exclusive option to collaborate with the Company to develop products containing emricasan. Pursuant to the Collaboration Agreement, the Company received a non-refundable upfront payment of $50.0 million from Novartis.

In May 2017, Novartis exercised its option under the Collaboration Agreement. In July 2017, the Company received a $7.0 million option exercise payment, at which time the license under the Collaboration Agreement became effective (the License Effective Date). The Company and Novartis entered into an amendment to the Collaboration Agreement, pursuant to which they mutually agreed to terminate the Collaboration Agreement in September 2019.

Under the Collaboration Agreement, the Company was eligible to receive up to an aggregate of $650.0 million in milestone payments over the term of the Collaboration Agreement, contingent on the achievement of certain development, regulatory and commercial milestones, as well as royalties or profit and loss sharing on future product sales in the United States, if any.

Novartis was to pay 50% of the Company’s Phase 2b and observational study costs pursuant to an agreed upon budget. Upon completion of the Phase 2b trials, Novartis would have assumed 100% of the observational study costs and full responsibility for emricasan’s Phase 3 development and all combination product development. Due to the termination of the Collaboration Agreement, the Company will not receive any future milestone, royalty or profit and loss sharing payments under the Collaboration Agreement.

Pursuant to the terms of termination of the Collaboration Agreement, the Company and Novartis continued to share the costs of the Phase 2b trials equally until December 31, 2019, and Novartis will pay up to $150,000 for its share of the costs of the Phase 2b trials, if any, in 2020. The Company accounted for the termination of the Collaboration Agreement as a contract modification of an existing contract as the remaining services are not distinct and, therefore, form part of a single performance obligation that is partially satisfied as of the contract modification date.

Concurrent with entry into the Collaboration Agreement, the Company entered into the Investment Agreement, whereby the Company was able to borrow up to $15.0 million at a rate of 6% per annum, under one or two notes, with a maturity date of December 31, 2019. On February 15, 2017, the Company issued the Novartis Note in the principal amount of $15.0 million pursuant to the Investment Agreement. The terms of the Novartis Note allowed the Company to convert the principal and accrued interest into the Company’s common stock at a conversion price equal to 120% of the 20-day trailing average closing price per share of the common stock immediately prior to the conversion date. On December 5, 2018, the Company, at its option, converted the entire outstanding principal of $15.0 million and accrued and unpaid interest of the Novartis Note into 288,251 shares of the Company’s common stock at a conversion price of $57.70 per share.

Under the Collaboration Agreement, there were two significant performance obligations: the license and the research and development services, but the license was not distinct from the research and development services as Novartis could not obtain value from the license without the research and development services, which the Company was uniquely able to perform. The Company concluded that progress towards completion of the performance obligations related to the Collaboration Agreement was best measured in an amount proportional to the collaboration expenses incurred and the total estimated collaboration expenses. The transaction price recognized as revenue under the Collaboration Agreement consisted of the upfront payment, option exercise fee, deemed revenue from the premium paid by Novartis under the Investment Agreement and estimated reimbursable research and development costs. Certain expenses directly related to execution of the Collaboration Agreement were capitalized as assets on the balance sheet and were expensed in a manner consistent with the methodology used for recognizing revenue. During the quarter ended June 30, 2019, as a result of the decision to discontinue the development of emricasan, the Company significantly reduced the transaction price and the total estimated reimbursable research and development expenses under the Collaboration Agreement. The net effect of these changes resulted in the recognition of a cumulative catch-up in revenue of $4.6 million, which was recorded as a change in estimate during the three months ended June 30, 2019.

A reconciliation of the opening and closing balances of deferred revenue related to the Collaboration Agreement, which represents the unrecognized balance of the transaction price, is as follows (in thousands):

Deferred Revenue
Balance at December 31, 2017	$26,691
Cumulative effect of adoption of accounting standard	1,299
Additions to deferred revenue	18,486
Revenue recognized	(33,586)

Balance at December 31, 2018	12,890
Additions to deferred revenue	8,826
Revenue recognized	(21,716)

Balance at December 31, 2019	$—

A reconciliation of the opening and closing balances of deferred costs related to execution of the Collaboration Agreement is as follows (in thousands):

Deferred Costs
Balance at December 31, 2017	$—
Cumulative effect of adoption of accounting standard	687
Costs recognized	(377)

Balance at December 31, 2018	310
Costs recognized	(310)

Balance at December 31, 2019	$—

10.	Employee Benefits

Effective December 4, 2006, the Company has a defined contribution 401(k) plan for its employees. Employees are eligible to participate in the plan beginning on the first day of employment. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. Effective January 1, 2007, the Company instituted a safe harbor matching contribution program. Contributions to the matching program totaled $192,000, $239,000 and $217,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

11.	Commitments

Leases

The Company determines if an arrangement is a finance lease, operating lease or short-term lease at inception, or as applicable, and accounts for the arrangement under the relevant accounting literature. Currently, the Company is only party to a non-cancelable office space operating lease and short-term lease arrangements. Under the relevant guidance, the Company recognizes operating lease ROU assets and liabilities based on the present value of the future minimum lease payments over the lease term at the commencement date, using the Company’s assumed incremental borrowing rate of 12%, and amortizes the ROU assets and liabilities over the lease term. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Company’s short-term leases are not subject to recognition of an ROU asset or liability or straight-line lease expense requirements.

In February 2014, the Company entered into a noncancelable operating lease agreement (the Lease) for certain office space with a lease term from July 2014 through December 2019 and a renewal option for an additional five years. In May 2015, the Company entered into a first amendment to the Lease (the First Lease Amendment) for additional office space starting in September 2015 through September 2020. The First Lease Amendment also extended the term of the Lease to September 2020. The monthly base rent under the Lease and the First Lease Amendment increases approximately 3% annually from approximately $33,000 in 2015 to approximately $39,000 in 2020.

In December 2019, the Company agreed to sublet the office space, in two phases, under the Lease through September 30, 2020, the reminder of the lease term. As the amounts to be received under the sublease agreement were less than the Company’s remaining payment obligations under the Lease, an impairment loss of $50,000 was recorded on the ROU asset, representing the excess of the carrying value of the ROU asset over its fair value.

As of December 31, 2019, the Company’s ROU assets and liabilities related to the Lease and the First Lease Amendment are as follows (in thousands):

ROU assets (included in other assets)	$221

Current portion of lease liabilities	$338

Total lease liabilities	$338

The following table reconciles the undiscounted cash flows to the operating lease liabilities recorded in the balance sheet as of December 31, 2019 (in thousands):

Total lease payments	$351
Present value adjustment	(13)

Total lease liabilities	$338

Rent expense was as follows (in thousands):

	Year Ended December 31,
	2019	2018	2017
Operating lease	$378	$378	$378
Short-term leases	68	27	—

Total	$446	$405	$378

Other Commitments

In July 2010, the Company entered into a stock purchase agreement with Pfizer, pursuant to which the Company acquired all of the outstanding stock of Idun Pharmaceuticals, Inc., which was subsequently spun off to the Company’s stockholders in January 2013. Under the stock purchase agreement, the Company may be required to make payments to Pfizer totaling $18.0 million upon the achievement of specified regulatory milestones.

12.	Quarterly Financial Data (unaudited)

The following tables summarize the unaudited quarterly financial data for the last two fiscal years (in thousands, except per share data):

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$7,024	$10,791	$3,376	$526
Total operating expenses	11,974	11,619	6,759	3,371
Total other income	203	172	130	116
Net loss	(4,747)	(656)	(3,253)	(2,729)
Net loss per share, basic and diluted (1)	(1.43)	(0.20)	(0.98)	(0.82)

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$9,737	$8,774	$7,666	$7,409
Total operating expenses	14,794	13,331	12,324	11,414
Total other income	39	60	69	99
Net loss	(5,018)	(4,497)	(4,589)	(3,906)
Net loss per share, basic and diluted (1)	(1.67)	(1.49)	(1.52)	(1.26)

(1)

Net loss per share is computed independently for each quarter and the full year based upon respective shares outstanding; therefore, the sum of the quarterly net loss per share amounts may not equal the annual amounts reported.

13.	Restructuring Costs

In June 2019, the Company announced a restructuring plan that included reducing staff and suspending development of its inflammasome disease candidate, CTS-2090, in order to extend the Company’s resources. As a result, during the three months ended June 30, 2019, the Company recognized one-time employee severance expenses of $1.2 million, which were included in accounts payable and accrued expenses on the balance sheet, and noncash stock compensation expenses related to accelerated vesting of certain employee stock options of $0.3 million, both of which were recorded as operating expenses on the statement of operations and comprehensive loss.

In September 2019, the Company announced a second restructuring plan that included reducing additional staff. As a result, during the three months ended September 30, 2019, the Company recognized one-time employee severance expenses of $0.9 million, which were included in accounts payable and accrued expenses on the balance sheet, and noncash stock compensation expenses related to accelerated vesting of certain employee stock options of $0.3 million, both of which were recorded as operating expenses on the statement of operations and comprehensive loss.

At December 31, 2019, the remaining accrued severance liability totals approximately $0.1 million.

14.	Subsequent Events

On January 28, 2020, Conatus, Merger Sub, and Histogen, entered into a Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Histogen, with Histogen continuing as Conatus’ wholly owned subsidiary and the surviving corporation of the merger.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by Conatus’ and Histogen’s stockholders. Should the Merger Agreement be terminated prior to consummation, the Merger Agreement contains certain termination rights for both Conatus and Histogen, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $500,000, and in some circumstances reimburse the other party’s expenses up to a maximum of $350,000.

HISTOGEN INC.

11,600,000 shares of Common Stock

Pre-Funded Warrants to Purchase up to 2,400,000 Shares

of Common Stock

Common Warrants to Purchase 14,000,000 Shares of Common Stock

Placement Agent Warrants to Purchase up to 700,000 Shares

of Common Stock

PROSPECTUS

H.C. Wainwright & Co.

December 30, 2020